As filed with the Securities and Exchange Commission on May 19, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Northwest Biotherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2834	94-3306718
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
18701 120th Avenue N.E., Suite 101
Bothell, WA 98011
(425) 608-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Alton L. Boynton, Ph.D.
President, Chief Operating and Scientific Officer
18701 120th Avenue N.E., Suite 101
Bothell, WA 98011
(425) 608-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:
Jim D. Johnston, Esq.
Johnston Law Firm
11808 Northup Way
Suite W-190
Bellevue, WA 98005
(425) 890-2367
      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class to be	Amount	Offering	Aggregate	Registration
Registered	to be Registered(1)	Price per Share(2)	Offering Price(2)	Fee

Common stock, par value $0.001 per share	58,969,641	0.385	$22,703,312	$2,429.25

(1)	Includes: (i) 39,949,982 shares of common stock held by the selling stockholders named within; and (ii) 19,019,659 shares of common stock issuable upon exercise of warrants held by certain selling stockholders named within. Pursuant to Rule 416 under the Securities Act of 1933, as amended, such number of common stock registered hereby shall also include an indeterminate number of additional shares of common stock issuable upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions in accordance with Rule 416.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(g) under the Securities Act of 1933, as amended, and based upon the average of the high and low sales prices reported for the common stock on the Over-The-Counter Bulletin Board on May 15, 2006.
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 19, 2006
PROSPECTUS
58,969,641 Shares
Northwest Biotherapeutics, Inc.
Common Stock
        This prospectus relates to the resale, from time to time, of up to 58,969,641 shares of our common stock which are held by certain of our stockholders named within. These shares include 39,949,982 shares of common stock held by certain selling stockholders and 19,019,659 shares of common stock issuable upon exercise of warrants held by certain selling stockholders. All of these shares of common stock are being sold by the selling stockholders named in this prospectus, or their transferees, pledgees, donees or successors-in-interest. The selling stockholders will receive all proceeds from the sale of the shares of our common stock being offered in this prospectus. We will receive, however, the exercise price of the warrants upon exercise for cash by selling stockholders of their warrants.
      The selling stockholders may sell the shares of common stock being offered by them from time to time on the Over-the-Counter Bulletin Board, in market transactions, in negotiated transactions or otherwise, and at prices and at terms that will be determined by the then prevailing market price for the shares of common stock or at negotiated prices directly or through brokers or dealers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” on page 68.
      Our common stock trades on the Over-The-Counter Bulletin Board under the symbol “NWBT.OB.” On May 15, 2006, the closing price of our common stock on the Over-The-Counter Bulletin Board was $0.38.
       Investing in our common stock involves risks. See “Risk Factors” beginning on page 5.
       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is                     , 2006.

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

PROSPECTUS SUMMARY
      This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including our financial statements and notes thereto. You should read “Risk Factors” beginning on page 5 for more information about important risks that you should consider before investing in our common stock.
      As used in this prospectus, unless the context otherwise requires, the terms “Northwest Biotherapeutics,” the “Company,” “we,” “us,” and “our” refer to Northwest Biotherapeutics, Inc.
NORTHWEST BIOTHERAPEUTICS, INC.
General
      Northwest Biotherapeutics, Inc. was incorporated in Delaware in July 1998. We are a development stage biotechnology company focused on discovering, developing, and commercializing immunotherapy products that safely generate and enhance immune system responses to effectively treat cancer. Currently approved cancer treatments are frequently ineffective and can cause undesirable side effects. Our approach in developing cancer therapies utilizes our expertise in the biology of dendritic cells, which are a type of white blood cells that activate the immune system. Our primary activities since incorporation have been focused on advancing a proprietary dendritic cell immunotherapy for prostate and brain cancer together with strategic and financial planning, and raising capital to fund our operations. We completed an initial public offering of our common stock in December 2001.
      We have two basic technology platforms applicable to cancer therapeutics; dendritic cell-based cancer vaccines, which we call DCVax,® and monoclonal antibodies for cancer therapeutics. DCVax® is our registered trademark. Our DCVax® dendritic cell-based cancer vaccine program is our main technology platform.
Recent Developments
      In April 2006, we completed a financing transaction under which certain accredited investors made an investment of approximately $5.5 million in Northwest Biotherapeutics, which we refer to in this prospectus as the PIPE Financing. We issued an aggregate of 39,467,891 shares of our common stock, at a price of $0.14 per share, and warrants to purchase an aggregate of 19,733,945 shares of our common stock at an exercise price of $0.14 per share.
Other information
      Our principal executive offices are located at 18701 120th Avenue N.E., Suite 101, Bothell, WA 98011. Our telephone number is (425) 608-3000. Our website address is www.nwbio.com. The information available on or through our website is not part of this prospectus.

THE OFFERING

Common stock offered by selling stockholders	58,969,641 shares
Common stock to be outstanding after this offering	65,241,287 shares
Use of proceeds	We intend to use the net proceeds that we receive from this offering, if any, for working capital and other general corporate purposes. We will not receive any of the proceeds from the sale of shares by the selling stockholders unless warrants are exercised for cash. See “Use of Proceeds.”
Over-The-Counter Bulletin Board symbol	“NWBT.OB”
      The common stock outstanding after this offering is based on 65,241,287 shares of common stock outstanding as of May 15, 2006 and excludes:

•	an aggregate of 552,830 shares of common stock issuable upon exercise of options outstanding at May 15, 2006, granted under our 1998 Stock Option Plan, the 1999 Executive Stock Option Plan, the 2001 Stock Option Plan, the Employee Stock Purchase Plan and the 2001 Nonemployee Director Stock Incentive Plan, at a weighted average exercise price of $0.62 per share;

•	an aggregate of 4,149,859 additional shares of common stock reserved for future grants under our 1998 Stock Option Plan, the 1999 Executive Stock Option Plan, the 2001 Stock Option Plan, the Employee Stock Purchase Plan and the 2001 Nonemployee Director Stock Incentive Plan;

•	an aggregate of 166,374,881 shares of common stock issuable upon exercise of warrants outstanding at May 15, 2006, including the 19,019,659 shares of common stock issuable upon exercise of warrants held by certain selling stockholders named in this prospectus;

•	an aggregate of 225,174,520 shares of common stock issuable upon conversion of Series A and Series A-1 Preferred Stock outstanding at May 15, 2006; and

•	an aggregate of 24,625,894 shares of common stock issuable upon conversion of convertible promissory notes outstanding at May 15, 2006.

Summary Financials
      The summary financial data set forth below for the years ended December 31, 2003, 2004 and 2005 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary financial data for the three months ended March 31, 2005 and March 31, 2006 and the period from March 18, 1996 (inception) to March 31, 2006 are derived from our condensed financial statements included elsewhere in this prospectus. The summary financial data should be read in conjunction with our audited financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

						Period from
						March 18, 1996
	Year Ended			Three Months Ended		(Inception) to
	December 31,			March 31,		March 31,

	2003	2004	2005	2005	2006	2006

Statement of Operations Data:
Total Revenues	$529	$390	$124	$87	$—	$2,639
Operating Costs and Expenses
Cost of research material sales	79	40	12	2	—	382
Research and development	1,624	3,621	4,469	1,315	427	32,494
General and administrative	4,059	2,845	2,005	464	427	31,121
Depreciation and amortization	207	132	63	24	10	2,276
Loss on facility sublease	174	—	—	—	—	895
Asset impairment loss	904	130	—	—	—	2,066

Total operating costs and expenses	7,047	6,768	6,549	1,805	864	9,234

Loss from operations	(6,518)	(6,378)	(6,425)	(1,718)	(864)	(66,595)
Other Income (expense), net
Warrant valuation	—	(368)	—	—	(2,113)	(2,481)
Gain on sale of intellectual property to Medarex	816	—	—	—	—	3,656
Interest expense	(73)	(1,765)	(3,517)	(809)	(982)	(14,119)
Interest income	23	3	5	1	1	737

Net loss	(5,752)	(8,508)	(9,937)	(2,526)	(3,958)	(78,802)
Accretion of redemption value of mandatorily redeemable membership units and preferred stock	—	—	—	—	—	(1,872)
Series A preferred stock redemption fee	—	—	—	—	—	(1,700)
Beneficial conversion feature of series D convertible preferred stock	—	—	—	—	—	(4,274)

Net loss applicable to common stockholders	$(5,752)	$(8,508)	$(9,937)	$(2,526)	$(3,958)	$(86,648)

Net loss per share applicable to common stockholders — basic and diluted	$(0.30)	$(0.45)	$(0.52)	$(0.13)	$(0.21)

Weighted average shares used in computering basic and diluted net loss per share	18,908	19,028	19,068	19,035	19,230

	December 31,
				March 31,
	2003	2004	2005	2006

Balance Sheet Data:
Cash	$255	$248	$352	$2,941
Working capital (deficit)	$(392)	$(5,353)	$(11,502)	$(18,968)
Total assets	$871	$558	$631	$3,162
Long-term obligations, net of current portion and discounts	$49	$12	$3	$1
Mandatorily redeemable convertible preferred stock	—	—	—	—
Convertible preferred stock	—	—	—	—
Total stockholders’ equity (deficit)	$16	$(5,217)	$(11,418)	$(18,893)

RISK FACTORS
      Our business, operations and financial condition are subject to various risks. You should consider carefully the following risk factors, in addition to the other information set forth in this prospectus, before deciding to participate in the offering. If any of these risks and uncertainties actually occur, our business, financial condition or results of operations could be materially and adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

We will need to raise additional capital, which may not be available.
      As of May 9, 2006 we had cash in the amount of $3.1 million which we believe, based on recurring operating and associated financing costs, will be sufficient to fund our operations for the next twelve months. Approximately $11.2 million of our current liabilities at March 31, 2006 were payable to related parties, net of the related debt discount and $9.4 million relates to a common stock warrant liability which is expected to be reversed upon obtaining stockholder approval to increase our authorized capital. The proposal to consider the increase in authorized capital will be considered at the Annual Meeting of Stockholders scheduled to be held on May 25, 2006. Further, approximately $7.1 million of these current liabilities, net of the related debt discount, were converted into Series A-1 Preferred Stock and $268,000 of these current liabilities were converted into common stock on April 17, 2006. During April 2006, we paid $1.5 million of the remaining current liabilities as of March 31, 2006. For purposes of our assessment of our ability to fund our operations through the next twelve months we have assumed that we would be able to refinance or otherwise defer the payment of the remaining $2.3 million of related party liabilities, net of the related debt discount. These remaining liabilities consist primarily of $254,000 related to notes payable to Toucan Partners, net of the related debt discount and $1.9 million due to Cognate Therapeutics, Inc for contract manufacturing as of March 31, 2006. These parties have not yet agreed to any refinancing or deferral and may not do so. If these related party liabilities are required to be repaid when currently due, we expect that our current cash is only sufficient to fund our operations until August 2006, after which time we may not be able to continue meeting our obligations on an ongoing basis, if at all. For ongoing operating capital we intend to seek additional funds from Toucan Capital Fund II, L.P. (“Toucan Capital”), Toucan Partners, LLC (“Toucan Partners”), an affiliate of Toucan Capital, or other third parties. Neither Toucan Capital, Toucan Partners, or any other third parties is obligated to provide us any additional funds. Any additional financing with Toucan Capital, Toucan Partners or any other third party is likely to be dilutive to stockholders, and any debt financing, if available, may include additional restrictive covenants. We do not believe that our assets would be sufficient to satisfy the claims of all of our creditors in full and to satisfy aggregate liquidation preferences of our preferred stock. Therefore, if we were to pursue a liquidation it is highly unlikely that any proceeds would be received by our common stockholders.

Our auditors have issued a “going concern” audit opinion.
      Our independent auditors have indicated in their report on our December 31, 2005 financial statements included in this prospectus that there is substantial doubt about our ability to continue as a going concern. A “going concern” opinion indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. Therefore, you should not rely on our balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to stockholders, in the event of liquidation.

We have reduced business umbrella, auto, crime and fiduciary, and directors and officers liability insurance coverage.
      Due to rising insurance premiums for most business insurance coverage, our minimal level of operating activity, and reduced liability exposure through the cessation of all clinical trials, we have relatively low levels of all of our insurance coverage. When our finances permit and when our level of operating activities rise, our insurance needs will be reassessed. The amount of our insurance coverage may make it difficult for us to acquire new directors and officers, and will also result in increased exposure to potential liabilities arising from any future litigation, either of which may materially harm our business and results of operations.

We expect to continue to incur substantial losses, and we may never achieve profitability.
      We have incurred net losses every year since our incorporation in July 1998 and, as of March 31, 2006, we had a deficit accumulated during the development stage of approximately $86.6 million. We have had net losses applicable to common stockholders as follows:

•	$5.8 million in 2003;

•	$8.5 million in 2004;

•	$9.9 million in 2005; and

•	$4.0 million for the three months ended March 31, 2006.
      We expect that these losses will continue and anticipate negative cash flows from operations for the foreseeable future. Because of our current cash position, we will need to secure additional funding to continue operations. In addition, we will need to generate revenue sufficient to cover operating expenses and research and development costs to achieve profitability. We may never achieve or sustain profitability.

As a company in the early stage of development with an unproven business strategy, our limited history of operations makes an evaluation of our business and prospects difficult.
      We have had a limited operating history and are at an early stage of development. We may not be able to achieve revenue growth in the future. We have generated the following limited revenues:

•	$529,000 in 2003;

•	$390,000 in 2004;

•	$124,000 in 2005; and

•	$0 for the three months ended March 31, 2006.
      We have derived most of these limited revenues from:

•	the sale of research products to a single customer;

•	contract research and development from related parties; and

•	research grants.
      In the future, we anticipate that revenues, if any, will be derived through grants, partnering agreements, and, ultimately, the commercialization of our product candidates.

We may not be able to retain existing personnel.
      Since September 2002, we reduced our research and administrative staff approximately 94%, from 67 employees to a remaining staff of three full-time employees, as of May 15, 2006. The uncertainty of our cash position, workforce reductions, and the volatility in our stock price may create anxiety and uncertainty, which may adversely affect employee morale and cause us to lose employees whom we would prefer to retain. To the extent that we are unable to retain our existing personnel, our business and financial results may suffer.

We have no manufacturing capabilities, which could adversely impact our ability to commercialize our product candidates.
      We have no manufacturing facilities or expertise to produce our product candidates. We have never manufactured, on a commercial scale, any of our research products. Even if one or more of our product candidates is approved for marketing, we may not be able to enter into agreements with contract manufactures for the manufacture of any of our product candidates at a reasonable cost or in sufficient quantities to be profitable.

Because we lack sales and marketing experience, we may experience significant difficulties commercializing our research product candidates.
      The commercial success of any of our product candidates will depend upon the strength of our sales and marketing efforts. We do not have a sales force and have no experience in the sales, marketing or distribution of products. To fully commercialize our product candidates, we will need to create a substantial marketing staff and sales force with technical expertise and the ability to distribute these products. As an alternative, we could seek assistance from a third party with a large distribution system and a large direct sales force. We may be unable to put either of these plans in place. In addition, if we arrange for others to market and sell our products, our revenues will depend upon the efforts of those parties. Such arrangements may not succeed. Even if one or more of our product candidates is approved for marketing, if we fail to establish adequate sales, marketing and distribution capabilities, independently or with others, our business will be seriously harmed.

Our success partially depends on existing and future collaborators.
      The success of our business strategy may partially depend upon our ability to develop and maintain multiple collaborations and to manage them effectively. The success of our restructured operations will depend on our ability to attract collaborators to our research initiatives and to a lesser extent our ability to attract customers to our research products. Due to concerns regarding our ability to continue operations, these third parties may decide not to conduct business with us, or may conduct business with us on terms that are less favorable than those customarily extended by them. If either of these events occurs, our business could suffer significantly.
      Our success also depends partially upon the performance of our collaborators. We cannot directly control the amount and timing of resources that our existing or future collaborators devote to the research, development or marketing of our product candidates. As a result, those collaborators:

•	may not commit sufficient resources to our programs or product candidates;

•	may not conduct their agreed activities on time, or at all, resulting in delay or termination of the development of our product candidates and technology;

•	may not perform their obligations as expected;

•	may pursue product candidates or alternative technologies in preference to ours; or

•	may dispute the ownership of products or technology developed under our collaborations.
      We may have disputes with our collaborators, which could be costly and time consuming. Our failure to successfully defend our rights could seriously harm our business, financial condition and operating results. We intend to continue to enter into collaborations in the future. However, we may be unable to successfully negotiate any additional collaborations and any of these relationships, if established, may not be scientifically or commercially successful.
      We also work with scientists and medical professionals at academic and other institutions, including the University of California, Los Angeles, M.D. Anderson Cancer Center and the H. Lee Moffitt Cancer Center some of whom have conducted research for us or assist us in developing our research and development strategy. These scientists and medical professionals are not our employees. They may have commitments to, or contracts with, other businesses or institutions that limit the amount of time they have available to work with us. We have little control over these individuals. We can only expect them to devote to our projects the amount of time required by our license, consulting and sponsored research agreements. In addition, these individuals may have arrangements with other companies to assist in developing technologies that may compete with ours. If these individuals do not devote sufficient time and resources to our programs, our business could be seriously harmed.

Competition in our industry is intense and most of our competitors have substantially greater resources than we have.
      The biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. Several companies, such as Cell Genesys, Inc., Dendreon Corporation, Immuno-Designed Molecules, Inc., Micromet, Inc. and Antigenics, are actively involved in the research and development of cell-based cancer therapeutics. Of these companies, we believe that only Dendreon and Cell Genesys are carrying-out Phase III clinical trials with a cell-based therapy. No dendritic cell-based therapeutic product is currently approved for commercial sale. Additionally, several companies, such as Medarex, Inc., Amgen, Inc., Agensys, Inc., and Genentech, Inc., are actively involved in the research and development of monoclonal antibody-based cancer therapies. Currently, at least seven antibody-based products are approved for commercial sale for cancer therapy. Genentech is also engaged in several Phase III clinical trials for additional antibody-based therapeutics for a variety of cancers, and several other companies are in early stage clinical trials for such products. Many other third parties compete with us in developing alternative therapies to treat cancer, including:

•	biopharmaceutical companies;

•	biotechnology companies;

•	pharmaceutical companies;

•	academic institutions; and

•	other research organizations.
      Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing than we do. In addition, many of these competitors have become active in seeking patent protection and licensing arrangements in anticipation of collecting royalties for use of technology they have developed. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, as well as in acquiring technologies complementary to our programs.
      We expect that our ability to compete effectively will be dependent upon our ability to:

•	obtain additional funding;

•	successfully complete clinical trials and obtain all requisite regulatory approvals;

•	maintain a proprietary position in our technologies and products;

•	attract and retain key personnel; and

•	maintain existing or enter into new collaborations.
      Our competitors may develop more effective or affordable products, or achieve earlier patent protection or product marketing and sales than we may. As a result, any products we develop may be rendered obsolete and noncompetitive.

Our intellectual property rights may not provide meaningful commercial protection for our research products or product candidates, which could enable third parties to use our technology, or very similar technology, and could reduce our ability to compete in the market.
      We rely on patent, copyright, trade secret and trademark laws to limit the ability of others to compete with us using the same or similar technology in the United States and other countries. However, as described below, these laws afford only limited protection and may not adequately protect our rights to the extent necessary to sustain any competitive advantage we may have. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems in protecting our proprietary rights in these countries.
      We have fourteen issued and licensed patents (seven in the United States and seven in foreign jurisdictions) and 118 patent applications pending (16 in the United States and 102 in foreign jurisdictions) which cover the use of dendritic cells in DCVax® as well as targets for either our dendritic cell or fully human monoclonal antibody therapy candidates. The issued patents expire at dates from 2015 to 2018.
      We will only be able to protect our technologies from unauthorized use by third parties to the extent that they are covered by valid and enforceable patents or are effectively maintained as trade secrets. The patent positions of companies developing novel cancer treatments, including our patent position, generally are uncertain and involve complex legal and factual questions, particularly concerning the scope and enforceability of claims of such patents against alleged infringement. Recent judicial decisions are prompting a reinterpretation of the limited case law that exists in this area, and historical legal standards surrounding questions of infringement and validity may not apply in future cases. A reinterpretation of existing law in this area may limit or potentially eliminate our patent position and, therefore, our ability to prevent others from using our technologies. The biotechnology patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may therefore diminish the value of our intellectual property.
      We own, or have rights under licenses to a variety of issued patents and pending patent applications. However, the patents on which we rely may be challenged and invalidated, and our patent applications may not result in issued patents. Moreover, our patents and patent applications may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. We also face the risk that others may independently develop similar or alternative technologies or design around our patented technologies.
      We have taken security measures to protect our proprietary information, especially proprietary information that is not covered by patents or patent applications. These measures, however, may not provide adequate protection of our trade secrets or other proprietary information. We seek to protect our proprietary information by entering into confidentiality agreements with employees, partners and consultants. Nevertheless, employees, collaborators or consultants may still disclose our proprietary information, and we may not be able to protect our trade secrets in a meaningful way. If we lose any employees, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees despite the existence of nondisclosure and confidentiality agreements and other contractual restrictions to protect our proprietary technology. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our trade secrets.

Our success will depend partly on our ability to operate without infringing or misappropriating the proprietary rights of others.
      Our success will depend to a substantial degree upon our ability to develop, manufacture, market and sell our research products and product candidates without infringing the proprietary rights of third parties and without breaching any licenses we have entered into regarding our product candidates.

      There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and can divert management’s attention from our core business. We may be exposed to future litigation by third parties based on claims that our products infringe their intellectual property rights. This risk is exacerbated by the fact that there are numerous issued and pending patents in the biotechnology industry and the fact that the validity and breadth of biotechnology patents involve complex legal and factual questions for which important legal principles remain unresolved.
      Our competitors may assert that our products and the methods we employ are covered by U.S. or foreign patents held by them. In addition, because patents can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that our products may infringe. There could also be existing patents of which we are not aware that one or more of our products may inadvertently infringe.
      If we lose a patent infringement lawsuit, we could be prevented from selling our research products or product candidates unless we can obtain a license to use technology or ideas covered by such patent or are able to redesign our products to avoid infringement. A license may not be available at all or on terms acceptable to us, or we may not be able to redesign our products to avoid any infringement. If we are not successful in obtaining a license or redesigning our products, we may be unable to sell our products and our business could suffer.

Toucan Capital and Toucan Partners beneficially own the vast majority of our stock and, as a result, the trading price for our shares may be depressed and these stockholders can take actions that may be adverse to your interests.
      As of May 15, 2006, Toucan Capital and Toucan Partners collectively beneficially owned an aggregate of approximately 394.8 million shares of our common stock issuable pursuant to conversion of Series A Preferred Stock, Series A-1 Preferred Stock, convertible notes, and warrants, representing beneficial ownership of approximately 86% of our outstanding common stock, on an as-converted to common stock basis. The notes held by Toucan Partners are currently convertible into common stock or Series A Preferred Stock at its election, at the price of $0.04, or Series A-1 Preferred Stock at the price of $1.60 per share. The Series A Preferred Stock and Series A-1 Preferred Stock is similarly convertible into common stock (at the rate of 1-for-1 in the case of Series A Preferred Stock and at the rate of 1-for-40 in the case of Series A-1 Preferred Stock). Finally, the warrants held by Toucan Capital and Toucan Partners are exercisable at exercise prices ranging from $0.01 to $0.04 per share. This significant concentration of ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. Toucan Capital and Toucan Partners have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they can dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you.
      In addition, Toucan Capital and Toucan Partners each has a right of first refusal to participate in our future issuances of debt or equity securities Also, under the terms of our recapitalization agreement, we are required to consult with Toucan Capital on how we conduct many aspects of our business. As a result, Toucan Capital has significant influence in regard to how we conduct our business, and with its stock ownership, could influence any matters requiring stockholder approval. This influence may cause us to conduct our business differently from the way we have in the past. The concentration of ownership may also delay, deter or prevent acts that would result in a change in control, which, in turn, could reduce the market price of our common stock.

There may not be an active, liquid trading market for our common stock.
      On December 14, 2001, our common stock was listed on the NASDAQ National Market. Prior to that time there was no public market for our common stock. On December 23, 2002, our common stock was delisted from the NASDAQ National Market and our common stock is currently listed on the Over-The-Counter Bulletin Board, or OTCBB, which is generally recognized as being a less active market than the NASDAQ National Market. You may not be able to sell your shares at the time or at the price desired. There may be significant consequences associated with our stock trading on the OTCBB rather than a national exchange. The effects of not being able to list our securities on a national exchange include:

•	limited release of the market price of our securities;

•	limited news coverage;

•	limited interest by investors in our securities;

•	volatility of our stock price due to low trading volume;

•	increased difficulty in selling our securities in certain states due to “blue sky” restrictions; and

•	limited ability to issue additional securities or to secure additional financing.

Our common stock may experience extreme price and volume fluctuations, which could lead to costly litigation for us and make an investment in us less appealing.
      The market price of our common stock may fluctuate substantially due to a variety of factors, including:

•	announcements of technological innovations or new products by us or our competitors;

•	development and introduction of new cancer therapies;

•	media reports and publications about cancer therapies;

•	announcements concerning our competitors or the biotechnology industry in general;

•	new regulatory pronouncements and changes in regulatory guidelines;

•	general and industry-specific economic conditions;

•	changes in financial estimates or recommendations by securities analysts; and

•	changes in accounting principles.
      The market prices of the securities of biotechnology companies, particularly companies like ours without earnings and consistent product revenues, have been highly volatile and are likely to remain highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Moreover, market prices for stocks of biotechnology-related and technology companies occasionally trade at levels that bear no relationship to the operating performance of such companies. These market prices generally are not sustainable and are subject to wide variations. Whether or not meritorious, litigation brought against us following fluctuations in the trading prices of our securities could result in substantial costs, divert management’s attention and resources and harm our financial condition and results of operations.

Our incorporation documents, and bylaws and stockholder rights plan may delay or prevent a change in our management.
      Our Sixth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Second Amended and Restated Bylaws, as amended (the “Bylaws”) and stockholder rights plan contain provisions that could delay or prevent a change in our management team. Some of these provisions:

•	authorize the issuance of preferred stock that can be created and issued by the board of directors without prior stockholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of common stock;

•	authorize our board of directors to issue dilutive shares of common stock upon certain events; and

•	provide for a classified board of directors.
      These provisions could allow our board of directors to affect your rights as a stockholder since our board of directors can make it more difficult for common stockholders to replace members of the board. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace our current management team. In addition, we are party to an investor rights agreement which includes protective provisions affording certain assurances to investors which could have the potential to discourage a change in control.

The resale, or the availability for resale, of the shares issued in the PIPE Financing could have a material adverse impact on the market price of our common stock.
      In March 2006, we entered into the PIPE Financing, consisting of a private placement of an aggregate of approximately 39.5 million shares and accompanying warrants to purchase an aggregate of approximately 19.7 million shares. In connection with the PIPE Financing, we agreed to register the resale of the shares of common stock sold in the PIPE Financing and the shares underlying the warrants issued in the PIPE Financing and this prospectus constitutes a part of that registration statement. Under the terms of the purchase agreement relating to the PIPE Financing, we are obligated to file the registration statement by May 19, 2006 and have the registration statement declared effective by July 3, 2006 (subject to potential extension to August 2, 2006 if the Securities and Exchange Commission (the “SEC”) reviews the registration statement). The resale of a substantial number of the shares covered by this prospectus, or even the availability of these shares for resale, could have a material adverse impact on our stock price.

Because our common stock is subject to “penny stock” rules, the market for the common stock may be limited.
      Because our common stock is subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected. Under the “penny stock” rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), broker-dealers who recommend such securities to persons other than institutional accredited investors:

•	must make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.
      As a result of these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and stockholders may find it more difficult to sell our securities.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
      This prospectus, particularly the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that might cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” the negative of these terms or other comparable terminology.
      You are encouraged to carefully review the various disclosures made by us in this prospectus and in our previous SEC filings, and those factors described under “Risk Factors,” beginning on page 5.

USE OF PROCEEDS
      The proceeds from the sale of the common stock offered in this prospectus are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares by the selling stockholders. However, we will receive the exercise price of any common stock we sell to the selling stockholders upon exercise for cash by them of their warrants. The warrants have a provision allowing the selling stockholders to exercise them on a net (or cashless) basis. If warrants to purchase all of the underlying 19,019,659 shares of common stock are exercised for cash, we would receive approximately $2,662,752 in total proceeds, before expenses, subject to any adjustment due to the anti-dilution provisions of the warrants. The selling stockholders are not obligated to exercise the warrants for cash or at all, and if none are exercised for cash we will not receive any proceeds. In the event that any or all of the warrants are exercised for cash, the proceeds will be used for general corporate purposes.
MARKET FOR COMMON STOCK
      Our common stock is quoted on the OTCBB under the symbol “NWBT.OB” Public trading of our common stock commenced on December 14, 2001 on the NASDAQ National Market. Prior to that time, there was no public market for our stock. On December 23, 2002, our common stock was delisted from NASDAQ and subsequently commenced trading on the OTCBB. The following table summarizes our common stock’s high and low sales prices for the periods indicated as reported by the OTCBB. Quotations on the OTCBB reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High	Low

Year Ending December 31, 2004
First Quarter	$0.28	$0.12
Second Quarter	$0.15	$0.02
Third Quarter	$0.09	$0.02
Fourth Quarter	$0.06	$0.03
Year Ending December 31, 2005
First Quarter	$0.70	$0.03
Second Quarter	$0.26	$0.16
Third Quarter	$0.22	$0.13
Fourth Quarter	$0.17	$0.09
Year Ending December 31, 2006
First Quarter	$0.69	$0.09
Second Quarter (through May 15, 2006)	$0.55	$0.37
      The closing price of the common stock on May 15, 2006, as quoted on the OTCBB, was $0.38 per share.
      As of May 15, 2006, there were approximately 265 holders of record of our common stock. Such holders include any broker or clearing agencies as holders of record but exclude the individual stockholders whose shares are held by brokers or clearing agencies.
Dividend Policy
      We have never declared or paid cash dividends on our capital stock. We currently intend to retain future earnings, if any, to fund the development and growth of our business and do not currently anticipate paying any cash dividends in the foreseeable future. The payment of future dividends, if any, will be determined by our board of directors.

SELECTED FINANCIAL DATA
      The following table shows selected financial data for each of the years ending December 31, 2001 to December 31, 2005, for the three months ended March 31, 2005 and March 31, 2006, and for the period from our inception through March 31, 2006 and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and notes thereto and other financial information included elsewhere herein.

						Three Months		Period from
	Years Ended December 31,					Ended March 31,		March 18, 1996
								(Inception) to
	2001	2002	2003	2004	2005	2005	2006	March 31, 2006

	(In thousands, except per share data)
Statement of Operations Data:
Total Revenues	$129	$9	$529	$390	$124	$87	$—	$2,639
Operating Costs and Expenses
Cost of research material sales	67	7	79	40	12	2	—	382
Research and development	4,907	5,956	1,624	3,621	4,469	1,315	427	32,494
General and administrative	4,759	7,463	4,059	2,845	2,005	464	427	31,121
Depreciation and amortization	467	593	207	132	63	24	10	2,276
Loss on facility sublease	—	721	174	—	—	—	—	895
Asset impairment loss	—	1,032	904	130	—	—	—	2,066

Total operating costs and expenses	10,200	15,772	7,047	6,768	6,549	1,805	864	9,234

Loss from operations	(10,071)	(15,763)	(6,518)	(6,378)	(6,425)	(1,718)	(864)	(66,595)
Other Income (expense), net
Warrant valuation	—	—	—	(368)	—	—	(2,113)	(2,481)
Gain on sale of intellectual property to Medarex	—	2,840	816	—	—	—	—	3,656
Interest expense	(1,062)	(38)	(73)	(1,765)	(3,517)	(809)	(982)	(14,119)
Interest income	193	157	23	3	5	1	1	737

Net loss	(10,940)	(12,804)	(5,752)	(8,508)	(9,937)	(2,526)	(3,958)	(78,802)
Accretion of redemption value of mandatorily redeemable membership units and preferred stock	(379)	—	—	—	—	—	—	(1,872)
Series A preferred stock redemption fee	(1,700)	—	—	—	—	—	—	(1,700)
Beneficial conversion feature of series D convertible preferred stock	(4,274)	—	—	—	—	—	—	(4,274)

Net loss applicable to common stockholders	$(17,293)	$(12,804)	$(5,752)	$(8,508)	$(9,937)	$(2,526)	$(3,958)	$(86,648)

Net loss per share applicable to common Stockholders — basic and diluted	$(6.57)	$(0.76)	$(0.30)	$(0.45)	$(0.52)	$(0.13)	$(0.21)

Weighted average shares used in computering basic and diluted net loss per share	2,631	16,911	18,908	19,028	19,068	19,035	19,230

	December 31,
						March 31,
	2001	2002	2003	2004	2005	2006

			(In thousands)
Balance Sheet Data:
Cash	$14,966	$2,539	$255	$248	$352	$2,941
Working capital (deficit)	13,501	3,466	(392)	(5,353)	(11,502)	(18,968)
Total assets	19,476	7,572	871	558	631	3,162
Long-term obligations, net of current portion and discounts	123	378	49	12	3	1
Mandatorily redeemable convertible preferred stock	—	—	—	—	—	—
Convertible preferred stock	—	—	—	—	—	—
Total stockholders’ equity (deficit)	16,935	4,876	16	(5,217)	(11,418)	(18,893)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the related notes included elsewhere in this prospectus. The discussions in this section contain forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those discussed below. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of these risks and uncertainties.
Overview
      We are a development stage biotechnology company focused on discovering, developing, and commercializing immunotherapy products that safely generate and enhance immune system responses to effectively treat cancer. Our primary activities since incorporation have been focused on advancing a proprietary dendritic cell immunotherapy for prostate and brain cancer together with strategic and financial planning, and raising capital to fund our operations. We completed an initial public offering of our common stock in December 2001.
      Since 2002, we have only been able to obtain enough capital resources to pursue our strategic plans at a very minimal level. We presently have approval from the U.S. Food and Drug Administration, or FDA, to conduct a Phase III trial for DCVax-Prostate, our product candidate for a possible prostate cancer treatment and a Phase II clinical trial for trial to evaluate our DCVax-Brain product candidate as a possible treatment for Glioblastoma Multiforme. However, we do not presently have adequate resources to conduct either of those trials.
      As of May 9, 2006 we had cash in the amount of $3.1 million which we believe, based on recurring operating and associated financing costs, will be sufficient to fund our operations for the next twelve months. Approximately $11.2 million of our current liabilities at March 31, 2006 were payable to related parties, net of the related debt discount and $9.4 million relates to a common stock warrant liability which is expected to be reversed upon obtaining stockholder approval to increase our authorized capital. The proposal to consider the increase in authorized capital will be considered at the Annual Meeting of Stockholders scheduled to be held on May 25, 2006. Further, approximately $7.1 million of these current liabilities, net of the related debt discount, were converted into Series A-1 preferred stock and $268,000 of these current liabilities were converted into common stock on April 17, 2006. During April 2006, we paid $1.5 million of our remaining current liabilities as of March 31, 2006. For purposes of our assessment of our ability to fund our operations through the next twelve months we have assumed that we would be able to refinance or otherwise defer the payment of the remaining $2.3 million of related party liabilities, net of the related debt discount. These liabilities consist primarily of $254,000 related to notes payable to Toucan Partners, net of the related debt discount and $1.9 million due to Cognate Therapeutics, Inc for contract manufacturing as of March 31, 2006. These parties have not yet agreed to any refinancing or deferral and may not do so. If these related party liabilities are required to be repaid when currently due, we expect that our current cash is only sufficient to fund our operations until August 2006, after which time we may not be able to continue meeting our obligations on an ongoing basis, if at all. We will have to seek additional funds from Toucan Capital, Toucan Partners or, another third party, who are not obligated to provide us with any financing. Any additional equity financing with Toucan Capital, Toucan Partners or any other third party is likely to be dilutive to stockholders and debt financing, if available, may include additional restrictive covenants.
Going Concern
      Our financial statements for the year ended December 31, 2005 and three months ended March 31, 2006 were prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. Nevertheless, we have experienced recurring losses from operations since inception, have a working capital deficit of $18.9 million, and have a deficit accumulated during the development stage of $86.6 million, as of March 31, 2006, that raises substantial doubt about our ability to continue as a going concern and our auditors have issued an opinion on the December 31, 2005 financial statements which states that there is substantial doubt about our ability to continue as a going concern.
Recapitalization
      Since the beginning of 2002, we recognized that we did not have sufficient working capital to fund our operations beyond 12 months and needed to raise additional capital from third parties in order to continue our clinical and research programs. In April 2002, we retained an investment bank to assist us in raising capital. Due to the economic climate in 2002 and declining stock prices of biotechnology companies in general, as well as our own stock price, we were unable to raise additional capital. In July 2002, we retained an additional investment banking firm to assist us in exploring various strategic options including raising additional capital, licensing our technology to a third party, or merging with another company. We contacted over 50 biotechnology companies and over 20 large pharmaceutical companies in an attempt to explore these options without success.
      From September 2002 through approximately September 2004, we reduced our staff from 67 to 8 employees, withdrew our investigational new drug application, or IND, for our Phase III clinical trial for hormone refractory prostate cancer and our IND for our Phase I trial for non-small cell lung cancer from the U.S. Food and Drug Administration, or FDA, and inactivated our Phase II clinical trial for brain cancer, which remained open with the FDA. In addition, we moved our corporate headquarters several times, each time to smaller facilities in order to reduce our monthly rent expense. During this time, we attempted to obtain capital from various sources, but were not successful. On November 13, 2003, we borrowed $335,000 from members of our management pursuant to a series of convertible promissory notes (and associated warrants to purchase an aggregate of approximately 3.7 million shares of our common stock).
      Beginning in 2004, we undertook a significant recapitalization whereby we have raised an aggregate of approximately $14.5 million in gross proceeds from issuances of debt and equity through a series of private placements. These financings included:

•	the issuance of a series of convertible promissory notes to Toucan Capital in aggregate principal amount of approximately $6.75 million (and associated warrants to purchase an aggregate of 122.5 million shares of capital stock at exercise prices ranging from 0.01 to $0.04 per share) from February 2004 through September 2005. These notes accrued interest at 10% per annum from the respective issuance dates of the notes;

•	the issuance of a convertible promissory note to Toucan Partners, in principal amount of $400,000 (and an associated warrant to purchase an aggregate of 4 million shares of capital stock at an exercise price of $0.04 per share) in November 2005. This note accrues interest at 10% per annum from the issuance date of the note;

•	the issuance of a series of non-convertible promissory notes to Toucan Partners, in the aggregate principal amount of $550,000. These notes accrue interest at 10% per annum from the respective issuance dates of the notes;

•	the sale of Series A Preferred Stock to Toucan Capital for aggregate gross proceeds of approximately $1.3 million (and an associated warrant to purchase an aggregate of 13 million shares of Series A Preferred Stock at an exercise price of $0.04 per share) in January 2005; and

•	the sale of approximately 39.5 million shares of common stock (and accompanying warrants to purchase an aggregate of approximately 19.7 shares of common stock at an exercise price of $0.14 per share) to certain accredited investors in the PIPE Financing for aggregate gross proceeds of approximately $5.5 million in April 2006.

      Subsequently, the Toucan Partners’ non-convertible notes were amended and restated in order to make them convertible on the same terms and conditions as the convertible notes previously issued to Toucan Capital and Toucan Partners, and warrants were issued to Toucan Partners in respect of the amended notes on the same terms and conditions as warrants were issued to Toucan Capital and Toucan Partners. In April 2006, Toucan Capital elected to convert all of its promissory notes, including all accrued interest thereon, into a newly designated series of preferred stock, Series A-1 Preferred Stock, in accordance with the terms of the notes at a conversion price of $1.60 per share. The Series A-1 Preferred Stock is substantially identical to Series A Preferred Stock with the exception of the issuance price per share and liquidation preference per share (which are $1.60 per share, rather than $0.04 per share in the case of Series A) and the ratio at which the shares are convertible into common stock (which is 1-for-40, or one share of A-1 Preferred Stock for forty shares of common stock, rather than 1-for-1 in the case of Series A).
      Simultaneously with Toucan Capital’s loan conversion, Alton Boynton, our President and Marnix Bosch, our Vice President of Vaccine Research, and Development, each elected to convert the principal and accrued interest on their respective loans into 2,195,771 and 491,948 shares of our common stock, and in conjunction with the PIPE Financing, exercised their warrants for the issuance of 1,895,479 and 424,669 shares of our common stock, respectively.
      As a result of the financings described above, Toucan Capital holds:

•	an aggregate of 32.5 million shares of Series A Preferred Stock (convertible into an aggregate of 32.5 million shares of common stock as of May 15, 2006);

•	an aggregate of approximately 4.82 million shares of Series A-1 Preferred Stock (convertible into an aggregate of approximately 192.7 million shares of common stock as of May 15, 2006);

•	warrants to purchase an aggregate of 66 million shares of capital stock at an exercise price of $0.01 per share;

•	warrants to purchase an aggregate of 56.5 million shares of capital stock at an exercise price of $0.04 per share; and

•	warrants to purchase an aggregate of 13 million shares of Series A Preferred Stock at an exercise price of $0.04 per share.
      As a result of the financings described above, Toucan Partners holds:

•	convertible promissory notes in aggregate principal amount of $950,000, with accrued interest thereon of approximately $35,000 as of May 15, 2006 (with such notes convertible as of May 15, 2006 into an aggregate of approximately 24.6 million shares of capital stock at a conversion price of $0.04 per share); and

•	warrants to purchase an aggregate of 9.5 million shares of capital stock at an exercise price of $0.04 per share.
      The warrants held by Toucan Capital and Toucan Partners described above are fully vested and exercisable and generally have an exercise period of seven years from their respective dates of issuance.
      As a result of the PIPE Financing, after giving effect to the subsequent exercise by one of the investors in the PIPE Financing of its warrant, the investors in the PIPE Financing hold:

•	an aggregate of approximately 39.9 million shares of common stock; and

•	warrants to purchase an aggregate of approximately 19.0 million shares of common stock at an exercise price of $0.14 per share.
      The investments made by Toucan Capital and Toucan Partners were made pursuant to the terms and conditions of the recapitalization agreement, which contemplated our possible recapitalization. As amended, the recapitalization agreement contemplates a bridge financing period and an equity financing period, with such equity financing period extending through December 31, 2006, or such later date as is mutually agreed by Toucan Capital and us. The recapitalization agreement includes a term sheet that outlines the terms of a potential equity financing, at Toucan Capital’s election, of up to $40 million through the issuance of new securities to Toucan Capital, Toucan Partners and a syndicate of other investors to be determined. However, neither Toucan Capital, Toucan Partners, nor any entity affiliated with either of them are obligated to invest any additional funds in us.
Series A Cumulative Convertible Preferred Stock and Series A-1 Cumulative Convertible Preferred Stock
      As described above, on January 26, 2005, we entered into a securities purchase agreement with Toucan Capital, pursuant to which it purchased 32.5 million shares of our Series A Preferred Stock at a purchase price of $0.04 per share, for an aggregate purchase price of $1.3 million. The Series A Preferred Stock:

(i) is entitled to cumulative dividends at the rate of 10% per year;

(ii) is entitled to a liquidation preference in the amount of its initial purchase price plus all accrued and unpaid dividends (to the extent of legally available funds);

(iii) has a preference over the common stock, and is on a pari passu basis with the Series A-1 Preferred Stock, with respect to dividends and distributions;

(iv) is entitled to participate on an as-converted basis with the common stock on any distributions after the payment of any preferential amounts to the Series A Preferred Stock and the Series A-1 Preferred Stock;

(v) votes on an as converted basis with the common stock and the Series A-1 Preferred Stock on matters submitted to the common stockholders for approval and as a separate class on certain other material matters; and

(vi) is convertible into common stock on a one-for-one basis (subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, recapitalizations, etc.).
      The number of shares of common stock issuable upon conversion of each share of Series A Preferred Stock is also subject to increase in the event of certain dilutive issuances in which we sell or are deemed to have sold shares below the then applicable conversion price (currently $0.04 per share). The consent of the holders of a majority of the Series A Preferred Stock is required in the event that we elect to undertake certain significant business actions.
      As described above, in April 2006, Toucan Capital converted the aggregate principal amount, and all accrued interest thereon into an aggregate of 4.82 million shares of our newly designated Series A-1 Preferred Stock. The Series A-1 Preferred Stock is substantially identical to the Series A Stock described above, although its original issuance price and liquidation preference are $1.60 per share, and its conversion rate is initially 40 shares of common stock per share of Series A-1 Preferred Stock.
Toucan Capital Series A Warrant
      On January 26, 2005, we issued Toucan Capital a warrant, with a contractual life of 7 years, to purchase up to 13.0 million shares of Series A preferred stock with an exercise price of $0.04 per share. The number of shares issuable pursuant to the exercise of the warrant and the exercise price thereof is subject to adjustment in the event of stock splits, reverse stock splits, stock dividends and the like.

Toucan Partners Notes
      We have borrowed an aggregate of $950,000 from Toucan Partners from November 14, 2005 to March 9, 2006, comprised of the following loan transactions:

Date	Loan Principal	Due Date	Interest Rate

	(In thousands)
11/14/05	$400	11/14/06	10%
12/30/05	250	12/30/06	10%
03/09/06	300	03/09/07	10%

Total	$950

      Interest accrues on these notes at the rate of 10% per annum, based on a 365-day basis compounded annually from the respective original issuance dates of the notes. These notes are secured by a first priority security interest in all of our assets. The principal amount of, and accrued interest on, these notes, as amended, is convertible at Toucan Partners’ election into common stock or Series A Preferred Stock at a rate of $0.04 per share, or Series A-1 Preferred Stock at a rate of $1.60 per share.
Bridge Warrants

Toucan Capital
      In connection with the loans made by Toucan Capital, Toucan Capital holds a series of warrants to purchase capital stock as follows:

Issuance Date	Warrant Shares(1)

	(In thousands)
04/26/04	36,000	(2)
06/11/04	30,000	(2)
07/30/04	20,000	(3)
10/22/04	5,000	(3)
11/10/04	5,000	(3)
12/27/04	2,500	(3)
04/12/05	4,500	(3)
05/13/05	4,500	(3)
06/16/05	5,000	(3)
07/26/05	5,000	(3)
09/07/05	5,000	(3)

Total	122,500

(1)	These warrants have a seven year exercise period from their respective issuance dates. The foregoing warrants are exercisable for shares of convertible preferred stock if other investors have purchased in cash a minimum of $15 million of such convertible preferred stock, on the terms and conditions set forth in the recapitalization agreement. However, if, other investors have not purchased in cash a minimum of $15 million of such convertible preferred stock, on the terms and conditions set forth in the Recapitalization Agreement, these warrants shall be exercisable for any equity security and/or debt security and/or any combination thereof. As a result, these warrants are currently exercisable at the holder’s election, for shares of common stock or Series A Preferred Stock, or Series A-1 Preferred Stock.

(2)	Per share exercise price is $0.01 for common stock or Series A Preferred Stock or $0.40 per share for Series A-1 Preferred Stock.

(3)	Per share exercise price is $0.04 for common stock or Series A Preferred Stock or $1.60 per share for Series A-1 Preferred Stock.

Toucan Partners
      Toucan Partners holds a series of warrants to purchase capital stock as follows:

Issuance Date	Shares

(In thousands)(1)
11/14/05	4,000
04/17/06	5,500

Total	9,500

(1)	These warrants have a seven year exercise period from their respective issuance dates. The foregoing warrants are exercisable for shares of convertible preferred stock if other investors have purchased in cash a minimum of $15 million of such convertible preferred stock, on the terms and conditions set forth in our recapitalization agreement. However, if, other investors have not purchased in cash a minimum of $15 million of such convertible preferred stock, on the terms and conditions set forth in the recapitalization agreement, these warrants shall be exercisable for any equity security and/or debt security and/or any combination thereof. As a result, these warrants are currently exercisable at the holder’s election, for shares of common stock or Series A Preferred Stock, or Series A-1 Preferred Stock. Per share exercise price is $0.04 for common stock or Series A Preferred Stock or $1.60 per share for Series A-1 Preferred Stock.
Results of Operations
      Operating costs and expenses consist primarily of research and development expenses, including clinical trial expenses when we are actively participating in clinical trials, and general and administrative expenses.
      Research and development expenses include salary and benefit expenses and costs of laboratory supplies used in our internal research and development projects.
      From our inception through March 31, 2006, we incurred costs of approximately $32.5 million associated with our research and development activities. Because our technologies are unproven, we are unable to estimate with any certainty the costs we will incur in the continued development of our product candidates for commercialization.
      General and administrative expenses include salary and benefit expenses related to administrative personnel, cost of facilities, insurance, legal support, as well as amortization costs of stock options granted to employees and warrants issued to consultants for their professional services.
      To date, our revenues have primarily been derived from the manufacture and sale of research materials, contract research and development services and research grants from the federal government. For the year ended December 31, 2005, we earned approximately $38,000 in revenues from the manufacture and sale of research materials. Effective December 31, 2005, we have withdrawn from selling research materials. We recognized zero revenues during the three month period ended March 31, 2006.
Critical Accounting Policies and Estimates
      Accounting principles generally accepted in the United States of America require our management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of our financial statements, as well as the amounts of revenues and expenses during periods covered by our financial statements. The actual amounts of these items could differ materially from those estimates. Our accounting policies are described in more detail in Note 3 to our consolidated financial statements for the year ended December 31, 2005, included elsewhere herein.

We have identified the following as the most critical accounting policies and estimates used in this preparation of our consolidated financial statements.

Restructuring liabilities.
      When circumstances warrant, we may elect to discontinue certain business activities or change the manner in which we conduct ongoing operations. When such a change is made, management will estimate the costs to exit a business or restructure ongoing operations. The components of the estimates may include estimates and assumptions regarding the timing and costs of future events and activities that represent management’s best expectations based on known facts and circumstances at the time of estimation. Management periodically reviews its restructuring estimates and assumptions relative to new information, if any, of which it becomes aware. Should circumstances warrant, management will adjust its previous estimates to reflect what it then believes to be a more accurate representation of expected future costs. Because management’s estimates and assumptions regarding restructuring costs include probabilities of future events, such estimates are inherently vulnerable to changes due to unforeseen circumstances, changes in market conditions, regulatory changes, changes in existing business practices and other circumstances that could materially and adversely affect the results of operations.
      We recognized, for the year ended December 31, 2002, a liability of approximately $929,000 and a loss on facility sublease of $721,000, net of deferred rent write off in estimating the loss of economic benefit from vacating approximately 22,000 square feet of laboratory and administrative space at our prior facility in accordance with EITF 94-3, Accounting for Costs Associated with Exit or Disposal Activities.
      On June 30, 2003, we entered into a settlement agreement with Nexus Canyon Park, our prior landlord. Under this Settlement Agreement, Nexus Canyon Park agreed to permit premature termination of our prior lease and excuse us from future performance of lease obligations in exchange for 90,000 shares of our unregistered common stock with a fair value of $35,000 and Nexus’ retention of our $1.0 million security deposit. The settlement agreement resulted in an additional loss on facility sublease and lease termination of $174,000, net of deferred rent of $202,000. SFAS 146 Accounting for Costs Associated with Exit or Disposal Activities has replaced EITF 94-3 but similar charges may occur if we have to cancel our current lease or enter into other restructuring transactions.

Impairment of Long-Lived Assets
      As of March 31, 2006, we had approximately $43,000 of property and equipment, net of accumulated depreciation. In accounting for these long-lived assets, we make estimates about the expected useful lives of the assets, the expected residual values of the assets, and the potential for impairment based on events or circumstances. The events or circumstances could include a significant decrease in market value, a significant change in asset condition or a significant adverse change in regulatory climate. Application of the test for impairment requires judgment.
      During 2003, we recognized non-cash asset impairment losses totaling $987,000, on certain facilities and property and equipment resulting from our decisions to cancel our leases or vacate certain space. The losses on the equipment were determined based on actual sales or disposal of assets. We identified an indicator of impairment with respect to our leasehold improvements as a result of our decision to vacate our prior administrative space. Accordingly, we reduced the carrying value of the assets to their estimated fair value of zero.

Stock-Based Compensation
      On January 1, 2006, we adopted SFAS 123(R) which requires the measurement and recognition of compensation for all stock-based awards made to employees and directors including stock options and employee stock purchases under a stock purchase plan based on estimated fair values. Under SFAS 123(R), we use the Black-Scholes option pricing model as our method of valuation for stock-based awards. Our determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the expected life of the award, our expected stock price volatility over the term of the award and actual and projected exercise behaviors. Although the fair value of stock-based awards is determined in accordance with SFAS 123(R), the Black-Scholes option pricing model requires the input of highly subjective assumptions, and other reasonable assumptions could provide differing results.
      Prior to January 1, 2006, we determined our employee stock option compensation costs as the difference between the estimated fair value of our common stock and the exercise price of options on their date of grant. Prior to our initial public offering, our common stock was not actively traded. The fair value of our common stock for purposes of determining compensation expense for this period was determined based on our review of the primary business factors underlying the value of our common stock on the date such option grants were made, viewed in light of the expected initial public offering price per share prior to the initial public offering of our common stock. The actual initial public offering price was significantly lower than the expected price used in determining compensation expense. Also, on an ongoing basis the estimate of expense for stock options and warrants is dependant on factors such as expected life and volatility of our stock. To the extent actual expense is different than that estimated, the actual expense that would have been recorded may be substantially different.
      Prior to our initial public offering, we determined the fair value of our common stock for purposes of these calculations based on our review of the primary business factors underlying the value of our common stock on the date these option grants were made or revalued, viewed in light of our initial public offering and the initial public offering price per share. The actual initial public offering price was significantly lower than the expected price used in determining compensation expense. Subsequent to our initial public offering, the fair value has been determined based on the price of the common stock as reported on the OTCBB.
      On an ongoing basis the estimate of expense for stock options and warrants is dependant on factors such as expected life and volatility of our stock. To the extent actual expense is different than that estimated, the actual expense that would have been recorded may be substantially different.

Revenue recognition
      We earn revenues through research grants and previously earned revenues through sale of research materials, providing research services to third parties. Revenues from sale of research materials are to multiple customers with whom there is no other contractual relationship and are recognized when shipped to the customer and title has passed.
      Research contracts and grants require us to perform research activities as specified in each respective contract or grant on a best efforts basis, and we are paid based on the fees stipulated in the respective contracts and grants which approximate the costs we incur in performing such activities. We recognize revenue under the research contracts and grants based on completion of performance under the respective contracts and grants where no ongoing obligation on our part exists. Direct costs related to these contracts and grants are reported as research and development expenses.
Results of Operations

Operating costs:
      Operating costs and expenses consist primarily of research and development expenses, including clinical trial expenses which rise when we are actively participating in clinical trials, and general and administrative expenses.

Research and development:
      Discovery and preclinical research and development expenses include scientific personnel related salary and benefit expenses, costs of laboratory supplies used in our internal research and development projects, travel, regulatory compliance, and expenditures for preclinical and clinical trial operation and management when we are actively engaged in clinical trials.
      Because we are a development stage company, we do not allocate research and development costs on a project basis. We adopted this policy, in part, due to the unreasonable cost burden associated with accounting at such a level of detail and our limited number of financial and personnel resources. We shifted our focus, starting in 2002, from discovering, developing, and commercializing immunotherapy products to conserving cash and primarily concentrating on securing new working capital to re-activate our two DCVax® clinical trial programs. Our business judgment continues to be that there is little value associated with evaluating expenditures at the project level since all projects have either been discontinued and/or their respective activity reduced to a subsistence level.
      For the year ended December 31, 2005 and the three months ended March 31, 2006, of our net loss of approximately $9.9 million and $4.0 million, approximately 45% and 49%, respectively, of our expended resources were apportioned to the re-activation of our two DCVax® protocols. From our inception through March 31, 2006, we incurred costs of approximately $32.5 million associated with our research and development activities. Because our technologies are unproven, we are unable to estimate with any certainty the costs we will incur in the continued development of our product candidates for commercialization.

General and administrative:
      General and administrative expenses include administrative personnel related salary and benefit expenses, cost of facilities, insurance, travel, legal support, property and equipment depreciation, amortization of stock options and warrants, and amortization of debt discounts and beneficial conversion costs associated with our debt financing.
Three Months Ended March 31, 2005 and 2006
      Total Revenues. We did not recognize any revenues during the three months ended March 31, 2006 as compared to $87,000 in revenue for the three months ended March 31, 2005. To date, our revenues have primarily been derived from the manufacture and sale of research materials, contract research and development services and research grants from the federal government. Effective December 31, 2005, we have withdrawn from selling research materials. The $76,000 decrease in grant revenue was attributable to the cessation of the remaining two research grant awards during the first quarter of 2005.
      Cost of Research Material Sales. We did not have any cost of research material sales during the three months ended March 31, 2006 as compared to $2,000 for the three months ended March 31, 2005. This decrease is related to the fact that we have withdrawn from selling research materials effective December 31, 2005.
      Research and Development Expense. Research and development expense decreased from $1.3 million for the three months ended March 31, 2005 to $427,000 for the three months ended March 31, 2006. This decrease was primarily due to decreased expenditures for consultants in preparation of and filing an IND with the FDA and decreasing expenditure related to our service agreement for drug manufacturing, regulatory advice, and research and development related to preclinical activities.
      General and Administrative Expense. General and administrative expense decreased slightly from $464,000 for the three months ended March 31, 2005 to $427,000 for the three months ended March 31, 2006. This decrease was primarily due to the October 9, 2002 directive from our Board of Directors to initiate immediate actions to conserve cash and the resulting staff reductions.
      Depreciation and Amortization. Depreciation and amortization decreased from $24,000 the three months ended March 31, 2005 to $10,000 for the three months ended March 31, 2006. This decrease was primarily due to the disposal or impairment of property and equipment in 2004 and 2005, as well as the fact that certain assets are now fully depreciated.

      Total Other Income (Expense), Net. Interest expense increased from $809,000 for the three months ended March 31, 2005 to $982,000 for the three months ended March 31, 2006. This increase was due primarily to recognizing interest expense relative to the debt discount and interest accretion associated with the secured convertible promissory notes and warrants debt financing.
      Warrant valuation. As of December 31, 2005 our total committed outstanding obligations for shares of common stock exceeded our authorized shares. We have recognized a liability totaling $604,000 representing the fair value of our obligations for shares of common stock in excess of our authorized shares. As we exceeded our authorized shares on December 31, 2005, no corresponding charges to the statement of operations were recorded for the year ended December 31, 2005. This liability must be revalued at each reporting date with any change in valuation included in other income/(expense) until such time as enough shares are authorized to cover all potentially convertible instruments. Our stock price had increased from $0.10 per share at December 30, 2005 to $0.57 at March 30, 2006, resulting in a warrant valuation loss and related further warrant liability of approximately $2.1 million recognized for the quarter ending March 31, 2006. Additional warrant liability of approximately $6.7 million was also recognized for the respective fair market valuations of the additional loan, convertible into shares, received from Toucan Capital, with warrants, in March 2006.
Year Ended December 31, 2004 Compared to the Year Ended December 31, 2005
      Total Revenues. Revenues decreased 68.2% from $390,000 for the year ended December 31, 2004 to $124,000 for the year ended December 31, 2005. The research material sales component of revenue decreased 27.0% from $52,000 for the year ended December 31, 2004 to $38,000 for the year ended December 31, 2005 as we ceased research materials sales effective December 31, 2005. Research grant and other income decreased 74.5% from $338,000 for the year ended December 31, 2004 to $86,000 for the year ended December 31, 2005. This decrease in grant revenue was attributable to the cessation of two research grant awards in the first quarter of 2005.
      Cost of Research Material Sales. Cost of research material sales decreased 70.0% from $40,000 for the year ended December 31, 2004 to $12,000 for the year ended December 31, 2005. This decrease was due to lower direct sales and related direct labor costs. We ceased research materials sales effective December 31, 2005.
      Research and Development Expense. Research and development expense increased 23.4% from $3.6 million for the year ended December 31, 2004 to $4.5 million for the year ended December 31, 2005. This increase was primarily due to increased expenditures for consultants in preparation of regulatory filings with the FDA and entering into a service agreement for drug manufacturing, regulatory advice, research and development related to preclinical activities.
      General and Administrative Expense. General and administrative expense decreased 29.5% from $2.8 million for the year ended December 31, 2004 to $2.0 million for the year ended December 31, 2005. This decrease was primarily due to the elimination of two positions in 2005 and continuing to focus on the October 9, 2002 directive from our Board of Directors to initiate immediate actions to conserve cash.
      Depreciation and Amortization. Depreciation and amortization decreased 52.2% from $132,000 for the year ended December 31, 2004 to $63,000 for the year ended December 31, 2005. This decrease was primarily due to our continued disposal of all equipment and facilities that was previously necessary for proof-of-principle research and development as we moved forward in focusing on our primary business strategy of recapitalizing the company in anticipation of re-initiating our two clinical trial vaccine prospects.
      Asset Impairment Loss. Asset disposal costs of $130,000 for the year ended December 31, 2004 primarily relates to the write-off of unused property and equipment associated with our vacating a 14,000 square foot laboratory and administrative space and entering a sublease for approximately 5,047 square feet of space in 2005 where such assets were not to be utilized.

      Total Other Income (Expense), Net. Interest expense increased 99.2% from $1.8 million for the year ended December 31, 2004 to $3.5 million for the year ended December 31, 2005. This increase was due primarily to recognizing interest expense relative to the debt discount and interest accretion associated with the November 13, 2003 secured convertible promissory note and warrant financing and the loans from Toucan Capital and Toucan Partners. Interest income increased from $3,000 for the year ended December 31, 2004 to $5,000 for the year ended December 31, 2005. This increase was primarily due to having comparable higher average cash balances during the year ended 2005.
      Warrant valuation. Our total committed outstanding obligations for shares of common stock exceeded our authorized shares on July 30, 2004, when an additional $2.0 million loan, convertible into shares of common stock, was received from Toucan Capital and a warrant was issued. The fair value of the warrant in excess of the authorized shares was approximately $2.8 million and was recognized as a liability on July 30, 2004. This liability must be revalued at each reporting date with any change in valuation included in other income/(expense) until such time as enough shares are authorized to cover all potentially convertible instruments. Our stock price had declined from $0.04 at July 30, 2004 to $0.03 at September 30, 2004, resulting in a warrant valuation gain of approximately $717,000 recognized for the quarter ending September 30, 2004. Additional warrant liability of approximately $1.5 million was recognized for the respective fair market valuations of the additional loans, convertible into shares, received from Toucan Capital, with warrants, on October 22, November 10, and December 27, 2004, for the year ended December 31, 2004. The aggregate shares by which we exceeded our authorized shares were required to be re-valuated when our stockholders approved an increase in our authorized shares, from 125 million to 400 million shares, which was recorded on December 29, 2004 with the Delaware Secretary of State. The approximate $1.0 million change in fair market valuation during the fourth quarter was recognized in other income as additional expense. The aggregate warrant liability of approximately $4.7 million was reclassified to equity upon approval of the additional authorized shares on December 29, 2004. As of December 31, 2005 our total committed outstanding obligations for shares of common stock exceeded our authorized shares. We have recognized a liability totaling $604,000 representing the fair value of our obligations for shares of common stock in excess of our authorized shares. As we exceeded our authorized shares on December 31, 2005, no corresponding charges to the statement of operations were recorded for the year ended December 31, 2005.
Year Ended December 31, 2003 Compared to the Year Ended December 31, 2004
      Total Revenues. Revenues decreased 26.3% from $529,000 for the year ended December 31, 2003 to $390,000 for the year ended December 31, 2004. The research material sales component of revenue increased from $24,000 for the year ended December 31, 2003 to $52,000 for the year ended December 31, 2004. Research grant and other income decreased 33.1% from $505,000 for the year ended December 31, 2003 to $338,000 for the year ended December 31, 2004. This decrease in grant revenue was attributable to the cessation of one research grant awards in the first quarter of 2004.
      Cost of Research Material Sales. Cost of research material sales decreased 49.4% from $79,000 for the year ended December 31, 2003 to $40,000 for the year ended December 31, 2004. This decrease was due to lower direct labor costs associated with lower sales in 2004 and a decrease in direct advertising in 2004.
      Research and Development Expense. Research and development expense increased from $1.6 million for the year ended December 31, 2003 to $3.6 million for the year ended December 31, 2004. This increase was primarily due to increased expenditures for consultants in preparation of regulatory filings with the FDA and entering into a service agreement for drug manufacturing, regulatory advice, research and development related to preclinical activities.
      General and Administrative Expense. General and administrative expense decreased 29.9% from $4.1 million for the year ended December 31, 2003 to $2.8 million for the year ended December 31, 2004. This decrease was primarily due to the October 9, 2002 directive from our Board of Directors to initiate immediate actions to conserve cash and the resulting staff reductions.

      Depreciation and Amortization. Depreciation and amortization decreased 36.2% from $207,000 for the year ended December 31, 2003 to $132,000 for the year ended December 31, 2004. This decrease was primarily due to the disposal of approximately $337,000 of equipment and leasehold improvements for the year ended December 31, 2004.
      Loss on Facility Sublease and Lease Cancellation. Lease cancellation costs of $174,000 for the year ended December 31, 2003 are associated with the June 30, 2003 termination of our primary lease at our former facility and release from future lease obligations thereunder.
      Asset Impairment Loss. Asset disposal costs decreased 85.6% from $904,000 for the year ended December 31, 2003 to $130,000 for the year ended December 31, 2004. The 2003 impairment of $904,000 was primarily related to the write-off of leasehold improvements and equipment associated with the June 30, 2003 termination of our primary lease at our previous 38,000 square foot facility and our resulting move to another facility of approximately 14,000 square feet whereby such assets were not utilized. The 2004 impairment of $130,000 reflects continued recognition of the cost associated with non or underutilized equipment at the smaller 14,000 square foot facility.
      Total Other Income (Expense), Net. Interest expense increased from $73,000 for the year ended December 31, 2003 to $1.8 million for the year ended December 31, 2004. This increase was due primarily to recognizing interest expense relative to the debt discount associated with the secured convertible promissory note and warrants debt financing. Interest income decreased 87.0% from $23,000 for the year ended December 31, 2003 compared to $3,000 for the year ended December 31, 2004. This decrease was primarily due to the decline in market interest rates and having lower average cash balances during the year ended December 31, 2004.
      Warrant valuation. Our total committed outstanding obligations for shares of common stock exceeded our authorized shares on July 30, 2004 when an additional $2.0 million loan, convertible into shares of common stock, was received from Toucan Capital and a warrant was issued. The fair value of the warrant in excess of the authorized shares was approximately $2.8 million and was recognized as a liability on July 30, 2004. This liability must be revalued at each reporting date with any change in valuation included in other income/(expense) until such time as enough shares are authorized to cover all potentially convertible instruments. Our stock price had declined from $0.04 at July 30, 2004 to $0.03 at September 30, 2004 resulting in a warrant valuation gain of approximately $717,000 recognized for the quarter ending September 30, 2004. Additional warrant liability of approximately $1.5 million was recognized for the respective fair market valuations of the additional loans, convertible into shares, received from Toucan Capital, with warrants, on October 22, November 10, and December 27, 2004, for the year ended December 31, 2004. The aggregate shares by which we exceeded our authorized shares were required to be re-evaluated when our stockholders approved an increase in our authorized shares, from 125 million to 400 million shares, which was recorded on December 29, 2004 with the Delaware Secretary of State. The approximate $1.0 million change in fair market valuation during the fourth quarter was recognized in other income as additional expense resulting in a net increase in other income/(expense) of approximately $368,000 for the year ended December 31, 2004. The aggregate warrant liability of approximately $4.7 million was reclassified to equity upon approval of the additional authorized shares on December 29, 2004.
      Gain on Sale of Intellectual Property. The $816,000 gain was realized on the sale of royalty rights for the year ended December 31, 2003 and was negotiated based on the expected discounted net present value of the future 2% royalty obligation under that certain Assignment and License Agreement dated December 9, 2002 with Medarex and was received in cash on July 1, 2003.
Liquidity and Capital Resources

General Discussion
      Since 2004, we have undergone a significant recapitalization, pursuant to which Toucan Capital and Toucan Partners loaned us an aggregate of approximately $7.7 million and purchased $1.3 million in equity. These funds enabled us to continue to operate, and advance our programs, while attempting to raise additional capital. These funds were comprised of $6.75 million from Toucan Capital, which we borrowed from February 1, 2004 through September 2005. Toucan Capital elected to convert these loans and the related accrued interest on the loans into approximately 4.8 million shares of our newly designated Series A-1 Preferred Stock (which are convertible into an aggregate of 192.7 million shares of common stock) as of April 17, 2006. In January 2005, Toucan Capital purchased 32.5 million of Series A Preferred Stock for gross proceeds of $1.3 million. Toucan Capital also has the right to acquire up to approximately 135.5 million shares of capital stock upon exercise of warrants issued in connection with its convertible debt and equity financings.
      We have issued three promissory notes to Toucan Partners, pursuant to which it has loaned us an aggregate of $950,000. Toucan Partners has the right, as of May 15, 2006, to convert principal and interest on the above loans to acquire up to approximately 24.6 million shares of our capital stock and has the right to acquire up to an aggregate of 9.5 million shares upon exercise of warrants having a contractual life of 7 years. Including the 32.5 million shares of Series A Preferred Stock and the 4.82 million shares of Series A-1 Preferred Stock held by Toucan Capital, Toucan Capital and Toucan Partners collectively have beneficial ownership of approximately 394.8 million shares of our common stock, which represents beneficial ownership of approximately 86% as of May 15, 2006. Toucan Capital and Toucan Partners each has a right of first refusal to participate in our future issuances of debt or equity securities.
      On April 4, 2006, we closed the PIPE Financing with unrelated investors pursuant to which we raised aggregate gross proceeds of approximately $5.5 million.
      As of May 9, 2006 we had cash in the amount of $3.1 million which we believe, based on recurring operating and associated financing costs, will be sufficient to fund our operations for the next twelve months. Approximately $11.2 million of our current liabilities at March 31, 2006 were payable to related parties, net of the related debt discount and $9.4 million relates to a common stock warrant liability which is expected to be reversed upon obtaining stockholder approval to increase our authorized capital. The proposal to consider the increase in authorized capital will be considered at the Annual Meeting of Stockholders scheduled to be held on May 25, 2006. Further, approximately $7.1 million of these current liabilities, net of the related debt discount, were converted into Series A-1 Preferred Stock and $268,000 of these current liabilities were converted into common stock on April 17, 2006. During April 2006, we paid $1.5 million of our remaining current liabilities as of March 31, 2006. For purposes of our assessment of our ability to fund our operations through the next twelve months we have assumed that we would be able to refinance or otherwise defer the payment of the remaining $2.3 million of related party liabilities, net of the related debt discount. These liabilities consist of $254,000 related to notes payable to Toucan Partners, net of the related debt discount and $1.9 million due to Cognate Therapeutics, Inc for contract manufacturing as of March 31, 2006. These parties have not yet agreed to any refinancing or deferral and may not do so. If these related party liabilities are required to be repaid when currently due, we expect that our current cash is only sufficient to fund our operations until August 2006, after which time we may not be able to continue meeting our obligations on an ongoing basis, if at all. For ongoing operating capital we intend to seek additional funds from Toucan Capital and its affiliates or other third parties. Toucan Capital, its affiliates or other third parties are not obligated to provide this funding to us.
      Any additional equity financing with Toucan Capital and its affiliates, or any other third party, is likely to be dilutive to stockholders and any debt financing, if available, may include additional restrictive covenants. If we are unable to obtain significant additional capital in the near-term, we may cease operations at anytime. We do not believe that our assets would be sufficient to satisfy the claims of all of our creditors and the liquidation preference of our preferred stockholders in full. Therefore, if we were to pursue a liquidation it is highly unlikely that any proceeds would be received by our common stockholders. Gains on the sale of previously impaired equipment to third parties aggregated $97,000 for the year ended December 31, 2005. Our remaining assets are comprised of office furniture and fixtures. We do not expect to make further assets available for sale.

      We received a tax assessment of $492,000 on October 21, 2003 related to the abandonment of tenant improvements at a prior facility on which use tax payments to the State of Washington had been deferred, including the disposal and impairment of previously qualified tax deferred equipment. We appealed this assessment and were granted a partial reduction in the assessment on July 8, 2005. We filed an addendum to our appeal petition on December 2, 2005. The net assessment, through December 31, 2005, of approximately $336,000, inclusive of accrued interest, is being carried as an estimated liability on our balance sheet and is included in general and administrative expense. Final review of the addendum to the petition is expected to take several additional months. We may not be successful in further reducing this assessment and the assessment is subject to payment on demand.
      In February 2004, we filed a refund request of approximately $175,000 related to certain other state taxes previously paid to the State of Washington’s Department of Revenue. The finalization of this refund request is not expected until mid 2006. We may not be successful in our efforts to receive a tax refund.
      Our financial statements as of and for the years ended December 31, 2004 and December 31, 2005 and as of and for the three months ended March 31, 2005 and March 31, 2006 were prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. Nevertheless, we have experienced recurring losses from operations since inception, have a working capital deficit of $19.0 million, and have a deficit accumulated during the development stage of $86.6 million, as of March 31, 2006, that raises substantial doubt about our ability to continue as a going concern.
      Our independent auditors have indicated in their report on our financial statements included elsewhere herein, that there is substantial doubt about our ability to continue as a going concern. We need to raise significant additional funding to continue our operations, conduct research and development activities, pre-clinical studies and clinical trials necessary to bring our product candidates to market. However, additional funding may not be available on terms acceptable to us or at all. The alternative of issuing additional equity or convertible debt securities also may not be available and, in any event, would result in additional dilution to our stockholders.
Sources of Cash

Federal Grants
      On April 8, 2003, we were awarded an NIH cancer research grant. The total first year grant award was approximately $318,000, was earned under the grant, and was recognized in revenue through the year ended December 31, 2003. The total award for fiscal 2004-2005 was approximately $328,000, comprised of approximately $198,000 authorized for direct grant research expenditures and approximately $130,000 authorized for use to cover our facilities and administrative overhead costs. This grant’s remaining $35,000 award was recognized in January 2005. This grant ended January 31, 2005.
      Effective September 10, 2004, we were awarded a small business innovation research grant. The grant award for $100,000 had an award period that commenced September 10, 2004. Approximately $59,000 was earned under the grant and recognized in revenue through the year ended December 31, 2004. The remaining $41,000 of the grant’s aggregate award was recognized through the three months ended March 31, 2005. This grant ended on September 9, 2005.

Research Reagent Sales
      On April 21, 2003, we announced our entry into the research reagents market. We earned approximately $38,000 in revenue for the year ended December 31, 2005 from the manufacture and sale of research materials. We ceased selling research materials on December 31, 2005.

License Fees
      Our effort to license certain rights, title, and interest to technology relating to the worldwide use of specific antibodies for the diagnostic immunohistochemical market resulted in the July 1, 2003 license agreement with DakoCytomation California, Inc. with the payment of a one-time $25,000 license fee and future non-refundable minimum annual royalty payments of $10,000 credited against any royalty payments made to us. The $10,000 July 2005 annual royalty payment was recognized as revenue on August 1, 2005 while a $585 royalty payment on certain product sales was recognized as revenue on July 25, 2005.

Management Loans
      On November 13, 2003, we borrowed an aggregate of $335,000 from certain members of our management which enabled us to continue operating into the first quarter of 2004. In connection with the April 26, 2004 recapitalization agreement with Toucan Capital, these notes were amended to set the conversion price at $0.10 per share and to extend the maturity date. Net of repayments and conversions into common stock, the aggregate loan principal and accrued interest payable to management at March 31, 2006 was $224,000 and $51,800, respectively. The outstanding principal balance on the remaining notes, along with the related accrued interest were converted into 2,687,719 shares of common stock on April 17, 2006.
      As part of the November 13, 2003 loan from management, the lenders received warrants initially exercisable to acquire an aggregate of 3.7 million shares of our common stock, expiring November 2008 subject to certain antidilution adjustments. In connection with the April 26, 2004 recapitalization agreement, these warrants were amended to remove the anti-dilution provisions and set the warrant exercise price at the lesser of (i) $0.10 per share or (ii) a 35% discount to the average closing price during the twenty trading days prior to the first closing of our sale of convertible preferred stock as contemplated by the recapitalization agreement, but not less than $0.04 per share. During March 2006 through May 2006, all of these warrants were exercised for common stock on a net exercise basis, pursuant to the terms of the warrants, resulting in the issuance for no additional cash consideration of an aggregate of 3.4 million shares of common stock to current and prior members of management.

Toucan Capital Loans
      From February 2, 2004 through December 31, 2005, we issued thirteen promissory notes to Toucan Capital, pursuant to which Toucan Capital loaned us an aggregate of $6.75 million. As discussed above, Toucan Capital converted all of these promissory notes, including accrued interest, into shares of our Series A-1 Preferred Stock in April 2006.

Toucan Capital Series A Cumulative Convertible Preferred Stock
      On January 26, 2005, Toucan Capital purchased 32.5 million shares of our newly designated series A preferred stock at a purchase price of $0.04 per share, for a purchase price of $1.276 million, net of issue related costs of approximately $24,000.

Toucan Partners Loans
      From November 14, 2005 through March 9, 2006, we issued three promissory notes to Toucan Partners, LLC, an affiliate of Toucan Capital, pursuant to which Toucan Partners has loaned us an aggregate of $950,000. Payment is due under the notes upon written demand on or after the first anniversary of the respective note. Interest accrues at 10% per annum, compounded annually, on a 365-day year basis. As of May 15, 2006, these notes, principal plus accrued interest, are convertible into 24.6 million shares of our common stock at the election of Toucan Partners.

PIPE Financing
      In connection with the PIPE Financing, on March 30, 2006, we entered into a securities purchase agreement, or the Purchase Agreement, with a group of accredited investors pursuant to which we sold an aggregate of 39,467,891 shares of our common stock, at a price of $0.14 per share, and issued, for no additional consideration, warrants to purchase up to an aggregate of 19,733,945 shares of our common stock. The transaction closed on April 4, 2006 and we received gross proceeds of $5,525,505, before offering expenses.

      The warrants expire five years after issuance, and are initially exercisable at a price of $0.14 per share, subject to adjustments under certain circumstances including certain issuances or deemed issuances of shares below $0.14 per share.
      Under the Purchase Agreement, we have agreed to register for resale under the Securities Act both the shares and the shares underlying the warrants, or Warrant Shares. Under the terms of the Purchase Agreement, we are required to file a registration statement with the SEC within 45 days after closing. We also agreed to other customary obligations regarding registration, including matters relating to indemnification, maintenance of the registration statement, payment of expenses, and compliance with state “blue sky” laws. We may be liable for liquidated damages to holders of the shares and the Warrant Shares (a) if the registration statement is not filed on or prior to May 19, 2006; (b) if the registration statement is not declared effective by the SEC on or prior to July 3, 2006 (subject to potential extension under certain circumstances); or (c) if the registration statement (after being declared effective) ceases to be effective in a manner, and for a period of time, that violates our obligations under the Purchase Agreement. The amount of the liquidated damages is, in aggregate, one percent (1%) per month of the aggregate purchase price of the shares, subject to a cap of ten percent (10%) of the aggregate purchase price of the shares.

Uses of Cash
      We used $609,000 in cash for operating activities during the three months ended March 31, 2006, compared to $1.5 million for the three months ended March 31, 2005. The decrease in cash used in operating activities from 2005 to 2006 was primarily the result of decreased expenditures for consultants in preparation of and filing an IND with the FDA and for entering into a service agreement for drug manufacturing, regulatory advice, and research and development related to preclinical activities.
      We used $4.4 million in cash for operating activities during the year ended December 31, 2004, compared to $4.2 million for the year ended December 31, 2005. The decrease of approximately 5.4% reflects a leveling off of expenditures and business activity associated with identifying future clinical trial sites, research and development expenditures related to preclinical activities, and gradual re-implementation of the manufacturing process for our two DCVax® clinical trial vaccines.
      We generated $16,000 in cash from investing activities during the three months ended March 31, 2006 compared to $81,000 provided by investing activities during the three months ended March 31, 2005. The cash provided during the three months ended March 31, 2006 and 2005 consisted of net proceeds from the sale of property and equipment.
      We generated $161,000 in cash from investing activities for the year ended December 31, 2004 compared to $50,000 during the year ended December 31, 2005. The cash provided during 2005 is net of the aggregate $97,000 of proceeds from the sale of equipment and supplies and $43,000 in expenditures for computer equipment.
      We generated $3.2 million in cash from financing activities for the three months ended March 31, 2005 primarily related to the advance funding on certain investors’ commitments to acquire common stock in the PIPE Financing. We generated $1.2 million in cash from financing activities during the three months ended March 31, 2005 consisting primarily of the January 26, 2005 purchase by Toucan Capital of 32.5 million shares of our newly designated Series A Preferred Stock at a purchase price of $0.04 per share, for a net purchase price of $1.267 million, net of issue related costs of approximately $24,000.
      We generated $4.3 million in cash from financing activities for the year ended December 31, 2004 primarily from the loans from Toucan Capital. We generated $4.2 million in cash from financing activities during the year ended December 31, 2005 consisting of (i) the January 26, 2005 sale of our newly designated series A preferred stock to Toucan Capital at a purchase price of $0.04 per share, for a net purchase price of $1.276 million, net of issue related costs of approximately $24,000, (ii) loans in the aggregate amount of $2.4 million from Toucan Capital, and (iii) loans in the aggregate amount of $650,000 from Toucan Partners.

Overview of Contractual Obligations
      We remain primarily liable for the performance of the provisions and obligations under our original June 18, 2003 lease, with Benaroya Capital Company, L.L.C. for 14,022 square feet of space at a building located in Bothell, Washington. This lease was for a term of 39 months commencing July 1, 2003 and terminating September 30, 2006. Effective December 15, 2004, with concurrence from Benaroya, we assigned this lease to MediQuest Therapeutics, Inc. Simultaneously, we entered into a sublease with MediQuest for approximately 5,047 square feet of administrative floor space. Our sublease was for a term of 12 months commencing December 15, 2004 and terminating December 31, 2005.
      On November 4, 2005, we entered into a lease agreement with The International Union of Operating Engineers Local 302 for 2,325 square feet of administrative space in a building located in Bothell, Washington. This lease is for a term of 12 months commencing January 1, 2006 and terminating December 31, 2006.
      The amounts scheduled below are as of March 31, 2006 and reflect our current lease obligation as well as the potential lease liability remaining with Benaroya in the event we must cure any breach of the lease contract.
Tabular Disclosure of Contractual Obligations
As of March 31, 2005

		Payments Due by Period

		Less Than			More Than
Contractual Obligation	Total	1 Year	1-3 Years	3-5 Years	5 Years

	(In thousands)
Loans(1)	$7,700	$7,700	$—	$—	$—
Contract Manufacturing Agreement(2)	2,873	2,873	—	—	—
Capital Lease Obligations	8	7	1	—	—
Operating Lease Obligations	219	219	—	—	—

Total	$10,800	$10,799	$1	$—	$—

(1)	An aggregate of $6.75 million of these loans represents amounts payable to Toucan Capital pursuant to a series of convertible promissory notes which, subsequent to March 31, 2006, have been converted into shares of Series A-1 Preferred Stock. The remaining $950,000 of these loans represents amounts payable to Toucan Partners pursuant to a series of convertible promissory notes.

(2)	On July 30, 2004, we entered an agreement with Cognate Therapeutics, Inc. The agreement includes a penalty of $2 million if cancelled after one year as well as payment for all services performed in winding down any ongoing activities.
      We have also entered into other collaborative arrangements under which we may be obligated to pay royalties or milestone payments if product development is successful. We do not anticipate that the aggregate amount of any royalty or milestone obligations under these arrangements will be material.
Recent Accounting Pronouncements
      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment (Revised 2004).” This statement addresses the accounting for stock-based payment transactions in which a company receives employee services in exchange for the company’s equity instruments or liabilities that are based on the fair value of the company’s equity securities or may be settled by the issuance of these securities. SFAS 123(R) eliminates the ability to account for stock-based compensation using APB 25 and generally requires that such transactions be accounted for using a fair value method. The provisions of this statement are effective for financial statements issued for fiscal years beginning after June 15, 2005. We adopted SFAS 123(R) on January 1, 2006. The impact of our adoption of SFAS 123(R) is further described in Notes 2 and 3.

      In November 2005, the FASB issued final FASB Staff Position SFAS No. 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” The FSP provides an alternative method of calculating excess tax benefits (the APIC pool) from the method defined in SFAS 123(R) for stock-based payments. A one-time election to adopt the transition method in this FSP is available to those entities adopting SFAS 123(R) using either the modified retrospective or modified prospective method. This FSP did not have a material impact on our financial statements or results of operations.
      In February 2006, the FASB issued final FASB Staff Position SFAS No. 123(R)-4 “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event.” The FSP amends SFAS 123(R) for awards with contingent events that are not probable and outside the control of the employee that are settled in cash to classify such awards as an equity award. If the contingent event later becomes probable and the award had been reported as an equity award, the change in classification would be accounted for as a modification. This FSP did not have an impact on our financial statements or results of operations since we do not have such awards.
      In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections.” This statement replaces APB 20 cumulative effect accounting with retroactive restatement of comparative financial statements. It applies to all voluntary changes in accounting principle and defines “retrospective application” to differentiate it from restatements due to incorrect accounting. The provisions of this statement are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and became effective for us on January 1, 2006. The adoption of this accounting principle is not expected to have a significant impact on our financial position or results of operations.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
      Our exposure to market risk is presently limited to the interest rate sensitivity of our cash which is affected by changes in the general level of U.S. interest rates. We are exposed to interest rate changes primarily as a result of our investment activities. The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive without significantly increasing risk. To minimize risk, we maintain our cash in interest-bearing instruments, primarily money market funds. Due to the short-term nature of our cash, we believe that our exposure to market interest rate fluctuations is minimal. A hypothetical 10% change in short-term interest rates from those in effect at December 31, 2005 and March 31, 2006 would not have a significant impact on our financial position or our expected results of operations. Our interest rate risk management objective with respect to our borrowings is to limit the impact of interest rate changes on earnings and cash flows. Except for our loans from management, our debt is carried at a fixed 10% rate of interest. We do not have any foreign currency or other derivative financial instruments.

BUSINESS
Overview
      Northwest Biotherapeutics, Inc. was incorporated in Delaware in July 1998. We are a development stage biotechnology company focused on discovering, developing, and commercializing immunotherapy products that safely generate and enhance immune system responses to effectively treat cancer. Currently approved cancer treatments are frequently ineffective and can cause undesirable side effects. Our approach in developing cancer therapies utilizes our expertise in the biology of dendritic cells, which are a type of white blood cells that activate the immune system. Our primary activities since incorporation have been focused on advancing a proprietary dendritic cell immunotherapy for prostate and brain cancer together with strategic and financial planning, and raising capital to fund our operations. We completed an initial public offering of our common stock in December 2001.
      We have two basic technology platforms applicable to cancer therapeutics; dendritic cell-based cancer vaccines, which we call DCVax®, and monoclonal antibodies for cancer therapeutics. DCVax® is our registered trademark. Our DCVax® dendritic cell-based cancer vaccine program is our main technology platform.
Industry Background

Incidence of Cancer in the United States
      The American Cancer Society estimates that in the United States, men have a 1 in 2 lifetime risk of developing cancer, while women have a risk of 1 in 3. Doctors were expected to diagnose approximately 1.37 million new cases of cancer in the United States during 2005. Cancer is the second leading cause of death in the United States after heart disease and was estimated to result in approximately 570,280 deaths, or 1,562 per day, in 2005. The direct medical costs related to treating cancer in the United States were estimated to be $56 billion in 2002. Our initial therapeutic targets, prostate, brain and lung cancers, cause approximately 36% of the cancer deaths in the United States each year. The American Cancer Society estimated that the incidence of new diagnosis and deaths resulting from several common cancers during 2005 would be as follows:

Type of Cancer	New Cases	Deaths

Breast	211,240	40,410
Prostate	232,090	30,350
Colorectal	145,290	56,290
Lung	172,570	163,510
Kidney	36,160	12,660
Melanoma	59,580	7,770
Brain	17,000	12,760
Cancer
      Cancer is characterized by aberrant cells that multiply uncontrollably. As cancer progresses, the cancer cells may invade other tissues throughout the body producing additional cancers, called metastases. Cancer growth can cause tissue damage, organ failure and, ultimately, death. Many immunologists believe that cancer cells occur frequently in the human body, yet are effectively controlled by the immune system because these cells are recognized as aberrant. Cancer growth occurs if this natural process fails.
      Cancer cells produce abnormal kinds and amounts of substances called antigens, which may be distinguishable from those produced by healthy cells. The use of these cancer-associated antigens is essential to the successful development of products capable of stimulating the immune system to seek and destroy cancer cells marked by these antigens.

The Human Immune System
      The immune system is the body’s defense mechanism responsible for recognizing and eliminating cancer cells, viruses, bacteria and other disease-causing organisms. This system consists of populations of white blood cells whose components are responsible for initiating the cellular immune response, and the humoral, or antibody-based, immune response.
      Dendritic cells, a component of white blood cells, initiate the cellular immune response by processing and displaying disease-associated antigen fragments on their outer cell surface, where they are recognized by white blood cells, known as naive T cells, that have not yet been exposed to antigens. Upon exposure to these antigen fragments, naive T cells become disease-specific Helper T cells or Killer T cells. Helper T cells then induce Killer T cells to seek and destroy the cells marked by the disease-associated antigen.
      B cells direct the humoral immune response by binding to disease-associated antigens on the surface of various cell types, producing disease-specific antibodies. Helper T cells also enhance B cell production of disease-specific antibodies. These antibodies bind to and initiate the destruction of cells marked by the associated disease-specific antigens.
      A small population of activated Helper T cells, Killer T cells, and antibody-producing B cells survive for long periods of time, retaining the memory of what the disease fragment looks like. These cells can respond very rapidly to subsequent exposure to disease-specific antigens and fragments. The most effective natural immune response is one in which both Killer T cells and antibody-producing B cells are activated.
      The immune system response to cancer is generally characterized by the following sequence:

•	Step 1. Dendritic cells ingest cancer antigens, break them into small fragments and display them on their outer cell surfaces.

•	Step 2. Dendritic cells bearing these cancer antigen fragments bind to and activate naive T cells, which become disease-specific Helper T and Killer T cells.

•	Step 3. The activated Helper T cells produce factors that greatly enhance the cell division of Killer T cells and mature their cancer-killing properties.

•	Step 4. Cancer cells and their cancer-associated antigens are also recognized by antibody-producing B cells.

•	Step 5. The activated Helper T cells produce factors that greatly enhance antibody production by B cells that in turn are specific for the cancer-associated antigens.

•	Step 6. The Killer T cells and antibodies, acting alone or in combination, destroy cancer cells.
Limitations of Current Cancer Therapies

Traditional Cancer Therapy Approaches
      Cancer is characterized by aberrant cells that multiply uncontrollably. As cancer progresses, the cancer cells may invade other tissues throughout the body producing additional cancers, called metastases. Effective therapies must attack the cancer both at its site of origin and at sites of metastases. Traditional treatments for cancer include:

•	Surgery. Surgery may be used to remove cancer cells, but not all cancer cells can be removed surgically. Surgery may also result in significant adverse side effects such as collateral damage to healthy tissue, bleeding and infection.

•	Radiation Therapy. Radiation therapy may be used to treat cancers but it can cause significant damage to healthy tissue surrounding the targeted cancer cells. Recurrent cancers may not be treatable with further radiation therapy. Radiation therapy may also cause additional significant adverse side effects such as burns to treated skin, organ damage and hair loss.

•	Chemotherapy. Chemotherapy may be used to treat cancer, but involves the use of toxic chemical agents. These toxic chemical agents affect both healthy and diseased cells and may cause additional significant adverse side effects such as hair loss, immune suppression, nausea and diarrhea.

•	Hormone Therapy. Hormone therapy may be used to treat cancer, but involves the use of substances that chemically inhibit the production of growth and reproductive hormones and is also limited in effectiveness. Hormone therapy may cause significant adverse side effects such as bone loss, hot flashes, impotence and blood clots.
Current Cancer Immunotherapy Approaches
      Immunotherapy can stimulate and enhance the body’s natural mechanism for destroying pathogens, such as cancer cells, and may overcome many of the limitations of traditional cancer therapies. Immunotherapy may be particularly useful to augment traditional cancer therapies. In recent years, two cancer immunotherapy approaches have emerged, with FDA approved products to address the limitations of traditional therapies:

•	Antibody-Based Therapies. Currently approved antibody-based cancer therapies have improved survival rates with reduced side effects when compared with traditional therapies. However, these antibody-based therapies can elicit an immune response against themselves because they contain mouse proteins or fragments of such proteins. This can limit their effectiveness and potentially cause toxic side effects.

•	Immune-Modulating Agents. Currently approved immune-modulating agents, such as IL-2, GM-CSF and alpha-interferon, are known to have some ability to enhance the immune system and control cancer growth. However, these therapies involve delivery of the immune modulating agent through the blood system and therefore cannot be directed exclusively to cancer cells. This lack of selectivity may result in significant toxicity to healthy tissue.
Our Approaches
      We have developed two proprietary approaches, DCVax® and therapeutic antibodies, for stimulating and enhancing a patient’s natural cellular, humoral (i.e. antibody) immune response to cancer. Given appropriate funding for future development, we believe that DCVax® and therapeutic antibody products may overcome certain limitations of current cancer therapies and offer cancer patients safe and effective treatment alternatives, alone or in combination with other therapies.
DCVax®
      Our DCVax® platform combines our expertise in dendritic cell biology, immunology and antigen discovery with our proprietary process of producing and activating dendritic cells outside a patient’s body to develop therapeutic products that stimulate beneficial immune responses to treat cancer. We believe that DCVax® has the following significant characteristics, the combination of which we believe makes it a potentially attractive alternative to current therapies.

•	Activates The Natural Immune System. Our DCVax® product candidates are designed to elicit a natural immune response. We believe that our pre-clinical and clinical trials have demonstrated that our DCVax® product candidates can train a patient’s own Killer T cells to seek and destroy specifically targeted cancer cells. Our clinical trials have also shown that DCVax®-Prostate stimulates the body to produce antibodies and T cells that bind to cancer-associated antigens and potentially destroy cancer cells marked by these antigens.

•	Multiple Cancer Targets. If we secure the necessary funding, we intend to apply our DCVax® platform to treat a wide variety of cancers. The DCVax® platform affords the flexibility to target many different forms of cancer through the pairing of dendritic cells with cancer-associated antigens, fragments of cancer-associated antigens or deactivated whole cancer cells as well as possible direct intra-tumoral injection of partially mature dendritic cells.

•	No Significant Adverse Side Effects Or Toxicity. Our initial DCVax®-Prostate Phase I/ II clinical trial has shown mild injection site reactions, which were typical and fully anticipated, but no significant adverse side effects in over 110 clinically administered injections. We believe that we minimize the potential for toxicity by using the patient’s own cells to create our DCVax® product candidates. Additionally, because our DCVax® products are designed to target the cancer-associated antigens in the patient, we believe they minimize collateral damage to healthy cells.

•	Rapid Pre-Clinical Development. We believe that our DCVax® technology, which was observed to be well tolerated in a Phase I/ II clinical trial for prostate cancer, and two Phase I clinical trials for brain cancer, will enable us to rapidly move new potential products into clinical trials within six to nine months of concept, subject to FDA approval and the availability of adequate resources. New DCVax® product candidates simply require the identification of cancer-associated antigens, fragments of cancer-associated antigens or whole cancer cells added to partially mature dendritic cells prior to injection into patients or potentially the direct injection of partially mature dendritic cells into solid tumors.

•	Ease Of Administration. We initially collect a sample of a patient’s white blood cells in a single standard outpatient procedure called leukapheresis. After patient-specific manufacturing and quality control testing, each small dose of a DCVax® product candidate is administered by a simple intradermal injection in an outpatient setting, or by a direct injection of partially mature dendritic cell into a solid tumor.

•	Complementary With Other Treatments. Our DCVax® product candidates are designed to stimulate the patient’s own immune system to safely target cancer cells. Consequently, we believe these products may be used as an adjuvant to traditional therapies such as chemotherapy, radiation therapy, hormone therapy and surgery.
Therapeutic Antibody
      Our therapeutic antibody program is based on combining our expertise in monoclonal antibodies, immunology and antigen discovery. We co-developed an initial therapeutic antibody product candidate with Medarex, Inc. This collaboration enabled us to create a proprietary fully human monoclonal antibody-based prostate cancer product candidate. Our interest in that product candidate now has been acquired by Medarex and is in a FDA Phase II clinical trial; we have no continuing rights in such product candidate.
      Products derived from our therapeutic antibody efforts are intended to have the following characteristics, the combination of which will make them potentially attractive alternatives to current therapies:

•	Fully Human Antibodies. Current monoclonal antibody-based therapies contain mouse proteins or fragments of such proteins. Consequently, these therapies have the potential to elicit unwanted immune responses against the mouse proteins or protein fragments. Our first therapeutic antibody product candidate, which was co-developed with and acquired by Medarex, is based on monoclonal antibodies that are fully human, and thus do not contain any mouse proteins. As a result, we expect these products to exhibit a favorable safety profile and minimal, if any, unwanted immune response against the antibody-based therapy itself.

•	Rapid Pre-Clinical Development. We believe that, subject to FDA approval and the availability of adequate resources, we could progress from antigen discovery to clinical trials for each new therapeutic antibody product candidate in less than two years.

•	Cancer Specificity. Our proprietary antigens are significantly over-expressed in cancer cells. Our antibodies bind to these targeted cancer-associated antigens and potentially destroy cancer cells marked by these antigens. To date, we have identified three clinically validated antigens associated with twelve different cancers. Certain rights to three of our antigen targets have been acquired by Medarex.

•	Multiple Therapeutic Applications. We believe that therapeutic antibodies may be used as stand-alone products that bind to cancer-associated antigens and potentially destroy cancer cells marked by these antigens. Therapeutic antibodies may also enable the targeted delivery of existing therapies such as radiation and cytotoxic agents. The inherent toxic effects of cytotoxic agents and radioactive materials on normal tissue could be minimized by coupling these agents to antibodies that have a high degree of specificity to cancer cells.

•	Commercialization. Based on our experience with the manufacturing of therapeutic antibodies, we believe the manufacturing of these antibodies can be scaled to meet market demand. Antibody-based products are typically characterized by an inherent stability, resulting in a commercially acceptable shelf-life.

•	Complementary With Other Treatments. We believe that our therapeutic antibody product candidates may be suitable for use alone or in combination with currently approved therapies due to their complementary cell-killing properties.
      In addition, we believe that therapeutic antibodies may be useful for the development of cancer diagnostic imaging products.
Our Clinical and Preclinical Development Programs
      We submitted an IND with the FDA on December 8, 2004 for restarting our Phase III clinical trial for prostate cancer, DCVax®-Prostate. The IND cleared the FDA on January 8, 2005. This Phase III clinical trial is based on promising clinical data from a previously conducted Phase I/ II clinical trial. That double blinded, placebo controlled Phase III clinical trial was planned for 600 patients at 30-50 sites throughout the United States; however, we are considering other trial designs that may enable us to reduce the number of patients required. In any case, the trial will focus on non-metastatic hormone-independent prostate cancer patients.
      We have also cleared with the FDA a Phase II clinical trial for DCVax®-Brain for patients with Glioblastoma multiforme, the most lethal form of brain cancer. Subject to our ability to secure sufficient future funding, preparations are underway to commence the trial.
      We have completed substantial research and pre-clinical testing phases for four additional product candidates. Significantly, we have recently been issued broad patent coverage by the United States Patent Office which gives us antibody therapeutic rights to a cancer protein that plays a key role in the progression of primary cancers and in the metastatic process. The protein is known as CXCR4, and is over-expressed in more than 75% of cancers and involved in all three critical functions of primary tumors and metastatic tumors: proliferation of the primary tumor, migration of cancer cells out of the primary tumor, and establishment of distant metastatic sites.

      The following table summarizes the targeted indications and status of our product candidates:

Product Candidate	Target Indications	Status(1)

DCVax® Platform
DCVax®-Prostate	Prostate Cancer	Phase III Clinical Trial cleared FDA For non-metastatic hormone independent prostate cancer
DCVax®-Brain	Glioblastoma multiforme	Phase II Clinical Trial cleared FDA For Glioblastoma multiforme Orphan Drug designation granted 12/02
DCVax®-Lung	Non-small cell lung cancer	Phase I — Clinical Trial cleared FDA for non-small cell lung cancer
DCVax®-Direct	Head and Neck Cancer, Non-small cell lung, brain cancers	Pre-clinical
Therapeutic Antibody Platform
CXCR4 Antibody	Breast cancer Glioblastoma Colon cancer Melanoma	Pre-clinical Pre-clinical Pre-clinical Pre-clinical

(1)	Pre-clinical means that a product candidate is undergoing efficacy and safety evaluation in disease models in preparation for human clinical trials. Phase I-III clinical trials denote safety and efficacy tests in humans as follows:

Phase I: Evaluation of safety and dosing.
Phase II: Evaluation of safety and efficacy.
Phase III: Larger scale evaluation of safety and efficacy.
Our DCVax® Platform
      The DCVax® platform uses our proprietary process to efficiently produce and activate dendritic cells outside of a patient’s body. Our Phase I/ II clinical trial for DCVax®-Prostate demonstrated that these cells can generate an effective immune system response when administered therapeutically. Manufacture of a DCVax® product takes approximately 30 days to complete for DCVax®-Prostate and approximately 10 days for DCVax®-Brain, and is characterized by the following sequence:

•	Collection. A sample of a patient’s white blood cells is collected in a single and simple outpatient procedure called leukapheresis.

•	Isolation of Precursors. These cells are sent to our manufacturing facility, where dendritic cell precursors are isolated from the patient’s white blood cells.

•	Transformation by Growth Factors. Dendritic cell precursors are transformed in a manner that mimics the natural process in a healthy person’s body, through the application of specific growth factors, into highly pure populations of immature dendritic cells during a six-day culture period.

•	Maturation. Immature dendritic cells are exposed to a proprietary maturation factor or maturation method in order to maximize Helper T cell, Killer T cell, and B cell activation.

•	Harvest for DCVax®-Direct. These dendritic cells can be harvested for DCVax®-Direct and separated into single-use DCVax® administration vials, frozen and stored for the quality control sequence without the antigen display step.

•	Antigen Display. Cancer-associated antigens, fragments of cancer-associated antigens or deactivated whole cancer cells are added to, ingested, and processed by the maturing dendritic cells, causing the dendritic cells to display fragments of cancer-associated antigens on their outer cell surfaces.

•	Harvest. These dendritic cells are harvested and separated into single-use DCVax® administration vials, frozen and stored.

•	Quality Control. Each DCVax® product lot undergoes rigorous quality control testing, including 14-day sterility testing for bacterial and mycoplasma contamination, and potency testing prior to shipment to the administration site for injection.
      We believe that our DCVax® platform affords us the flexibility to target many different forms of cancer through pairing of dendritic cells with cancer-associated antigens, pieces of cancer-associated antigens or deactivated whole cancer cells. We have either patented or licensed critical intellectual property regarding this technology.
DCVax® Product Candidates

DCVax®-Prostate
      DCVax®-Prostate, our initial dendritic cell-based product candidate, resulted from combining our DCVax® platform with the cancer-associated antigen prostate specific membrane antigen, or PSMA. Prostate specific membrane antigen is located on the surface of prostate cells. It is expressed at very low levels on benign or healthy prostate cells, and at much higher levels on prostate cancer cells. Because PSMA is over-expressed in virtually all prostate cancers, it represents an effective target for prostate cancer therapeutics. The results from our Phase I/ II clinical trial provided us with important results supporting the potential value of our DCVax® platform as the basis for new cancer immunotherapies.
      In September 1999, we filed an application to conduct a Phase I/ II clinical trial for DCVax®-Prostate to treat late-stage prostate cancer patients for whom hormone therapy was no longer effective. This trial was carried out at M.D. Anderson Cancer Center and at UCLA, involved the administration of DCVax®-Prostate to thirty-two evaluable patients in order to establish the safety and efficacy of three different dosage levels of DCVax®-Prostate.
      We observed stabilization of disease at 26 weeks in 52% (16 of 31) of the patients in our Phase I/II clinical trial. Twelve of these stable patients did not have measurable metastatic disease at the time of treatment and all twelve were stable, as measured by radiographic criteria, at weeks 26 to 28 with a median time to progression of 59 weeks. These results can be compared to results for another company’s experimental therapy given to similar patients without metastatic disease that had a median time to progression of 29 weeks. Patients with measurable metastatic disease in our Phase I/ II clinical trial had a median time to progression of 20 weeks. These results can be compared to results for another company’s experimental therapy given to patients with metastatic disease that had a median time to progression of 16 weeks with control or placebo progression occurring at 9 weeks. Eighty-three percent (83%) of patients had an immune response following treatment with DCVax®-Prostate, as measured by the amount of immune-reactive substances found in the blood of patients, which formed specifically in response to PSMA.
      Target Market. The American Cancer Society estimated that 232,090 new cases of prostate cancer would be diagnosed in the United States during 2005. Deaths from prostate cancer are estimated at 30,350 per year. We estimate that there is an initial DCVax®-Prostate target population consisting of approximately 100,000 patients with late stage, or hormone refractory, prostate cancer.
      Current Treatments. Existing treatments for localized prostate cancer include surgery and various forms of radiation therapy. The current standard-of-care for treating metastatic prostate cancer is hormone therapy. Although this therapy achieves temporary tumor control, the National Cancer Institute’s 1989-1996 five-year survival rate for metastatic prostate cancer is only 33%. Moreover, hormone therapy may cause significant adverse side effects, including bone loss, hot flashes, impotence and blood clots. Disease progression in the presence of hormone therapy occurs on average in two years, and is then classified as hormone refractory prostate cancer. Approximately 50% of patients with hormone refractory prostate cancer will die within two years of its onset. Currently, the only FDA approved treatment for hormone refractory prostate cancer are chemotherapy and radioactive pharmaceuticals, which can alleviate cancer-related symptoms but may cause significant adverse side effects and do not prolong survival. A large fraction of hormone refractory patients do not have objective metatstatic disease as measured by bone and CT scans. We believe that DCVax®-Prostate addresses this critical unmet medical need.

DCVax®-Brain
      DCVax®-Brain uses our DCVax® platform in combination with glioblastoma tumor cell lysate antigens. Our clinical collaborators at the University of California at Los Angeles, or UCLA, conducted two Phase I clinical trials to assess the safety and efficacy of dendritic cell-based immunotherapy for glioblastoma. They have informed us that in the first Phase I trial that DCVax®-Brain had been administered to 12 patients and they provided us with preliminary data. Six of these patients were newly diagnosed and had a mean time to progression of 21 months compared to 8 months for historical controls. Median survival was 32 months compared to 15 months of survival for historical controls. One patient remains alive after more than 5 years without recurrence. The six patients with recurrent disease all progressed with a mean of 13 months compared to 5 months for historical controls. Average survival was 17 months compared to 10 months for historical controls.
      The second Phase I clinical trial at UCLA for patients with glioblastoma multiforme (GBM) further supports the ability of DC loaded with tumor lysate to induce immune responses, slow disease progression, and prolong survival. These patients continue to be treated with DCVax®-Brain in a booster program with our financial support. These patients were treated with standard of care which included surgery followed by 6 weeks of radiation therapy and concomitant daily Temodar chemotherapy. Ten patients with newly diagnosed GBM were enrolled. As of March 31, 2006, five patients had progressed, two patients have died, and the remaining eight patients are alive with survival times (from initial surgery) ranging from 12.2 to 40 months and a median survival of > 22 months and continuing. Five of the eight surviving patients have no evidence of progression to date with a median time to progression of > 15 months and continuing. Historically at UCLA, patients similar to those enrolled in the trial (R.P.A. classes III and IV) have median times to disease progression of 8.9 months (± 7.3 months), and median survival times of 15 months (± 13.9 months). In a recent multicenter trial, 287 patients treated post surgery with radiotherapy plus concomitant Temodar achieved median progression free survival (PFS) of 6.9 months (95% confidence interval, 5.8 to 8.2) and median survival of 14.6 months (95% confidence interval, 13.3 to 16.8). (Stupp et. al., New England J. Med. 352: 987-96; 2005.). The Stupp results are currently considered standard of care.
      Target Market. The American Cancer Society estimated that about 18,500 new cases of brain cancer would be diagnosed in the United States during 2005. Deaths from brain cancer are estimated at about 12,760 per year. The most common and lethal form of brain cancer is glioblastoma, the indication we are targeting with DCVax®-Brain. We estimate that our DCVax®-Brain could address a population consisting of approximately 12,500 new patients per year.
      Current Treatments. Existing treatments for glioblastoma include surgery, radiation and chemotherapy. These existing treatments are often used in various combinations and/or sequences and have significant adverse side effects. In its most recent study, The National Institutes of Health reported that the 1989-1996 five-year survival rate for all brain cancer patients was only 31%. Following initial treatment, virtually all cases of this cancer recur, with a life expectancy of approximately one year following recurrence. Few effective therapies exist for these patients. We believe that DCVax®-Brain may address this critical unmet medical need.

DCVax®-Lung
      DCVax®-Lung was designed to use our DCVax® platform in combination with isolated and deactivated lung cancer cells as antigens. Although we received clearance from the FDA to conduct a Phase I clinical trial to assess the safety of DCVax®-Lung, due to lack of financial resources, we suspended the initiation of this trial.
      Target Market. The American Cancer Society estimated that 172,570 new cases of lung cancer would be diagnosed in the United States during 2005. Approximately 80% of these cases are expected to be attributable to non-small cell lung cancer, the indication we were targeting with DCVax®-Lung and are now targeting with DCVax®-Direct. Deaths from all forms of lung cancer are estimated at 163,510 per year for 2005.
      Current Treatments. Existing treatments for non-small cell lung cancer include surgery and radiation therapy, which are used in various combinations. These treatments have significant adverse side effects. In its most recent study, the National Institutes of Health reported that the 1989-1996 five-year survival rate for non-small cell lung cancer patients was only 6.2%. Following initial treatment, virtually all cases of this cancer recur, with a life expectancy of approximately one year following recurrence. No effective therapy exists for these patients.

DCVax®-Direct
      DCVax®-Direct uses our DCVax® platform to produce dendritic cells suitable for direct injection into solid tumors. Several scientific studies have shown that dendritic cells injected into solid tumors in animal models can result in tumor regression. We have continued pre-clinical development of this application with positive preclinical animal data.
Our Therapeutic Antibody Platform
      Our therapeutic antibody platform is based on combining our expertise in monoclonal antibodies, immunology and antigen discovery with potential collaborators who have expertise in humanized and fully human monoclonal antibody development. We develop our therapeutic antibody products candidate in the following sequence:

•	Identification. We identify, validate and select a potentially useful cancer-associated antigen for our therapeutic antibody platform.

•	Immunization. This cancer-associated antigen is used to immunize non-transgenic or transgenic mice. These mice create B cells, which produce non-human or fully human cancer-associated antigen-specific antibodies.

•	Selection And Culturing. From the B cells created during immunization, we select single antibody-producing cells, which we then culture to large quantities. These cells produce identical antibodies with high specificity to the targeted cancer-associated antigen.

•	Analysis And Evaluation. These non-human or fully human monoclonal antibodies are analyzed for specificity to the cancer-associated antigen, ability to bind to live cancer cells with high affinity and ability to kill those cells. In addition, the antibody-producing cells are evaluated for their ability to generate high quantities of the selected antibodies.

•	Humanization. The non-human antibody with the most favorable properties can then be humanized, or stripped of its mouse characteristics.

•	Manufacturing. Our therapeutic humanized or fully human monoclonal antibodies are then manufactured for clinical trials under FDA guidelines.
      We believe that, given additional funding, our antigen discovery program may enable us to identify and develop cancer-associated antigens for the therapeutic antibody platform, potentially expanding our portfolio of potential therapeutic products. We expect that the antibodies generated by the therapeutic antibody platform may be useful as potential products or as products coupled with cytotoxins or radioactive agents.
Therapeutic Antibody Product Candidates
     Lung, Breast, Brain, Colon, Melanoma, and Prostate, and Other Cancers
      We have selected a cancer-associated antigen, CXCR4, for non-small cell lung cancer, breast cancer, glioblastoma, colon cancer, melanoma, prostate, pancreas, kidney, ovarian, and certain blood cancers. We were recently issued a United States patent to the use of antibodies to CXCR4, a protein found to be over expressed in greater than 75% of cancers and involved in three critical functions of cancer cells that include cell proliferation, cell migration and establishment of metastatic sites in distant organs and tissues.

Manufacturing
      We currently rely, and expect to continue to rely, upon specialized third-party manufacturers to produce our product candidates for pre-clinical, clinical and commercial purposes. Furthermore, the product candidates under development by us have never been manufactured on a commercial scale and may not be able to be manufactured at a cost or in sufficient quantities to make commercially viable products.

Marketing
      In the event that we secure funding and develop an approved product, we plan to market that product in partnership with one or more established pharmaceutical companies. Our collaboration with these companies may take the form of royalty agreements, licensing agreements or other co-marketing arrangements. The oncology market in the United States is characterized by highly concentrated distribution channels. To be successful in producing a commercially viable product, we may need to develop a direct sales force to market that product in the United States.

Intellectual Property
      We seek to protect our commercially relevant proprietary technologies through patents both in the United States and abroad. We have fourteen issued and licensed patents (seven in the United States and seven in foreign jurisdictions) and 118 patent applications pending (16 in the United States and 102 in foreign jurisdictions) which cover the use of dendritic cells in DCVax® as well as targets for either our dendritic cell or fully human monoclonal antibody therapy candidates. The issued patents expire at dates from 2015 to 2018. We intend to continue using our scientific expertise to pursue and patent new developments with respect to uses, methods, and compositions to enhance our position in the field of cancer treatment.
      Any patents that we obtain may be circumvented, challenged or invalidated by our competitors. Our patent applications may not result in the issuance of any patents, and any patents that may issue may not offer any protection against others who seek to practice the claimed inventions. We have obtained licenses for certain technologies that we use, but we may be unable to maintain those licenses and may be unable to secure additional licenses in the future. Thus, we may be forced to abandon certain product areas or develop alternative methods for operating in those areas.
      In addition to patents, we rely on copyright protection, trade secrets, proprietary know-how and trademarks to maintain our competitive position. Our future success will depend in part on our ability to preserve our copyrights and trade secrets. Although our officers, employees, consultants, contractors, manufacturers, outside scientific collaborators, sponsored researchers and other advisors are required to sign agreements obligating them not to disclose our confidential information, these parties may nevertheless disclose such information and compromise our confidential data. We may not have adequate remedies for any such breach. It is also possible that our trade secrets or proprietary know-how will otherwise become known or be independently replicated or otherwise circumvented by competitors.

      Our technologies may infringe the patents or violate other proprietary rights of third parties. In the event of infringement or violation, we may be prevented from pursuing further licensing, product development or commercialization. Such a result would materially adversely affect our business, financial condition and results of operations.
      If we become involved in any litigation, interference or other administrative proceedings, we will incur substantial expenses and the efforts of our technical and management personnel will be significantly diverted. An adverse determination may subject us to significant liabilities or require us to seek licenses, which may not be available. We may also be restricted or prevented from manufacturing and selling our products, if any, in the event of an adverse determination in a judicial or administrative proceeding, or if we fail to obtain necessary licenses. In addition, any potential litigation or dispute may, as a result of our lack of funding, require us to further reduce or even curtail our operations entirely.

Competition
      The biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. Several companies, such as Cell Genesys, Inc., Dendreon Corporation, Micromet, Immuno-Designed Molecules, Inc. and Argos Therapeutics, Inc., are actively involved in research and development of cell-based cancer therapeutics. Of these companies, we believe that only Dendreon, and Cell Genesys are carrying-out Phase III clinical trials with a cell-based therapy and they are doing so in a patient population that does not compete with our Phase III DCVax® — Prostate product candidate. No cell-based therapeutic product is currently available for commercial sale. Additionally, several companies, such as Medarex, Inc., Amgen, Inc., Agensys, Inc., and Genentech, Inc. are actively involved in research and development of monoclonal antibody-based cancer therapies. Currently, at least seven antibody-based products are approved for commercial sale for cancer therapy. Genentech is also engaged in several Phase III clinical trials for additional antibody-based therapeutic products for a variety of cancers, and several other companies are in early stage clinical trials for such products. Many other third parties compete with us in developing alternative therapies to treat cancer, including:

•	biopharmaceutical companies;

•	biotechnology companies;

•	pharmaceutical companies;

•	academic institutions; and

•	other research organizations.
      Most of our competitors have significantly greater resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing. In addition, many of these competitors have become more active in seeking patent protection and licensing arrangements in anticipation of collecting royalties for use of technology they have developed. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors may prevent us from recruiting and retaining qualified scientific and management personnel, or from acquiring technologies complementary to our programs.
      We expect that our ability to compete effectively will be dependent upon our ability to:

•	secure the necessary funding to continue our development efforts with respect to our product candidates;

•	successfully complete clinical trials and obtain all requisite regulatory approvals;

•	maintain a proprietary position in our technologies and products;

•	attract and retain key personnel; and

•	maintain existing or enter into new partnerships.

Governmental Regulation
      Governmental authorities in the United States and other countries extensively regulate the pre-clinical and clinical testing, manufacturing, labeling, storage, record-keeping, advertising, promotion, export, marketing and distribution, among other things, of immunotherapeutics. In the United States, the FDA subjects pharmaceutical and biologic products to rigorous review. Even if we ultimately receive FDA approval for one or more of our products, if we or our partners do not comply with applicable requirements, we may be fined, our products may be recalled or seized, our production may be totally or partially suspended, the government may refuse to approve our marketing applications or allow us to distribute our products, and we may be criminally prosecuted. The FDA also has the authority to revoke previously granted marketing authorizations.
      In order to obtain approval of a new product from the FDA, we must, among other requirements, submit proof of safety and efficacy as well as detailed information on the manufacture and composition of the product. In most cases, this proof requires documentation of extensive laboratory tests, and pre-clinical and clinical trials. This testing, and the preparation of necessary applications and processing of those applications by the FDA are expensive and typically take several years to complete. The FDA may not act quickly or favorably in reviewing these applications, and we may encounter significant difficulties or costs in our efforts to obtain FDA approvals that could delay or preclude us from marketing any products we may develop. The FDA also may require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any approvals that could restrict the commercial applications of these products. Regulatory authorities may withdraw product approvals if we fail to comply with regulatory standards or if we encounter problems following initial marketing. With respect to patented products or technologies, delays imposed by the governmental approval process may materially reduce the period we might have the exclusive right to exploit the products or technologies.
      After an IND application becomes effective, a sponsor may commence human clinical trials, in the United States. The sponsor typically conducts human clinical trials in three sequential phases, but these phases may overlap. In Phase I clinical trials, the product is tested in a small number of patients or healthy volunteers, primarily for safety at one or more doses. In Phase II, in addition to safety, the sponsor evaluates the efficacy of the product in a patient population somewhat larger than Phase I clinical trials. Phase III clinical trials typically involve additional testing for safety and clinical efficacy in an expanded population at geographically dispersed test sites. The sponsor must submit to the FDA a clinical plan, or protocol, accompanied by the approval of a clinical site responsible for ongoing review of the investigation, prior to commencement of each clinical trial. The FDA or a clinical site may order the temporary or permanent discontinuation of a clinical trial at any time, if the trial is not being conducted in accordance with FDA or clinical site requirements or presents a danger to its subjects.
      The sponsor must submit to the FDA the results of the pre-clinical and clinical trials, together with, among other things, detailed information on the manufacture and composition of the product, in the form of a new drug application or, in the case of a biologic, a biologics license application. The FDA is regulating our therapeutic vaccine product candidates as biologics and, therefore, we must submit biologics license applications (BLA) to the FDA to obtain approval of our product candidates. The clinical trial process generally takes several years, and the FDA reviews the BLA application and, when and if it decides that adequate data is available to show that the new compound is both safe and effective and that all other applicable requirements have been met, the FDA approves the drug or biologic for marketing. The amount of time taken for this approval process is a function of a number of variables, including the quality of the submission and studies presented, the potential contribution that the compound will make in improving the treatment of the disease in question, and the workload at the FDA. It is possible that our product candidates will not successfully proceed through this approval process or that the FDA will not approve them in any specific period of time.
      The FDA may, during its review of a new drug application or biologics license application, ask for additional test data. If the FDA does ultimately approve a product, it may require post-marketing testing, including potentially expensive Phase IV studies, and surveillance to monitor the safety and effectiveness of the drug. In addition, the FDA may in some circumstances impose restrictions on the use of an approved drug, which may be difficult and expensive to administer, and may require prior approval of promotional materials.
      Before approving a new drug application or biologics license application, the FDA also will inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facilities are in compliance with guidelines for the manufacture, holding, and distribution of a product. Following approval, the FDA periodically inspects drug and biologic manufacturing facilities to ensure continued compliance with manufacturing guidelines. Manufacturers must continue to expend time, money and effort in the areas of production, quality control, record keeping and reporting to ensure full compliance with those requirements. The labeling, advertising, promotion, marketing and distribution of a drug or biologic product must also be in compliance with FDA regulatory requirements. Failure to comply with applicable requirements can lead to the FDA demanding that production and shipment cease, and, in some cases, that the manufacturer recall products, or to FDA enforcement actions that can include seizures, injunctions and criminal prosecution. These failures can also lead to FDA withdrawal of approval to market the product.
      We, and our partners, are also subject to regulation by the Occupational Safety and Health Administration, the Environmental Protection Agency, the Nuclear Regulatory Commission and other foreign, federal, state and local agencies under various regulatory statutes, and may in the future be subject to other environmental, health and safety regulations that may affect our research, development and manufacturing programs. We are unable to predict whether any agency will adopt any regulation, which could limit or impede on our operations.
      Sales of pharmaceutical products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. Whether or not we have obtained FDA approval, we must obtain approval of a product by comparable regulatory authorities in foreign countries prior to the commencement of marketing the product in those countries. The time required to obtain this approval may be longer or shorter than that required for FDA approval. The foreign regulatory approval process includes all the risks associated with FDA regulation set forth above, as well as country-specific regulations.

Employees
      Beginning in September 2002, we reduced our research and administrative staff approximately 94%, from 67 employees to a remaining staff of three full-time employees, as of May 15, 2006. Each of our employees has signed a confidentiality and invention assignment agreement, and none are covered by a collective bargaining agreement. We have never experienced employment-related work stoppages and consider our employee relations to be positive.
PROPERTIES
      We vacated our former 14,000 square foot facility, which housed administrative and laboratory space, on December 14, 2005. We continue to maintain our headquarters in Bothell, Washington where we currently sublease approximately 2,325 square feet of general administration space. Our current lease expires on December 31, 2006. We remain primarily liable, through September 30, 2006, for performance under the original July 1, 2003 lease with Benaroya Capital, which we subsequently assigned to a third party with Benaroya’s concurrence.
LEGAL PROCEEDINGS
Soma Arbitration
      We were parties to an engagement letter, dated October 15, 2003, with Soma Partners, LLC, or Soma, a New Jersey-based investment bank, pursuant to which we engaged them to locate potential investors. Pursuant to the terms of the engagement letter, any disputes arising between the parties would be submitted to arbitration in the New York metropolitan area. A significant dispute arose between the parties. Soma filed an arbitration claim against us with the American Arbitration Association in New York, NY claiming unpaid commission fees of $186,000 and seeking declaratory relief regarding potential fees for future transactions that may be undertaken by us with Toucan Capital. We vigorously disputed Soma’s claims on multiple grounds. We contended that we only owed Soma approximately $6,000.
      Soma subsequently filed an amended arbitration claim, claiming unpaid commission fees of $339,000 and warrants to purchase 6% of the aggregate securities issued to date, and seeking declaratory relief regarding potential fees for future financing transactions which may be undertaken by us with Toucan Capital and others, which could potentially be in excess of $4 million. Soma also requested the arbitrator award its attorneys’ fees and costs related to the proceedings. We strongly disputed Soma’s claims and defended ourselves.
      The arbitration proceedings occurred from March 8-10, 2005 and on May 24, 2005, the arbitrator ruled in our favor and denied all claims of Soma. In particular, the arbitrator decided that we did not owe Soma the fees and warrants sought by Soma, that we would not owe Soma fees in connection with future financings, if any, and that we had no obligation to pay any of Soma’s attorneys’ fees or expenses. The arbitrator agreed with us that the only amount we owed Soma was $6,702.87, which payment we made on May 27, 2005.
      On August 29, 2005, Soma filed a notice of petition to vacate the May 24, 2005 arbitration award issued by the Supreme Court of the State of New York.
      On December 30, 2005, the Supreme Court of the State of New York dismissed Soma’s petition, denying Soma’s August 29, 2005 motion to vacate the May 24, 2005 award.
      On February 3, 2006, Soma filed another notice of appeal with the Supreme Court of the State of New York. As of May 15, 2006, the Supreme Court of the State of New York has yet to act on this matter. We believe that Soma’s latest appeal is without merit and we intend to vigorously defend the appeal.
      We have no other legal proceeding pending at this time.

EXECUTIVE OFFICERS AND DIRECTORS
      Our executive officers and director, and their ages and positions as of May 15, 2006, are as follows.

Name	Age	Position

Alton L. Boynton, Ph.D.	61	President, Chief Scientific Officer, Chief Operating Officer, Secretary and Director
Marnix L. Bosch, Ph.D.	47	Vice President of Vaccine Research and Development
      Alton L. Boynton, Ph.D. Dr. Boynton co-founded Northwest Biotherapeutics, has served as our Secretary since August 2001, has served as our Executive Vice President since July 2000, has served as our Chief Scientific Officer and a director since our inception in 1998, was appointed our Chief Operating Officer in August 2001, and appointed President in May 2003. Dr. Boynton has also served as Director of the Department of Molecular Medicine of Northwest Hospital from 1995-2003 where he coordinated the establishment of a program centered on carcinogenesis. Prior to moving to Seattle, Dr. Boynton was Associate Director of the Cancer Research Center of Hawaii, The University of Hawaii, where he also held the positions of Director of Molecular Oncology of the Cancer Research Center and Professor of Genetics and Molecular Biology. Dr. Boynton received his Ph.D. in Radiation Biology from the University of Iowa in 1972.
      Marnix L. Bosch, Ph.D. Dr. Bosch joined Northwest Biotherapeutics in 2000 and has served as our Vice President for Vaccine R&D since July 2001. Prior to joining us, Dr. Bosch was a member of the faculty of the Department of Pathobiology at the University of Washington and he continues to serve that Department as an Affiliate Associate Professor. He worked at the National Institutes of Health (Bethesda, MD) and the National Institutes of Health and Environmental Protection (Bilthoven, the Netherlands) prior to joining the University of Washington. He has authored more than 40 research publications in virology and immunology, and is an inventor on several patent applications on dendritic cell product manufacturing. Dr. Bosch obtained his Ph.D. in Medicine at the University of Leiden, the Netherlands, in 1987 and earned an MBA from the University of Washington in 2003.
Board of Directors
      Our Board of Directors consists of no non-employee directors and one director who is currently employed by Northwest Biotherapeutics. Due to diminished resources and uncertainty about our ability to continue to operate as a going concern, we have not created a nominating and corporate governance committee of the Board of Directors. Our sole director is not an “independent director” as defined by the National Association of Securities Dealers, Inc. and does not meet the definition of “audit committee financial expert” as defined by the SEC. We intend to appoint one or more independent directors, including an audit committee financial expert, to our Board of Directors in the near future.
Information on Committees of the Board of Directors and Meetings
      The Board of Directors created an Audit Committee and a Compensation Committee on June 21, 2001. These committees do not have formal meeting schedules, but are required to meet at least once each year. During the 2005 fiscal year, there were ten meetings of the Board of Directors, including six meetings of the Audit Committee and one meeting of the Compensation Committee with the Board as a whole. The sole director attended each of those meetings.
      The Board of Directors has a standing Audit Committee, which provides the opportunity for direct contact between our independent registered public accounting firm and the Board. The Board of Directors has adopted a written charter for the Audit Committee, which is attached as Appendix B to this Information Statement. The Audit Committee has responsibility for recommending the appointment of our independent accountants, supervising our finance function (which include, among other matters, the Company’s investment activities), reviewing our internal accounting control policies and procedures, and providing the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters which require Board attention. The Audit Committee held six meetings during fiscal 2005. The current member of the Audit Committee is Alton Boynton. Dr. Boynton is not an independent director, as defined by the rules of the National Association of Securities Dealers, Inc.
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
      The following table sets forth certain information concerning compensation paid or accrued to our four most highly compensated executive officers whose salary and bonus for the Company’s fiscal year ended December 31, 2005 were in excess of $100,000 (the “Named Executive Officers”) during each of the years in the three-year period ended December 31, 2005.

		Annual
		Compensation		Long-Term
	Fiscal			Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Option Grants	Compensation(1)

Alton L. Boynton, Ph.D.	2005	$331,261	—	—	$17,814
President, Chief Operating Officer,	2004	$332,534	—	—	$19,977
Chief Scientific Officer and Secretary	2003	$288,967	—	100,000	$294,909	(2)
Marnix L. Bosch, Ph.D.	2005	$169,603	—	—	$18,396
Vice President of Vaccine Research	2004	$169,602	—	—	$18,396
and Development	2003	$159,710	—	130,000	$32,872	(3)
Paul M. Zeltzer, M.D.	2005	$77,543	—	—	$15,973	(4)
Former Medical Director	2004	—	—	—	—
	2003	—	—	—	—
Larry L. Richards	2005	$121,909	—	—	$15,068
Former Controller(5)	2004	$121,116	—	—	$14,815
	2003	$119,572	—	110,000	$26,331	(6)

(1)	All Other Compensation for each of the years in the three-year period ended December 31, 2005 consists of Company paid premiums on term life insurance coverage up to 1.5 times the employee’s annual salary, earned but unpaid accrued vacation payments, matching contribution on 401(k) up to a maximum of $3,000, and employer paid medical benefits.

(2)	Includes $281,572 in exchange for terminating the severance provision in Dr. Boynton’s employment agreement. The after tax portion of the severance of $183,000 was invested in our November 13, 2003 Secured Convertible Note and Warrants financing.

(3)	Includes $19,570 in exchange for terminating the severance provision in Dr. Bosch’s employment arrangement. The after tax portion of the severance of $16,000 was invested in our November 13, 2003 Secured Convertible Note and Warrants financing.

(4)	Dr. Zeltzer was hired on August 1, 2005 and his employment was terminated effective April 28, 2006. His annual salary was $200,000 on a full-time basis.

(5)	We accepted Mr. Richard’s resignation on March 9, 2006.

(6)	Includes $14,066 in exchange for terminating the severance provision in Mr. Richard’s employment arrangement.
Option Grants in the 2005 Fiscal Year
      There were no employee stock options granted during the year ended December 31, 2005.

Aggregated Option Exercises in Fiscal Year Ended December 31, 2005 and Fiscal Year End Option Values
      The following table provides option exercise information for the Named Executive Officers. The table shows the number of shares acquired and the value realized upon exercise of stock options during 2005 and the exercisable and unexercisable options held at December 31, 2005. The “Value Realized” and the “Value of Unexercised In-the-Money Options” shown in the table represents an amount equal to the difference between the market value of our common stock on December 31, 2005 and the option exercise price, multiplied by the number of shares acquired on exercise and the number of unexercised in-the-money options. These calculations do not take into account the effect of any taxes that may be applicable to the option exercises.

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-
			Options at		The-Money Options at
	Shares		Fiscal Year End		Fiscal Year End(a)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Alton L. Boynton, Ph.D.	—	—	338,955	5,555	$944	$56
Marnix L. Bosch, Ph.D.	—	—	112,654	54,846	$354	$146
Paul M. Zeltzer, M.D.	—	—	—	—	—	—
Larry L. Richards	—	—	81,143	48,857	$212	$88

(a)	The market value of our common stock at December 31, 2005 was $0.10.
Equity Compensation Plans
      The following table provides information as of December 31, 2005 about the new common stock that may be issued upon the exercise of options and rights that have been or may be granted to employees and members of our Board of Directors under all of our existing equity compensation plans.

	Number of Securities		Number of Securities
	to be Issued	Weighted-Average	Remaining Available
	Upon Exercise of	Exercise Price of	for Future Issuance
	Outstanding Options	Outstanding Options	Under Equity
Plan Category	and Other Rights	and Other Rights	Compensation Plans

Equity compensation plans approved by our stockholders(a)	743,111	$0.60	3,959,579
Equity compensation plans not approved by our stockholders	—	—	—

Total	743,111	$0.60	3,959,579

(a)	These plans consist of our 1998 Stock Option Plan, the 1999 Executive Stock Option Plan, the 2001 Stock Option Plan, the Employee Stock Purchase Plan and the 2001 Nonemployee Director Stock Incentive Plan.
1998 Stock Option Plan
      The 1998 Stock Option Plan was adopted by our Board of Directors in July 1998 and approved by our stockholders in February 1999. This plan provides for the grant to our employees, including officers and employee directors, of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code and for the grant of non-statutory stock options to our employees, officers, directors, including non-employee directors, and consultants. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value, under all of our plans and determined as of the grant date, in excess of $100,000, any such excess options will be treated as non-statutory options. A total of 413,026 shares of our common stock have been reserved for issuance under this plan and, as of December 31, 2005, net of forfeitures, a total of 337,146 of such shares remained available for additional option grants.

      The Compensation Committee of our Board of Directors serves as the administrator of our 1998 Stock Option Plan. Subject to the terms of this plan, the administrator determines the terms of options granted, including the number of shares subject to the option, exercise price, term and exercisability. The exercise price of all incentive stock options granted under this plan must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of our outstanding capital stock, or a 10% stockholder, must be at least equal to 110% of the fair market value of our common stock on the date of grant. The exercise price of all non-statutory stock options cannot be less than 85% of the fair market value of our common stock on the date of grant, and in the case of 10% stockholders, the exercise price cannot be less than 110% of the fair market value of our common stock. The term of options granted under this plan may not exceed 10 years, and the term of an incentive stock option granted to a 10% Stockholder may not exceed five years. An option may not be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised during the lifetime of the optionee only by such optionee. Generally, each option granted under this plan becomes exercisable as to 25% of the total number of shares subject to the option after the first anniversary following the date of grant, with subsequent equal monthly vesting over three years, subject to the optionee’s continued relationship with us as an employee, director or consultant, as the case may be.
      Our Board of Directors has the authority to amend or terminate this plan, but such action will not adversely affect any outstanding option without the optionee’s consent. If not terminated earlier, this plan will terminate in July 2008.
1999 Executive Stock Option Plan
      The 1999 Executive Stock Option Plan was adopted by our Board of Directors in November 1999. This plan provides for the grant of non-statutory stock options to our employees, officers, directors, including non-employee directors, and consultants. A total of 586,166 shares of our common stock have been reserved for issuance under this plan, and, as of December 31, 2005, net of forfeitures, a total of 420,956 shares remain available for granting under this plan.
      The Compensation Committee of our Board of Directors serves as the administrator of this plan. Subject to the terms of this plan, the administrator determines the terms of options granted, including the number of shares subject to the option, exercise price, term and exercisability. The exercise price of options under this plan cannot be less than 85% of the fair market value of our common stock on the date of grant and, in the case of 10% stockholders, the exercise price cannot be less than 110% of the fair market value of our common stock on the date of grant. The term of options granted under this plan may not exceed 10 years. An option may not be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised during the lifetime of the optionee only by such optionee. Each option granted under this plan becomes exercisable as to 25% of the total number of shares subject to the option on the first anniversary following the date of grant, with subsequent equal monthly vesting over three years, subject to the optionee’s continued relationship with us as an employee or consultant.
      Our Board of Directors has the authority to amend or terminate this plan, but such action will not adversely affect any outstanding option without the optionee’s consent. If not terminated earlier, this plan will terminate in November 2009.
2001 Stock Option Plan
      The 2001 Stock Option Plan was both adopted by our Board of Directors and approved by our stockholders in June 2001. A total of 1,800,000 shares of our common stock have been initially reserved for issuance under this plan. This plan is intended to provide for the grant to our employees, including officers and employee directors, of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code and for the grant of non-statutory stock options to our employees and consultants. The number of shares available for grant under this plan is subject to an automatic annual increase in an amount equal to the lesser of (i) 15% of the aggregate number of shares available for granting for the immediately preceding year; or (ii) 300,000 shares. As of December 31, 2005, net of forfeitures, a total of 2,423,320 shares remain available under this plan.
      The Compensation Committee of our Board of Directors serves as the administrator of this plan. Subject to the terms of this plan, the administrator determines the terms of options granted, including the number of shares subject to the option, exercise price, term and exercisability. The exercise price of all incentive stock options granted under this plan must be at least equal to the fair market value of our common stock on the date of grant. The term of incentive stock options granted under this plan generally may not exceed 10 years.
      Our Board of Directors has the authority to amend or terminate this plan, but such action may not adversely affect any outstanding option previously granted under the plan. If this plan is not terminated earlier, no incentive stock options can be granted under the plan on or after the later of June 2011 or the 10th anniversary of the date when our Board of Directors adopted, subject to approval by our stockholders, the most recent increase in the number of shares available for grant under the plan.
2001 Nonemployee Director Stock Incentive Plan
      The 2001 Nonemployee Director Stock Incentive Plan was adopted by our Board of Directors in June 2001. This plan provides for the automatic grant to each of our nonemployee directors of a nonstatutory stock option to purchase 5,000 shares of our common stock on the third business day following each annual meeting of our stockholders. A total of 200,000 shares of common stock have been reserved for issuance under this plan and, as of December 31, 2005, net of forfeitures, a total of 147,500 shares remain available under this plan.
      This plan is administered by the Compensation Committee of our Board of Directors. The exercise price of each option granted pursuant to this plan is the fair market value of the underlying shares of our common stock on the date of grant. Each option granted pursuant to this plan generally becomes exercisable upon six months after the date of grant, subject to certain limitations. Our Board of Directors has the authority to amend or terminate this plan, but such action may not adversely affect any outstanding option without the optionee’s consent.
Employee Stock Purchase Plan
      Our Employee Stock Purchase Plan was adopted by our Board of Directors and approved by our stockholders in June 2001. A total of 500,000 shares of common stock have been reserved for issuance under this plan and, as of December 31, 2005, 14,374 have been issued under this plan.
      This plan is administered by the Compensation Committee of our Board of Directors and provides a mechanism for eligible employees to purchase shares of our common stock. To facilitate these purchases, eligible participants are assigned plan accounts, to which they may contribute funds via payroll deduction. The purchases are accomplished through the use of six-month offering periods. Purchases pursuant to this plan are made at a price equal to the lower of (i) 85% of the fair market value of our common stock on the last trading day in the offering period; or (ii) 85% of the fair market value of our common stock on the last trading day before the commencement of such offering period. No participant may purchase more than 1,000 shares of our common stock during any offering period. Additionally, purchases under the plan are limited such that no participant may purchase under the plan, in any offering period that commenced in that calendar year, shares with a fair market value in excess of $25,000 minus the fair market value of any shares that the participant previously purchased in that calendar year. In the case of shares purchased during an offering period that commenced in the preceding calendar year, the limitation is $50,000 minus the fair market value of any shares that the participant purchased during the calendar year of the purchase and the calendar year immediately preceding such purchase.
      Our Board of Directors has the authority to amend or terminate this plan at any time. Amendments to the plan are subject to approval by our stockholders to the extent required by applicable law.

Compensation Committee Interlocks and Insider Participation
      During the 2005 fiscal year Dr. Boynton, the sole member of our Compensation Committee, had no relationship or transactions with us required to be disclosed pursuant to Item 402(j) of Regulation S-K promulgated under the Securities Act or the Exchange Act.
Employment Agreements
      On June 23, 2005, we entered into an employment agreement with Dr. Paul Zeltzer to serve as our Medical Director. The employment arrangement was on at at-will basis and provided that we will pay Dr. Zeltzer a base salary at an annual rate of $200,000 on a full time basis and did not include severance compensation. Effective April 28, 2006, Dr. Zeltzer’s employment has been terminated.
CERTAIN RELATIONSHIPS
Recapitalization
      Since the beginning of 2002, we recognized that we did not have sufficient working capital to fund our operations beyond 12 months and needed to raise additional capital from third parties in order to continue our clinical and research programs. In April 2002, we retained an investment bank to assist us in raising capital. Due to the economic climate in 2002 and declining stock prices of biotechnology companies in general, as well as our own stock price, we were unable to raise additional capital. In July 2002 we retained an additional investment banking firm to assist us in exploring various strategic options including raising additional capital, licensing our technology to a third party, or merging with another company. We contacted over 50 biotechnology companies and over 20 large pharmaceutical companies in an attempt to explore these options without success.
      From September 2002 through approximately September 2004, we reduced our staff from 67 to 8 employees, withdrew our IND for our Phase III clinical trial for hormone refractory prostate cancer and our IND for our Phase I trial for non-small cell lung cancer from the FDA and inactivated our Phase II clinical trial for brain cancer, which remained open with the FDA. In addition, we moved our corporate headquarters several times, each time to smaller facilities in order to reduce our monthly rent expense. During this time, we attempted to obtain capital from various sources, but were not successful. On November 13, 2003, we borrowed $335,000 from members of our management, pursuant to a series of convertible promissory notes which accrue interest at a rate of prime plus 2% (and associated warrants to purchase an aggregate of approximately 3.7 million shares of our stock at $0.04 per share) as follows:

		Original			Shares	Original
	Principal	Conversion		Original	Underlying	Exercise
Lender	Amount	Price/Share	Interest Rate	Maturity	Warrants	Price

Alton Boynton	$183,000	$0.18	Prime + 2%	11/12/2004	2,033,333	$0.18
Eric Holmes	$50,000	$0.18	Prime + 2%	11/12/2004	555,555	$0.18
Dan Wilds	$50,000	$0.18	Prime + 2%	11/12/2004	555,555	$0.18
Marnix Bosch	$41,000	$0.18	Prime + 2%	11/12/2004	455,555	$0.18
Larry Richards	$11,000	$0.18	Prime + 2%	11/12/2004	122,222	$0.18

Total	$335,000				3,722,220

      In connection with the financing with Toucan Capital described below, the loan from Dan Wilds was repaid, and the remaining notes were amended to provide for automatic conversion under certain circumstances and to reduce the conversion prices to $0.10 per share. The notes that remained outstanding were also made subordinate to the claims of Toucan Capital. In connection with the Toucan Capital financing, the warrants were amended to reduce the exercise price to match the conversion price of the notes issued to Toucan Capital as described below and to remove certain antidilution protections of the warrants. The notes that remained outstanding were amended on a number of occasions to extend their respective maturity dates. All of these notes have now either been paid in full or converted into our common stock at the amended conversion price of $0.10 per share. All of the warrants have been exercised on a net exercise basis as of May 15, 2006.
      Beginning in 2004, we undertook a significant recapitalization whereby we have raised an aggregate of approximately $14.5 million in gross proceeds from issuances of debt and equity through a series of private placements. These financings included:

•	the issuance of a series of convertible promissory notes to Toucan Capital, a venture capital fund, in aggregate principal amount of approximately $6.75 million (and associated warrants) from February 2004 through September 2005. The first $1.1 million of the $6.75 million carried 300% warrant coverage and thereafter the notes carried 100% warrant coverage. The notes accrued interest at 10% per annum from the respective original issuance dates of the notes;

•	the issuance of a convertible promissory note to Toucan Partners, an affiliate of Toucan Capital, in principal amount of $400,000 (and an associated warrant) in November 2005. This note accrues interest at 10% per annum from its original issuance dates. This note carried warrant coverage of 100%;

•	the issuance of a series of non-convertible promissory notes to Toucan Partners, in an aggregate principal amount of approximately $550,000 from December 2005 through March 2006. These notes accrue interest at 10% per annum from the respective original issuance dates of the notes;

•	the sale of Series A Preferred Stock to Toucan Capital for aggregate gross proceeds of approximately $1.3 million (and an associated warrant to purchase an aggregate of 13 million shares of Series A Preferred Stock at an exercise price of $0.04 per share) in January 2005; and

•	the sale of approximately 39.5 million shares of common stock (and accompanying warrants to purchase an aggregate of approximately 19.7 million shares of common stock at an exercise price of $0.14 per share) to certain accredited investors for aggregate proceeds of approximately $5.5 million in April 2006 in our PIPE Financing.
      Subsequently, the non-convertible notes held by Toucan Partners were amended and restated in order to make them convertible on the same terms and conditions as the convertible notes previously issued to Toucan Capital and Toucan Partners, and warrants were issued to Toucan Partners on the same terms and conditions as warrants (100% coverage) were previously issued to Toucan Capital and Toucan Partners. In April 2006, Toucan Capital elected to convert all of its promissory notes, including all accrued interest thereon, into a newly designated series of preferred stock, Series A-1 Preferred Stock, in accordance with the terms of the notes at a conversion price of $1.60 per share. The Series A-1 Preferred Stock is substantially identical to Series A Preferred Stock with the exception of the issuance price per share and liquidation preference per share (which are $1.60 per share, rather than $0.04 per share in the case of Series A) and the ratio at which the shares are convertible into common stock (which is 1-for-40, or 1 share of Series A-1 Preferred Stock for 40 shares of common stock, rather than 1-for-1 in the case of Series A).
      Simultaneously with Toucan Capital’s loan conversion, Alton Boynton, our President, and Marnix Bosch, our Vice President of Vaccine Research and Development, each elected to convert the principal and accrued interest on convertible loans that they have previously made to us into 2,195,771 and 491,948 shares, respectively, of our common stock, and in conjunction with the PIPE Financing, exercised their warrants (200% warrant coverage) on a net exercise basis for 1,895,479 and 424,669 shares of our common stock, respectively.
      As a result of the financings described above, Toucan Capital currently holds:

•	an aggregate of 32.5 million shares of Series A Preferred Stock (convertible into an aggregate of 32.5 million shares of common stock as of April 17, 2006);

•	an aggregate of approximately 4.8 million shares of Series A-1 Preferred Stock (convertible into an aggregate of approximately 192.7 million shares of common stock);

•	warrants to purchase an aggregate of 66 million shares of capital stock at an exercise price of $0.01 per share;

•	warrants to purchase an aggregate of 56.5 million shares of capital stock at an exercise price of $0.04 per share; and

•	warrants to purchase an aggregate of 13 million shares of Series A Preferred Stock at an exercise price of $0.04 per share.
      As a result of the financings described above, Toucan Partners currently holds:

•	convertible promissory notes in aggregate principal amount of $950,000, with accrued interest thereon of approximately $35,000 as of May 15, 2006 (with such notes convertible as of May 15, 2006 into an aggregate of approximately 24.6 million shares of capital stock at a conversion price of $0.04 per share); and

•	warrants to purchase an aggregate of 9.5 million shares of capital stock at an exercise price of $0.04 per share.
      The warrants held by Toucan Capital and Toucan Partners described above are fully vested and exercisable and generally have an exercise period of seven years from their respective dates of issuance.
      The investments made by Toucan Capital and Toucan Partners were made pursuant to the terms and conditions of a recapitalization agreement originally entered into on April 26, 2004, (which was subsequently amended and restated, and further amended) with Toucan Capital (as amended to date, the “Recapitalization Agreement”), which contemplated the possible recapitalization of Northwest Biotherapeutics. As amended, the Recapitalization Agreement contemplates a bridge financing period and an equity financing period, with such equity financing period extending through December 31, 2006, or such later date as is mutually agreed by Toucan Capital and us. The Recapitalization Agreement includes a binding term sheet that outlines the terms of a potential equity financing, at Toucan Capital’s election, of up to $40 million through the issuance of new securities to Toucan Capital, Toucan Partners and a syndicate of other investors to be determined. However, neither Toucan Capital, Toucan Partners, nor any entity affiliated with either of them are obligated to invest any additional funds in us.
      As of May 15, 2006, Toucan Capital and Toucan Partners collectively have beneficial ownership of approximately 394.8 million shares of our capital stock, representing a beneficial ownership of approximately 86% of our outstanding common stock on an as-converted-to-common stock basis. Toucan Capital and Toucan Partners each has a right of first refusal to participate in our future issuances of debt or equity securities.
Cognate Therapeutics
      On July 30, 2004, we entered into a service agreement with Cognate Therapeutics, Inc. Cognate is a contract manufacturing and services organization, the majority of which is owned by Toucan Capital. In addition, two of the principals of Toucan Capital are members of Cognate’s board of directors. Under the agreement we agreed to utilize Cognate’s services for a two-year period, related primarily to manufacturing DCVax® product candidates, regulatory advice, research and development preclinical activities and managing clinical trials. We recognized approximately $2.9 million and $3.5 million of research and development costs relative to this agreement in 2004 and 2005, respectively. We recognized approximately $219,000 of research and development costs during the three months ended March 31, 2006 relative to this agreement. As of March 31, 2006 we owed Cognate $3.6 million for services rendered pursuant to this agreement. On April 11, 2006, we paid $1.5 million to Cognate toward the amount due.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND SELLING STOCKHOLDERS
Background
      In April 2006, we consummated the PIPE Financing, which was a private offering of our securities to a limited number of accredited investors pursuant to Rule 506 of Regulation D under the Securities Act. The PIPE Financing closed on April 4, 2006. We issued these selling stockholders an aggregate of 39,467,891 shares of our common stock, at a price of $0.14 per share, and for no additional consideration, warrants exercisable into 19,733,945 shares of common stock. We agreed to prepare and file a registration statement for the resale of the shares of common stock and the shares of common stock issuable upon exercise of the warrants. On April 7, 2006, we issued 482,091 shares of our common stock to one of the investors as a result of the net exercise of its warrant to purchase 714,286 shares of common stock at $0.14 per share acquired by such investor pursuant to the PIPE Financing.
      The following tables present information regarding the beneficial ownership of our common stock as of May 15, 2006 by:

•	each person, or group of affiliated persons, who is known by us to own beneficially 5% or more of our common stock;

•	our current director;

•	each of our named executive officers;

•	our current director and all of our executive officers as a group; and

•	in the second table, each selling stockholder.
      The applicable percentages of ownership are based on an aggregate of 65,241,287 shares of common stock issued and outstanding on May 15, 2006. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options, warrants, convertible preferred stock or convertible notes held by that person that are currently exercisable or exercisable within 60 days of May 15, 2006. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
      We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and the entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of May 15, 2006. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

      The second table also sets forth the number of shares of common stock certain selling stockholders will receive upon exercise of warrants for cash. None of the selling stockholders has had any position, office or other material relationship with us within the past three years other than as a result of the ownership of our shares or other securities. The information included below is based on information provided by the selling stockholders. Because the selling stockholders may offer some or all of their shares, no definitive estimate as to the number of shares that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered hereby will be sold.

	Shares of Common Stock
	Beneficially Owned(1)

Beneficial Owner	Number	Percentage

Officers and Directors
Alton L. Boynton, Ph.D.(2)	4,886,800	7.0%
Marnix L. Bosch, Ph.D.(3)	1,110,607	1.7%
Paul Zeltzer, M.D.	—	*
Larry Richards(4)	175,832	*
All executive officers and directors as a group(3 persons)(5)	5,997,407	8.4%
5% Security Holders
Entities associated with Toucan Capital Fund II, L.P.(6)	394,800,414	85.8%
C.E. Unterberg Towbin Capital Partners I LP(7)	5,362,500	8.0%
Iroquois Masterfund Ltd(8)	5,357,143	8.0%
Southridge Partners LP(9)	4,553,571	6.8%
Northwood Capital Partners, LP(10)	3,750,000	5.6%
Medarex, Inc.(11)	3,600,000	5.2%

*	less than 1%

(1)	Percentage represents beneficial ownership percentage of common stock calculated in accordance with SEC rules and does not equate to voting percentages. Because the Series A Preferred Stock and Series A-1 Preferred Stock vote together with the common stock on substantially all matters, actual voting percentage represented by the shares of common stock beneficially owned by certain stockholders is lower than the percentages reflected in the table (as noted in footnotes 2, 3, 4, 5, 7, 8, 9, 10 and 11 below).

(2)	Includes 4,542,290 shares of common stock held by Dr. Boynton and 344,510 shares of common stock issuable upon exercise of options that are exercisable within 60 days of May 15, 2006. Represents voting percentage of approximately 1.6%.

(3)	Includes 981,442 shares of common stock held by Dr. Bosch and 129,165 shares of common stock issuable upon exercise of options that are exercisable within 60 days of May 15, 2006. Represents voting percentage of less than 1%.

(4)	Includes 175,832 shares of common stock held. Represents voting percentage of less than 1%.

(5)	Includes 5,523,732 shares of common stock held by the officers and directors and 473,675 shares issuable upon exercise of options that are exercisable within 60 days of May 15, 2006. Represents voting percentage of approximately 1.9%.

(6)	Includes (i) 225,174,520 shares of common stock issuable upon conversion of preferred stock held by Toucan Capital; (ii) 135,500,000 shares of common stock currently issuable upon exercise of warrants held by Toucan Capital; (iii) 24,625,894 shares of common stock issuable upon conversion of promissory notes held by Toucan Partners, LLC (“Toucan Partners”); and (iv) 9,500,000 shares issuable upon exercise of warrants held by Toucan Partners.

(7)	Includes 1,787,500 shares of common stock currently issuable upon exercise of warrants. Represents voting percentage of approximately 1.8%.

(8)	Includes 1,785,714 shares of common stock currently issuable upon exercise of warrants. Represents voting percentage of approximately 1.8%.

(9)	Includes 1,517,857 shares of common stock currently issuable upon exercise of warrants. Represents voting percentage of approximately 1.6%.

(10)	Includes 1,250,000 shares of common stock currently issuable upon exercise of warrants. Represents voting percentage of approximately 1.3%.

(11)	Includes 800,000 shares of common stock currently issuable upon exercise of warrants. Based on a Form 3 and Schedule 13G filed by Medarex with the SEC. Represents voting percentage of approximately 1.2%.

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Before the Offering(1)		Shares	After the Offering(3)
			Being
Beneficial Owner	Number	Percentage	Offered(2)	Number	Percentage

Officers and Directors
Bluegrass Growth Fund, L.P.(4)	2,678,571	4.1%	2,678,571	0	*
Andrew M. Blum(5)	53,625	*	53,625	0	*
Bristol Investment Fund, Ltd(6)	1,607,143	2.4%	1,607,143	0	*
C.E. Unterberg Towbin Capital Partners I LP(7)	5,362,500	8.0%	5,362,500	0	*
Jason L. DiPaola(8)	214,500	*	214,500	0	*
Cranshire Capital, LP(9)	2,678,571	4.1%	2,678,571	0	*
Ellis International Limited(10)	2,678,571	4.1%	2,678,571	0	*
Jeffrey M. Gallups(11)	300,000	*	300,000	0	*
John H. Gutfreund(12)	536,250	*	536,250	0	*
Smithfield Fiduciary LLC(13)	2,678,571	4.1%	2,678,571	0	*
Iroquois Masterfund Ltd(14)	5,357,143	8.0%	5,357,143	0	*
Comtech Global Investment Ltd(15)	1,500,000	2.3%	1,500,000	0	*
Alpha Capital AG(16)	1,607,142	2.4%	1,607,142	0	*
Little Gem Life Sciences Fund LLC(17)	1,071,429	1.6%	1,071,429	0	*
Monarch Capital Fund Ltd	1,910,662	2.9%	1,910,662	0	*
Hope Ni(18)	300,000	*	300,000	0	*
Nite Capital LP(19)	2,678,571	4.1%	2,678,571	0	*
Northwood Capital Partners, LP(20)	3,750,000	5.6%	3,750,000	0	*
Cabernet Partners, LP(21)	1,500,000	2.3%	1,500,000	0	*
Chardonnay Partners, LP(22)	900,000	1.4%	900,000	0	*
Robert A. Berlacher(23)	600,000	*	600,000	0	*
Insignia Partners, LP(24)	2,250,000	3.4%	2,250,000	0	*
Joseph Reda(25)	375,000	*	375,000	0	*
Southridge Partners LP(26)	4,553,571	6.8%	4,553,571	0	*
Southshore Capital Fund Ltd(27)	803,571	1.2%	803,571	0	*
Stoc*Doc Partners, L.P.(28)	300,000	*	300,000	0	*
Ellen U Celli Emily U Satloff TTEE T.I. Unterberg(29)	536,250	*	536,250	0	*
Declaration of Trust by Thomas I. Unterberg(30)	1,072,500	1.6%	1,072,500	0	*
Thomas I. Unterberg(31)	2,145,000	3.3%	2,145,000	0	*

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Before the Offering(1)		Shares	After the Offering(3)
			Being
Beneficial Owner	Number	Percentage	Offered(2)	Number	Percentage

Thomas I. Unterberg TTEE Ellen U. Celli Family Trust /25/93(32)	1,072,500	1.6%	1,072,500	0	*
Ellen U. Celli(33)	1,072,500	1.6%	1,072,500	0	*
Emily Satloff(34)	536,250	*	536,250	0	*
Marjorie & Clarence Unterberg Foundation(35)	1,608,000	2.4%	1,608,000	0	*
NFS/ FINTC IRA FBO Thomas I. Unterberg(36)	1,072,500	1.6%	1,072,500	0	*
Thomas I. Unterberg TTEE. Emily U. Satloff Family Trust U/ A 03/25/93(37)	1,072,500	1.6%	1,072,500	0	*
Ann Unterberg(38)	536,250	*	536,250	0	*

*	Less than 1%

(1)	Calculated based on Rule 13d-3(d)(i). In calculating this amount for each selling stockholder, we treated as outstanding the number of shares of common stock issuable upon exercise for cash of that selling stockholder’s warrants but we did not assume exercise of any other selling stockholder’s warrants.

(2)	In calculating this amount for each selling stockholder, we included the number of shares of common stock issuable upon exercise for cash of that selling stockholder’s warrants.

(3)	Assumes sale of all shares offered by the selling stockholder.

(4)	Includes 892,857 shares of common stock currently issuable upon exercise of warrants.

(5)	Includes 17,875 shares of common stock currently issuable upon exercise of warrants.

(6)	Includes 535,714 shares of common stock currently issuable upon exercise of warrants.

(7)	Includes 1,787,500 shares of common stock currently issuable upon exercise of warrants.

(8)	Includes 71,500 shares of common stock currently issuable upon exercise of warrants.

(9)	Includes 892,857 shares of common stock currently issuable upon exercise of warrants.

(10)	Includes 892,857 shares of common stock currently issuable upon exercise of warrants.

(11)	Includes 100,000 shares of common stock currently issuable upon exercise of warrants.

(12)	Includes 178,750 shares of common stock currently issuable upon exercise of warrants.

(13)	Includes 892,857 shares of common stock currently issuable upon exercise of warrants.

(14)	Includes 1,785,714 shares of common stock currently issuable upon exercise of warrants.

(15)	Includes 500,000 shares of common stock currently issuable upon exercise of warrants.

(16)	Includes 535,714 shares of common stock currently issuable upon exercise of warrants.

(17)	Includes 357,143 shares of common stock currently issuable upon exercise of warrants.

(18)	Includes 100,000 shares of common stock currently issuable upon exercise of warrants.

(19)	Includes 892,857 shares of common stock currently issuable upon exercise of warrants.

(20)	Includes 1,250,000 shares of common stock currently issuable upon exercise of warrants.

(21)	Includes 500,000 shares of common stock currently issuable upon exercise of warrants.

(22)	Includes 300,000 shares of common stock currently issuable upon exercise of warrants.

(23)	Includes 200,000 shares of common stock currently issuable upon exercise of warrants.

(24)	Includes 750,000 shares of common stock currently issuable upon exercise of warrants.

(25)	Includes 125,000 shares of common stock currently issuable upon exercise of warrants.

(26)	Includes 1,517,857 shares of common stock currently issuable upon exercise of warrants.

(27)	Includes 267,857 shares of common stock currently issuable upon exercise of warrants.

(28)	Includes 100,000 shares of common stock currently issuable upon exercise of warrants.

(29)	Includes 178,750 shares of common stock currently issuable upon exercise of warrants.

(30)	Includes 357,500 shares of common stock currently issuable upon exercise of warrants.

(31)	Includes 715,000 shares of common stock currently issuable upon exercise of warrants.

(32)	Includes 357,500 shares of common stock currently issuable upon exercise of warrants.

(33)	Includes 357,500 shares of common stock currently issuable upon exercise of warrants.

(34)	Includes 178,750 shares of common stock currently issuable upon exercise of warrants.

(35)	Includes 536,000 shares of common stock currently issuable upon exercise of warrants.

(36)	Includes 357,500 shares of common stock currently issuable upon exercise of warrants.

(37)	Includes 357,500 shares of common stock currently issuable upon exercise of warrants.

(38)	Includes 178,750 shares of common stock currently issuable upon exercise of warrants.

DESCRIPTION OF CAPITAL STOCK
      As of the date of this prospectus, we are authorized to issue 300,000,000 shares of common stock par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share, 50,000,000 of which have been designated as Series A Cumulative Convertible Preferred Stock and 10,000,000 of which have been designated as Series A-1 Cumulative Convertible Preferred Stock.
      As of May 15, 2006, we had 65,241,287 shares of common stock issued and outstanding, and had reserved an additional:

•	185,394,540 shares of common stock for issuance upon exercise of outstanding warrants,

•	24,625,894 shares of common stock for issuance upon conversion of our convertible promissory notes,

•	32,500,000 shares of common stock for issuance upon conversion of our Series A Stock,

•	192,267,520 shares of common stock for issuance upon conversion of our Series A-1 Stock,

•	383,246 shares of common stock for issuance under our 1998 Stock Option Plan,

•	586,166 shares of common stock for issuance under our 1999 Executive Stock Option Plan,

•	2,906,551 shares of common stock for issuance under our 2001 Stock Option Plan,

•	182,500 shares of common stock for issuance under our 2001 Nonemployee Director Stock Incentive Plan,

•	158,600 shares of common stock for issuance under our Employment Agreement Plan, and

•	485,626 shares of common stock for issuance under our Employee Stock Purchase Plan.
      We have submitted a proposal to our stockholders to increase our authorized capital to 800,000,000 shares of common stock and 300,000,000 shares of preferred stock. This proposal will be considered at our 2006 Annual Meeting of Stockholders, which is scheduled to be held on May 25, 2006.
Common Stock
      Voting Rights. Each holder of shares of common stock shall be entitled to one vote for each share of such common stock held by such holder. Under our Bylaws, the holders of a majority of the voting power of our issued and outstanding stock entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided by statute or by our certificate of incorporation. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of our issued and outstanding stock entitled to vote thereon, present in person or represented by proxy, shall decide any questions brought before such meeting, unless the question is one upon which by express provision of statute or of the certificate of incorporation or of the Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question.
      Dividends. Subject to the dividend rights of the outstanding shares of issued and outstanding preferred stock, holders of common stock are entitled to receive dividends, when, as and if declared by the Board of Directors out of assets lawfully available for such purposes. No dividends shall be paid on any shares of common stock unless the same dividend is paid on all shares of common stock outstanding at the time of such payment.
      Rights upon Liquidation, Dissolution or Winding Up. In the event of any distribution of assets upon liquidation, dissolution or winding up of our affairs, holders of common stock will be entitled to share ratably and equally all of our assets and funds remaining after payment to the holders of our preferred stock of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up as herein provided.

      Other Rights. Holders of common stock have no subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares, except as expressly provided for in our stockholder rights plan. Accordingly, if we were to elect to sell additional shares of common stock, persons acquiring common stock in this offering would have no right to purchase additional shares and, as a result, their percentage equity interest in Northwest Biotherapeutics, Inc. would be reduced.
Series A Cumulative Convertible Preferred Stock and Series A-1 Cumulative Convertible Preferred Stock
      The Series A Stock:

(i) is entitled to cumulative dividends at the rate of 10% per year;

(ii) is entitled to a liquidation preference in the amount of its initial purchase price plus all accrued and unpaid dividends (to the extent of legally available funds);

(iii) has a preference over the common stock, and is on a pari passu basis with the Series A-1 Stock, with respect to dividends and distributions;

(iv) is entitled to participate on an as-converted basis with the common stock on any distributions after the payment of any preferential amounts to the Series A Stock and the Series A-1 Stock;

(v) votes on an as converted basis with the common stock and the Series A-1 Stock on matters submitted to the common stockholders for approval and as a separate class on certain other material matters; and

(vi) is convertible into common stock on a one-for-one basis (subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, recapitalizations, etc.).
      The number of shares of common stock issuable upon conversion of each share of Series A Stock is also subject to increase in the event of certain dilutive issuances in which we sell or are deemed to have sold shares below the then applicable conversion price (currently $0.04 per share). The consent of the holders of a majority of the Series A Stock is required in the event that we elect to undertake certain significant business actions.
      The Series A-1 Stock is substantially identical to the Series A Stock described above, although its original issuance price and liquidation preference are $1.60 per share, and its conversion rate is initially 40 shares of common stock per share of Series A-1 Stock.
Registration Rights
      In addition to the rights of the selling stockholders identified herein to require us to file a registration statement of which this prospectus is a part for the purpose of registering the resale of the shares offered hereby, holders of approximately 225.2 million shares of our common stock (issued or issuable upon conversion of the Series A Stock and the Series A-1 Stock on an as-converted basis), which shares we refer to as “registrable securities,” have the following registration rights with respect to those shares:

Demand Registration Rights. The holders of 20% or more of the registrable securities, or their transferees, may require us on not more than two occasions in a twelve month period (exclusive of registration on Form S-3), to file a registration statement under the Securities Act with respect to their shares of common stock, provided that the anticipated aggregate offering price to the public of at least $2.0 million. These registration rights are subject to specified conditions and limitations. Under the terms of the registration pursuant to which these rights are granted, we will be required to register for resale these shares if we receive a written request from holders of at least a majority of all such shares then outstanding.

Piggyback Registration Rights. If we propose to register any of our securities under the Securities Act either for our own account or for the account of other stockholders, the holders of the registrable securities will be entitled to notice of the registration and will be entitled to include their shares of common stock in the registration statement. These registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under some circumstances and the right of the holders to include their shares in the registration statement before we can include shares that we propose to sell. The holders of these shares have waived their right to have their shares included in this offering.

Registration on Form S-3. The holders of the registrable securities are entitled, upon written request from holders of registrable securities, to have such shares registered by us on a Form S-3 registration statement at our expense provided that such requested registration has an anticipated aggregate offering price to the public of at least $1.0 million. These registration rights are subject to specified conditions and limitations.

Expenses of Registration. We will pay all expenses relating to any demand, piggyback or Form S-3 registrations, other than underwriting discounts and commissions.

Expiration of Registration Rights. The rights granted to a holder under the investor rights agreement will terminate upon (A) any consolidation or merger of Northwest Biotherapeutics with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which our stockholders immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which we are a party in which in excess of fifty percent (50%) of our voting power is transferred.

Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws
      A number of provisions of our Certificate of Incorporation and Bylaws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of our Board of Directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deemed to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of our Board to issue preferred stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contests, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the common stock. The Board of Directors believes these provisions are appropriate to protect the interests of Northwest Biotherapeutics, Inc. and all of its stockholders.
      Special Meetings of Stockholders. A special meeting of stockholders may be called at any time by the Board of Directors or the Chairman of the Board, if one shall have been elected, or the Chief Executive Officer. Except as otherwise provided by applicable law, or the Certificate of Incorporation or Bylaws, stockholders shall not be entitled to call a special meeting.
      Stockholder action by written consent. Our bylaws provide that any action required to be taken at any annual or special meeting of the holders of common stock, may be taken by written consent without a meeting, provided that such written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted the holders of all of the outstanding shares of common stock.

      Number of Directors; Filling Vacancies. Our Certificate of Incorporation and Bylaws provide that the number of directors constituting the board of directors will be determined by the affirmative vote of the entire Board of Directors (the current number of directors constituting the full board is one). Any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, shall be filled for the unexpired term by the concurring vote of a majority of the directors then in office, whether or not a quorum, or by the sole remaining director. Each director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.
      Classification of Directors. Our Bylaws provide that the directors shall be classified in respect to the time for which they shall severally hold office, by dividing them into three classes. The number of directors in each class shall be as nearly equal as possible. At each annual election, any vacancy in any class of directors may be filled and successors to the class of directors whose terms shall expire that year shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year. In the event the number of directors is increased, election may be made to a class of directors with terms expiring in three years or less in order to maintain proportionate equality between the classes. Any decrease in the number of directors shall be effective at the time of the next succeeding annual meeting of stockholders unless there are vacancies in the board of directors, in which case such decrease may become effective at any time prior to the next succeeding annual meeting to the extent of the number of such vacancies. Each director shall hold office until the expiration of the term for which he is elected and until his successor has been elected and qualified, or until his prior resignation or removal.
      Amendments to Bylaws. Our Bylaws provide that they may be amended or repealed or new bylaws may be adopted by action of the affirmative vote of 66 2/3% of the stockholders entitled to vote thereon at any annual or special meeting of stockholders or by action of the Board of Directors at a regular or special meeting thereof.
      Section 203 of the DGCL. We are subject to Section 203 of the Delaware General Corporation Law. Under this provision, we may not engage in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such time our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock which is not owned by the interested stockholder.
      Section 203 defines “business combination” to include the following:

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to some exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
      In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Transfer Agent
      The transfer agent for our common stock is Mellon Investor Services, LLC.
SHARES ELIGIBLE FOR FUTURE SALE
      Future market sales of shares or the availability of shares for sale may decrease the market price of our common stock prevailing from time to time. As described below, only a portion of our outstanding shares of common stock will be available for sale shortly after this offering due to legal restrictions on resale. Nevertheless, sales of substantial amounts of common stock in the public market after these restrictions lapse, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of our equity securities.
      Based on 65,241,287 shares of common stock outstanding as of May 15, 2006, there would be a total of 481,969,412 shares of common stock outstanding upon the full conversion and exercise of all currently outstanding options, warrants, and convertible securities. Of these shares, upon the effectiveness of the registration statement of which this prospectus is a part, 84,260,946 will be freely tradable, except that any shares held by our “affiliates,” as that term is defined under Rule 144 promulgated under the Securities Act, may only be sold in compliance with the Rule 144 limitations described below. The remainder (substantially all of which are beneficially owned by Toucan Capital and Toucan Partners) would be eligible for resale in accordance with the resale provisions of Rule 144 or upon our registration of such shares for resale.
Rule 144
      In general, under Rule 144 promulgated under the Securities Act, a person, or group of persons whose shares are required to be aggregated, who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which equals approximately 652.000 shares based on the number of shares of common stock outstanding as of May 15, 2006; or

•	the average weekly trading volume of our common stock on the Over-The-Counter Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
      Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 144(k)
      Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate (as defined under the

Securities Act), is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.
Rule 701
      Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701.
Registration Rights
      Toucan Capital and Toucan Partners, which as of May 15, 2006 collectively own approximately 225.2 million shares of our common stock (issued or issuable upon conversion of the Series A Stock and the Series A-1 Stock on an as-converted basis) and may acquire an additional 169.6 million shares upon exercise of warrants and conversion of promissory notes, or their transferees, are entitled to rights with respect to the registration of their shares under the Securities Act. Registration of their shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. See “Description of Capital Stock — Registration Rights.”
Stock Options
      We have filed with the SEC a registration statement under the Securities Act covering the shares of common stock reserved for issuance under our stock option plans and employee stock purchase plan. The registration statement is effective. Accordingly, the shares registered under the registration statements are, subject to Rule 144 volume limitations applicable to affiliates and the restrictions of the lock-up agreements described above, available for sale in the open market.

PLAN OF DISTRIBUTION
      The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
      The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
      The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
      In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.
      The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
      The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
      To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
      In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
      We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
      We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
      We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) the second anniversary of the effective date of the registration statement; (2) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (3) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.
LEGAL MATTERS
      The validity of the issuance of the common stock offered by this prospectus has been passed upon for us by Johnston Law Firm, 11808 Northup Way, Suite W-190, Bellevue, WA 98005.
EXPERTS
      The financial statements of Northwest Biotherapeutics, Inc. as of December 31, 2005 and 2004 and for each of the years in the two year period ended December 31, 2005 and the period from March 18, 1996 (inception) through December 31, 2005 have been included in this prospectus and registration statement in reliance upon the report of Peterson Sullivan PLLC, a registered independent public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
      The report of Peterson Sullivan PLLC covering the December 31, 2005 financial statements contains an explanatory paragraph that states that the Company has experienced recurring losses from operations, has a net capital deficiency and, at December 31, 2005, a net working capital deficit that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.
      The financial statements of Northwest Biotherapeutics, Inc. for the year ended December 31, 2003 and the period from March 18, 1996 (inception) through December 31, 2003 (which period does not appear herein) have been included in this prospectus and registration statement in reliance upon the report of KPMG LLP, a registered independent public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
      The report of KPMG LLP covering the December 31, 2003 financial statements contains an explanatory paragraph that states that the Company has experienced recurring losses from operations, has a working capital deficit and has a deficit accumulated during the development stage which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC, a registration statement on Form S-1, of which this prospectus is a part, under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of the documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.
      We are subject to the informational requirements of the Exchange Act, and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a web site at http://www.sec.gov that contains reports and information statements and other information regarding registrants that file electronically with the SEC. You may read and copy the registration statement, these reports and other information at the public reference facility maintained by the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

INDEX TO FINANCIAL STATEMENTS

Page

I — FINANCIAL INFORMATION
Financial Statements (unaudited)
Condensed Balance Sheets (unaudited) as of December 31, 2005 and March 31, 2006	F-2
Condensed Statements of Operations (unaudited) for the three months ended March 31, 2005 and 2006 and the period from March 18, 1996 (inception) to March 31, 2006	F-3
Condensed Statements of Cash Flows (unaudited) for the three months ended March 31, 2005 and 2006 and the period from March 18, 1996 (inception) to March 31, 2006	F-4
Notes to Condensed Financial Statements	F-5
II — FINANCIAL STATEMENTS
Report of Peterson Sullivan, PLLC, Independent Registered Public Accounting Firm	F-14
Report of KPMG LLP, Independent Registered Public Accounting Firm	F-15
Balance Sheets as of December 31, 2004 and 2005	F-16
Statements of Operations for each of the three years ended December 31, 2005 and the period from March 18, 1996 (inception) to December 31, 2005	F-17
Statement of Stockholders’ Equity (Deficit) and Comprehensive Loss	F-18
Statement of Cash Flows for each of the three years ended December 31, 2005 and the period from March 18, 1996 (inception) to December 31, 2005	F-22
Notes to Financial Statements	F-24

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)
Balance Sheets

	December 31,	March 31,
	2005	2006

	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash	$352	$2,941
Accounts receivable	17	—
Accounts receivable, related party	58	58
Prepaid expenses and other current assets	117	86

Total current assets	544	3,085

Property and equipment:
Laboratory equipment	100	100
Office furniture and other equipment	96	96

	196	196
Less accumulated depreciation and amortization	(143)	(153)

Property and equipment, net	53	43
Restricted cash	31	31
Deposit and other non-current assets	3	3

Total assets	$631	$3,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Note payable to related parties, net of discount	$6,683	$7,641
Current portion of capital lease obligations	10	7
Accounts payable	443	375
Accounts payable, related party	3,353	3,572
Accrued expenses	117	180
Accrued expense, tax liability	336	343
Accrued expense, related party	500	500
Common stock warrant liability	604	9,436

Total current liabilities	12,046	22,054
Long-term liabilities:
Capital lease obligations, net of current portion	3	1

Total liabilities	12,049	22,055

Stockholders’ equity:
Preferred stock, $0.001 par value; 100,000,000 shares authorized and 32,500,000 shares issued and outstanding at December 31, 2005 and March 31, 2006	33	33
Common stock, $0.001 par value; 300,000,000 shares authorized and 19,078,047 and 22,427,751 shares issued and outstanding at December 31, 2005 and March 31, 2006, respectively	19	22
Additional paid-in capital	71,220	67,700
Deficit accumulated during the development stage	(82,690)	(86,648)

Total stockholders’ equity	(11,418)	(18,893)

Total liabilities and stockholders’ equity	$631	$3,162

See accompanying notes to condensed financial statements.

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)
Statements of Operations

	Three Months Ended		Period from
	March 31,		March 18, 1996
			(Inception) to
	2005	2006	March 31, 2006

	(Unaudited)
	(In thousands, except per share data)
Revenues:
Research material sales	$11	$—	$450
Contract research and development from related parties	—	—	1,128
Research grants	76	—	1,061

Total revenues	87	—	2,639

Operating expenses:
Cost of research material sales	2	—	382
Research and development	1,315	427	32,494
General and administrative	464	427	31,121
Depreciation and amortization	24	10	2,276
Loss on facility sublease and lease cancellation	—	—	895
Asset impairment loss, gain/loss on sale of equipment	—	—	2,066

Total operating expenses	1,805	864	69,234

Loss from operations	(1,718)	(864)	(66,595)

Other income (expense):
Warrant valuation	—	(2,113)	(2,481)
Gain on sale of royalty rights	—	—	3,656
Interest expense	(809)	(982)	(14,119)
Interest income	1	1	737

Net loss	(2,526)	(3,958)	(78,802)
Accretion of Series A preferred stock mandatory redemption obligation	—	—	(1,872)
Series A preferred stock redemption fee	—	—	(1,700)
Beneficial conversion feature of Series D preferred stock	—	—	(4,274)

Net loss applicable to common stockholders	$(2,526)	$(3,958)	$(86,648)

Net loss per share applicable to common stockholders — basic and diluted	$(0.13)	$(0.21)

Weighted average shares used in computing basic and diluted loss per share (in thousands)	19,035	19,230

See accompanying notes to condensed financial statements.

Northwest Biotherapeutics, Inc.
(A Development Stage Company)
Condensed Statements of Cash Flows

	Three Months		Period from
	Ended March 31,		March 18, 1996
			(Inception) to
	2005	2006	March 31, 2006

	(Unaudited)
	(In thousands)
Cash Flows from Operating Activities:
Net Loss	$(2,526)	$(3,958)	$(78,802)
Reconciliation of net loss to net cash used in operating activities:
Depreciation and amortization	24	10	2,276
Amortization of deferred financing costs	—	—	320
Amortization debt discount	695	771	11,029
Accrued interest converted to preferred stock	—	—	260
Accreted interest on convertible promissory note	112	201	998
Stock-based compensation costs	4	2	1,095
Gain on sale of intellectual property and royalty rights	—	—	(3,656)
Gain on sale of property and equipment	(81)	(16)	267
Warrant valuation	—	2,113	2,481
Asset impairment loss	—	—	2,066
Loss on facility sublease	—	—	895
Increase (decrease) in cash resulting from changes in assets and liabilities:
Accounts receivable	(86)	17	(58)
Prepaid expenses and other current assets	63	31	380
Accounts payable and accrued expenses	341	220	5,373
Accrued loss on sublease	—	—	(265)
Deferred grant revenue	(35)	—	—
Deferred rent	—	—	410

Net Cash used in Operating Activities	(1,489)	(609)	(54,931)

Cash Flows from Investing Activities:
Purchase of property and equipment, net	—	—	(4,580)
Proceeds from sale of property and equipment	81	16	249
Proceeds from sale of intellectual property	—	—	1,816
Proceeds from sale of marketable securities	—	—	2,000
Refund of security deposit	—	—	(3)
Transfer of restricted cash	—	—	(1,035)

Net Cash provided by (used in) Investing Activities	81	16	(1,553)

Cash Flows from Financing Activities:
Proceeds from issuance of note payable to stockholder	—	—	1,650
Repayment of note payable to stockholder	—	—	(1,650)
Proceeds from issuance of convertible promissory note and warrants, net of issuance costs	—	300	13,099
Borrowing under line of credit, Northwest Hospital	—	—	2,834
Repayment of line of credit, Northwest Hospital	—	—	(2,834)
Repayment of convertible promissory note	(55)	(13)	(119)
Payment on capital lease obligations	(11)	(5)	(316)
Payments on note payable	—	—	(420)
Proceeds from issuance Series A cumulative preferred stock, net	1,276	—	28,708
Proceeds from exercise of stock options and warrants	2	—	220
Proceeds from issuance common stock, net	—	—	17,373
Advance on funding commitment for common stock	—	2,900	2,900
Mandatorily redeemable Series A preferred stock redemption fee	—	—	(1,700)
Deferred financing costs	—	—	(320)

Net Cash (used in) provided by Financing Activities	1,212	3,182	59,425

Net increase (decrease) in cash and cash equivalents	(196)	2,589	2,941
Cash and cash equivalents at beginning of period	248	352	—

Cash and cash equivalents at end of period	$52	$2,941	$2,941

Supplemental disclosure of cash flow information —
Cash paid during the period for interest	$2	$2	$1,398

Supplemental schedule of non-cash financing activities Equipment acquired through capital leases	—	—	285
Common stock warrant liability	—	6,719	12,037
Accretion of mandatorily redeemable Series A preferred stock redemption obligation	—	—	1,872
Beneficial conversion feature of convertible promissory notes	—	64	6,906
Conversion of convertible promissory notes and accrued interest to Series D preferred stock	—	—	5,324
Issuance of Series C preferred stock warrants in connection with lease agreement	—	—	43
Issuance of common stock for license rights	—	—	4
Issuance of common stock and warrants to Medarex	—	—	840
Issuance of common stock to landlord	—	—	35
Deferred compensation on issuance of stock options and restricted stock grants	4	—	759
Cancellation of options and restricted stock	—	—	849
Stock subscription receivable	—	—	480
Financing of prepaid insurance through note payable	—	—	491

See accompanying notes to condensed financial statements.

Northwest Biotherapeutics, Inc.
(A Development Stage Company)
Notes to Condensed Financial Statements
(unaudited)

1.	Basis of Presentation
      The accompanying condensed financial statements are unaudited and include the accounts of Northwest Biotherapeutics, Inc. The accompanying unaudited condensed financial statements should be read in conjunction with the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. All normal recurring adjustments which are necessary for the fair presentation of the results for the interim periods are reflected herein. Operating results for the three-month period ended March 31, 2006 are not necessarily indicative of results to be expected for a full year.
      The auditor’s report on the financial statements for the fiscal year ended December 31, 2005 states that because of recurring operating losses, a working capital deficit, and a deficit accumulated during the development stage, there is substantial doubt about the Company’s ability to continue as a going concern. A “going concern” opinion indicates that the financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

2.	Summary of significant accounting policies
      The significant accounting policies used in the preparation of the Company’s consolidated financial statements are disclosed in the Annual Report on Form 10-K for the year ended December 31, 2005. Additional significant accounting policies for fiscal 2006 are disclosed below.

Stock-based Compensation
      On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment (Revised 2004),” SFAS 123(R), which requires the measurement and recognition of compensation for all stock-based awards made to employees and directors including stock options and employee stock purchases under a stock purchase plan based on estimated fair values. SFAS 123(R) supersedes previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” for periods beginning January 1, 2006.
      The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006. In accordance with the modified prospective transition method, the Company’s condensed financial statements for periods prior to the first quarter of 2006 have not been restated to reflect this change. Stock-based compensation recognized during the period is based on the value of the portion of the stock-based award that will vest during the period, adjusted for expected forfeitures. Stock-based compensation recognized in the Company’s condensed consolidated financial statements for the first quarter of 2006 includes compensation cost for stock-based awards granted prior to, but not fully vested as of December 31, 2005 and stock-based awards granted subsequent to December 31, 2005, as applicable.

3.	Stock-Based Compensation Plans
      Effective January 1, 2006, the Company adopted SFAS 123(R), which establishes accounting for stock-based awards exchanged for employee services, using the modified prospective application transition method. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of

Northwest Biotherapeutics, Inc.
(A Development Stage Company)
Notes to Condensed Financial Statements — (Continued)
the award, over the requisite service period. Previously, the Company applied APB 25 and related Interpretations, as permitted by SFAS 123.
      For options and warrants issued to non-employees, the Company recognizes stock compensation costs utilizing the fair value methodology prescribed in SFAS No. 123(R) over the related period of benefit.

Determining Fair Value Under SFAS 123(R)
      Valuation and Amortization Method. The Company estimates the fair value of stock-based awards granted using the Black-Scholes option valuation model. The Company amortizes the fair value of all awards on a straight-line basis over the requisite service periods, which are generally the vesting periods.
      Expected Life. The expected life of awards granted represents the period of time that they are expected to be outstanding. The Company determines the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and pre-vesting and post-vesting forfeitures.
      Expected Volatility. The Company estimates the volatility of our common stock at the date of grant based on the historical volatility of our common stock. The volatility factor used in the Black-Scholes option valuation model is based on the Company’s historical stock prices over the most recent period commensurate with the estimated expected life of the award.
      Risk-Free Interest Rate. The Company bases the risk-free interest rate used in the Black-Scholes option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.
      Expected Dividend Yield. The Company has never paid any cash dividends on common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes option valuation model.
      Expected Forfeitures. The Company uses historical data to estimate pre-vesting option forfeitures. The Company records stock-based compensation only for those awards that are expected to vest.
      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. There were no shares purchased under the stock purchase plan during the three months ended March 31, 2006 and 2005, respectively.
      The stock-based compensation expense related to stock-based awards under SFAS 123(R) totaled $1,000 for the three months ended March 31, 2006. At March 31, 2006 the Company had approximately 108,000 non-vested stock options that had a weighted average grant date fair value of $0.12. As of March 31, 2006, the Company had approximately $3,000 of total unrecognized compensation cost related to non-vested stock-based awards granted under all equity compensation plans. Total unrecognized compensation cost will be adjusted for any future changes in estimated forfeitures. The Company expects to recognize this cost over the next two years.

Pro Forma Information Under SFAS 123 and APB 25
      Prior to January 1, 2006, stock-based compensation plans were accounted for using the intrinsic value method prescribed in APB 25 and related Interpretations. No stock-based compensation was reflected in net loss in the three months ended March 31, 2005, as all stock options granted under those plans had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. Had compensation cost for the plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, net income (loss) and basic and

Northwest Biotherapeutics, Inc.
(A Development Stage Company)
Notes to Condensed Financial Statements — (Continued)
diluted net income (loss) per share would have been changed to the pro forma amounts indicated below (in thousands, except for per share data):

Three Months
Ended March 31,
2005

Net loss applicable to common stockholders as reported
As reported	$(2,526)
Add: Stock-based employee compensation expense included in reported net loss, net	4
Deduct: Stock-based employee compensation determined under fair value based method for all awards	(24)

Pro forma	$(2,546)

Net loss per share-basic and diluted:
As reported	$(0.13)
Pro forma	$(0.13)
      There were no stock options granted during the three months ended March 31, 2006 and 2005.

4.	Liquidity
      Since 2004, the Company has undergone a significant recapitalization pursuant to which Toucan Capital Fund II, L.P., or Toucan Capital, has loaned us $7.7 million and Toucan Partners, LLC, or Toucan Partners, has loaned us $950,000. On January 26, 2005, the Company entered into a securities purchase agreement with Toucan Capital pursuant to which they purchased 32.5 million shares of the Company’s newly designated Series A Preferred Stock at a purchase price of $0.04 per share, for a net purchase price of $1.267 million, net of issue related costs of approximately $24,000.
      These funds enabled the Company to continue to operate and advance programs, while attempting to raise additional capital. On March 30, 2006, the Company entered into an equity financing (“PIPE financing”) with unrelated investors pursuant to which aggregate gross proceeds of approximately $5.5 million was raised.
      As of May 9, 2006 the Company had cash in the amount of $3.1 million which the Company believes, based on recurring operating and associated financing costs, will be sufficient to fund its operations for the next twelve months. Approximately $11.2 million of the Company’s current liabilities at March 31, 2006 were payable to related parties, net of the related debt discount and $9.4 million relates to a common stock warrant liability which is expected to be reversed upon obtaining stockholder approval to increase the Company’s authorized capital. The proposal to consider the increase in authorized capital will be considered at the Annual Meeting of Stockholders scheduled to be held on May 25, 2006. Further, approximately $7.1 million of these current liabilities, net of the related debt discount, were converted into Series A-1 Preferred Stock and $268,000 of these current liabilities were converted into common stock on April 17, 2006. During April 2006, the Company paid $1.5 million of the remaining current liabilities as of March 31, 2006. For purposes of our assessment of the Company’s ability to fund its operations through the next twelve months it was assumed that it would be able to refinance or otherwise defer the payment of the remaining $2.3 million of related party liabilities, net of the related debt discount. These liabilities consist primarily of $254,000 related to notes payable to Toucan Partners, net of the related debt discount and $1.9 million due to Cognate Therapeutics, Inc for contract manufacturing as of March 31, 2006. These parties have not yet agreed to any refinancing or deferral and may not do so. If these related party

Northwest Biotherapeutics, Inc.
(A Development Stage Company)
Notes to Condensed Financial Statements — (Continued)
liabilities are required to be repaid when currently due, the Company expect that its current cash is only sufficient to fund its operations until August 2006, after which time it may not be able to continue meeting its obligations on an ongoing basis, if at all.
      The Company needs to raise significant additional funding to continue its operations, conduct research and development activities, pre-clinical studies and clinical trials necessary to bring its product candidates to market. However, additional funding may not be available on terms acceptable to the Company or at all. The alternative of issuing additional equity or convertible debt securities also may not be available and, in any event, would result in additional dilution to the Company’s stockholders. Any additional financing with Toucan Capital, Toucan Partners or any other third party is likely to be dilutive to stockholders, and any debt financing, if available, may include additional restrictive covenants. If the Company is unable to obtain significant additional capital in the near-term, we may cease operations at anytime. The Company does not believe that its assets would be sufficient to satisfy the claims of all of its creditors and the liquidation preferences of its preferred stockholders in full. Therefore, if the Company were to pursue liquidation, it is highly unlikely that any proceeds would be received by the holders of the Company’s common stock.
      There can be no assurance that the recapitalization plan or any other alternative will be successful. If the recapitalization is unsuccessful, the Company’s inability to obtain additional cash as needed could have a material adverse effect on its financial position, results of operations and its ability to continue its existence. The Company’s independent auditors have indicated in their report on the financial statements, included in the December 31, 2005 annual report on Form 10-K, that there is substantial doubt about the Company’s ability to continue as a going concern.

5.	Net Loss Per Share Applicable to Common Stockholders
      For the three months ended March 31, 2006 and 2005, respectively, options to purchase 635,000 and 784,000 shares of common stock and warrants to purchase 146 million and 117 million shares of common and preferred stock were not included in the computation of diluted net income (loss) per share because they were antidilutive.

6.	Notes Payable

Management Loans
      On November 13, 2003, the Company borrowed an aggregate of $335,000 from certain members of its management which enabled the Company to continue operating into the first quarter of 2004. Net of repayments and conversions into common stock, the aggregate loan principal and accrued interest payable to management at March 31, 2006 is $224,000 and $51,800, respectively. In connection with the April 26, 2004 recapitalization agreement with Toucan Capital, these notes were amended to set the conversion price at $0.10 per share and to extend the maturity date. The outstanding principal balance on the remaining notes, along with the related accrued interest, were converted into 2,687,719 shares of common stock on April 17, 2006.
      As part of the November 13, 2003 loan from management, the lenders received warrants initially exercisable to acquire an aggregate of 3.7 million shares of the Company’s common stock. These warrants expire in November 2008 and are subject to certain antidilution adjustments. In connection with the April 26, 2004 recapitalization agreement, the warrants were amended to remove the anti-dilution provisions and set the warrant exercise price at the lesser of (i) $0.10 per share or (ii) a 35% discount to the average closing price during the twenty trading days prior to the first closing of the sale by the Company of convertible preferred stock as contemplated by the recapitalization agreement but not less

Northwest Biotherapeutics, Inc.
(A Development Stage Company)
Notes to Condensed Financial Statements — (Continued)
than $0.04 per share. During March 2006, warrants for the purchase of 3.6 million shares of common stock were exercised on a net exercise basis. As a result, an aggregate of 3.3 million shares of common stock were issued to current and prior members of management.

Toucan Capital Loans
      From February 2004 through March 2006, the Company entered into multiple agreements with Toucan Capital and its affiliate, Toucan Partners, all of which relate to the recapitalization agreement originally entered into on April 26, 2004 with Toucan Capital. At Toucan Capital’s option, and if successfully implemented, the recapitalization could provide the Company with up to $40 million through the issuance of new securities to Toucan Capital and a syndicate of other investors to be determined. The proposed recapitalization would occur in two stages, a loan period, followed by a potential equity financing.
      The Company and Toucan Capital amended the recapitalization agreement in conjunction with each successive loan agreement. The amendments (i) updated certain representations and warranties of the parties made in the recapitalization agreement, and (ii) made certain technical changes in the recapitalization agreement in order to facilitate the bridge loans described therein.
      As part of the Company’s recapitalization, the Company borrowed an aggregate of $6.75 million from Toucan Capital, from February 2, 2004 through September 7, 2005. As of March 31, 2006, the Company has recorded approximately $923,000 in accrued interest related to these loans. Interest accrues at 10% per annum. Further, as of March 31, 2006, the aggregate principal and accrued interest were convertible into approximately 192 million shares of common or Series A Preferred Stock. In connection with the loans from Toucan Capital, the Company issued warrants to purchase 122.5 million aggregate shares of capital stock. These warrants provide Toucan Capital the ability to purchase 66 million and 56.5 million aggregate shares of capital stock at an exercises price of $0.01 per share and $0.04 per share, respectively. The warrant exercise period is seven years from the issuance date of the related convertible notes.
      On April 17, 2006, Toucan Capital elected to convert all of its convertible promissory notes and the related accrued interest into approximately 4.8 million shares of the Company’s Series A-1 Preferred Stock. The Series A-1 Preferred Stock is substantially identical to the Company’s Series A Preferred Stock, except that (i) the issuance price and liquidation preference of the Series A-1 Preferred Stock are $1.60 per share (as opposed to $0.04 per share for the Series A Preferred Stock), and (ii) each share of Series A-1 Preferred Stock is convertible into 40 shares of Common Stock (as opposed to one share of common stock in the case of the Series A Preferred Stock). The foregoing differences result in the Series A-1 Preferred Stock being economically equivalent to the Series A Preferred Stock.
      In conjunction with the conversion of Toucan Capital’s notes into Series A-1 Preferred Stock, on April 17, 2006, the Company entered into an Amended and Restated Investor Rights Agreement (the “IRA”) with Toucan Capital. The IRA implements the provisions of the binding term sheet the Company executed on April 26, 2004, under which Toucan Capital and other investors, such as Toucan Partners, who are holders of Series A or Series A-1 Preferred Stock receive registration rights in respect of the shares of common stock issuable upon conversion of the Series A Preferred Stock and Series A-1 Preferred Stock held by such investors, as well as the shares of common stock underlying the warrants held by such investors.

Northwest Biotherapeutics, Inc.
(A Development Stage Company)
Notes to Condensed Financial Statements — (Continued)

Toucan Partners Loans
      The Company borrowed $950,000 from Toucan Partners, an affiliate of Toucan Capital, from November 14, 2005 to March 9, 2006, comprised of the following loans:

			Interest	Conversion	Warrant
Loan Date	Principal(1)	Due Date	Rate(2)	Shares(3)	Shares(3)

	(In thousands)			(In thousands)	(In thousands)
11/14/2005	$400	11/14/2006	10%	10,391	4,000	(4)
12/30/2005	250	12/30/2006	10%	6,402	2,500	(5)
03/09/2006	300	03/09/2007	10%	7,545	3,000	(5)

Total	$950			24,338	9,500

(1)	The notes are secured by a first priority senior security interest in all of the Company’s assets.

(2)	Interest accrues at 10% per annum, based on a 365-day basis compounded annually from the respective original issuance dates of the notes.

(3)	The notes are convertible into, and the warrants are exercisable for, shares of convertible preferred stock if the convertible preferred stock is approved and authorized and other investors have purchased in cash a minimum of $15 million of such convertible preferred stock, on the terms and conditions set forth in the recapitalization agreement. However, if, for any reason, such convertible preferred stock is not approved or authorized and/or if other investors have not purchased in cash a minimum of $15 million of such convertible preferred stock, on the terms and conditions set forth in the recapitalization agreement, these notes shall be convertible into, and the warrants shall be exercisable for, any equity security and/or debt security and/or any combination thereof.

(4)	Exercise period is 7 years from the issuance date of the note.

(5)	Exercise period is 7 years from April 17, 2006 (the issuance date of the warrant).
      Proceeds from the issuance of $950,000 senior convertible promissory notes and warrants between November 14, 2005 and March 9, 2006 were allocated between the notes and warrants on a relative fair value basis. The value allocated to the warrants on the date of the grant was approximately $587,000. The fair value of the warrants was determined using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%, risk-free interest rate ranging from 4.1% to 4.4%, volatility ranging between 398% and 408%, and a contractual life of 7 years. The value of the warrants was recorded as a deferred debt discount against the $950,000 proceeds of the notes. In addition, a beneficial conversion feature related to the notes was determined to be approximately $363,000. As a result, the total discount on the notes equaled $950,000 which is being amortized over the twelve-month term of the respective notes. Amortization of deferred debt discount of approximately $179,000 was recorded for the three months ended March 31, 2006. Interest accretion on the notes of approximately $18,300 was recorded for the three months ended March 31, 2006.

7.	Liability for Potentially Dilutive Securities in Excess of Authorized Number of Common Shares
      In accordance with EITF 00-19, the Company accounts for potential shares that can be converted to common stock, that are in excess of authorized shares, as a liability that is recorded at fair value. Total potential outstanding common stock exceeded the Company’s authorized shares as of December 31, 2005 when the Company entered into another convertible promissory note and warrant agreement with Toucan Partners as of December 30, 2005. The fair value of the warrants in excess of the authorized shares at December 31, 2005 totaling approximately $604,000 was recognized as a liability on December 31, 2005. This liability is required to be evaluated at each reporting date with any change in value included in other

Northwest Biotherapeutics, Inc.
(A Development Stage Company)
Notes to Condensed Financial Statements — (Continued)
income/(expense) until such time as enough shares are authorized to cover all potentially convertible instruments. Accordingly, during first quarter 2006, the Company recognized a loss totaling $2.1 million with respect to the revaluation of this warrant liability. Further, during March 2006, the Company issued an additional warrant to Toucan Partners, along with a convertible promissory note. The fair value of the warrants in excess of the authorized shares was approximately $6.7 million was recognized as an additional liability as of March 31, 2006.
      Similarly, total potential outstanding common stock exceeded the Company’s authorized shares on July 30, 2004 when an additional $2.0 million loan, convertible into common stock, was received from Toucan Capital and additional a warrant was issued. The fair value of the warrant shares in excess of the authorized shares was approximately $2.8 million and was recognized as a liability on July 30, 2004. During the fourth quarter of 2004, the Company received three additional loans from Toucan Capital, convertible into shares of common stock totaling $1.25 million and additional warrants were issued with each loan. The total fair value of the warrant shares in excess of the authorized shares was approximately $1.5 million and was recognized as a liability at the dates of issuance of the convertible debt and warrants. This liability was evaluated at each reporting date and any changes in value were included in other income/(expense) until enough shares were authorized to cover all potentially convertible instruments. Effective December 29, 2004, the number of authorized common shares was increased to 300 million. The liability for potential shares in excess of total authorized shares was revalued at that date. This valuation resulted in a fourth quarter loss of approximately $1.0 million, due to net increases in the net fair value of related warrants at that date. This loss was offset against the September 30, 2004 gain of approximately $717,000 for a net loss as of December 31, 2004 of approximately $368,000, included in the 2004 statement of operations as a warrant valuation.

8.	Private Placement
      On March 30, 2006, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with a group of accredited investors pursuant to which the Company agreed to sell an aggregate of approximately 39.5 million shares of its common stock, at a price of $0.14 per share, and to issue, for no additional consideration, warrants to purchase up to an aggregate of approximately 19.7 million shares of Company’s common stock. The PIPE Financing closed and stock was issued to the new investors in early April and the Company received gross proceeds of approximately $5.5 million, before offering expenses. As of March 31, 2006, the Company had received $2.9 million related to advanced funding received in connection with certain investors’ commitments to purchase common stock.
      The warrants expire five years after issuance, and are initially exercisable at a price of $0.14 per share, subject to adjustments under certain circumstances.
      Under the Purchase Agreement, the Company agreed to register for resale under the Securities Act of 1933, as amended (the “Securities Act”) both the shares of common stock and the warrant shares. Under the terms of the Purchase Agreement, the Company is required to file a registration statement with the Securities and Exchange Commission (“SEC”) within 45 days of the transaction closing date. The Company also agreed to other customary obligations regarding registration, including matters relating to indemnification, maintenance of the registration statement, payment of expenses, and compliance with state “blue sky” laws. The Company may be liable for liquidated damages (a) if the registration statement is not filed on or prior to May 19, 2006; (b) if the registration statement is not declared effective by the SEC on or prior to July 3, 2006 (subject to potential extension under certain circumstances); or (c) if the registration statement (after being declared effective) ceases to be effective in a manner, and for a period of time, that violates the Company’s obligations under the Purchase Agreement. The amount of the liquidated

Northwest Biotherapeutics, Inc.
(A Development Stage Company)
Notes to Condensed Financial Statements — (Continued)
damages payable to the investors is, in aggregate, one percent (1%) of the aggregate purchase price of the shares per month, subject to a cap of ten percent (10%) of the aggregate purchase price of the shares.

9.	Contingency
      The Company signed an engagement letter, dated October 15, 2003, with Soma Partners, LLC (“Soma”), a New Jersey-based investment bank, pursuant to which the Company engaged them to locate potential investors. Pursuant to the terms of the engagement letter, any disputes arising between the parties would be submitted to arbitration in the New York metropolitan area. A significant dispute arose between the parties. Soma filed an arbitration claim against the Company with the American Arbitration Association in New York, NY claiming unpaid commission fees of $186,000 and seeking declaratory relief regarding potential fees for future transactions that may be undertaken by us with Toucan Capital. The Company vigorously disputed Soma’s claims on multiple grounds, contending the Company only owed Soma approximately $6,000.
      Soma subsequently filed an amended arbitration claim, claiming unpaid commission fees of $339,000 and warrants to purchase 6% of the aggregate securities issued to date, and seeking declaratory relief regarding potential fees for future financing transactions which may be undertaken by the Company with Toucan Capital and others, which could potentially be in excess of $4 million. Soma also requested the arbitrator award its attorneys’ fees and costs related to the proceedings. The Company strongly disputed Soma’s claims and defended itself.
      The arbitration proceedings occurred from March 8-10, 2005 and on May 24, 2005, the arbitrator ruled in favor of the Company and denied all claims of Soma. In particular, the arbitrator decided that the Company did not owe Soma the large fees and warrants sought by Soma, that the Company would not owe Soma fees in connection with future financings, if any, and that the Company had no obligation to pay any of Soma’s attorneys’ fees or expenses. The arbitrator agreed with the Company that the only amount owed Soma was $6,702.87, which payment was made on May 27, 2005.
      On August 29, 2005, Soma filed a notice of petition to vacate the May 24, 2005 arbitration award issued by the Supreme Court of the State of New York.
      On December 30, 2005, the Supreme Court of the State of New York dismissed Soma’s petition, denying Soma’s August 29, 2005 motion to vacate the May 24, 2005 award in the Company’s favor.
      On February 3, 2006, Soma filed another notice of appeal with the Supreme Court of the State of New York. As of the date of the filing of this report, the Supreme Court of the State of New York has yet to act on this matter. The Company believes that this latest appeal is without merit and intends to vigorously defend the appeal.
      The Company has no other legal proceeding pending at this time.

Sales Tax Assessment
      The Company received a tax assessment of $492,000 on October 21, 2003 related to the abandonment of tenant improvements at a prior facility on which use tax payments to the State of Washington had been deferred, including the disposal and impairment of previously qualified tax deferred equipment. The Company appealed this assessment and was granted a partial reduction in the assessment on July 8, 2005. The Company filed an addendum to its appeal petition on December 2, 2005. The net assessment, through March 31, 2006, of approximately $343,000, inclusive of accrued interest, is being carried as an estimated liability on the Company’s balance sheet and is included in general and administrative expense. Final review of the addendum to the petition is expected to take several additional months. The Company may not be successful in further reducing this assessment and the assessment is subject to payment on demand.

Northwest Biotherapeutics, Inc.
(A Development Stage Company)
Notes to Condensed Financial Statements — (Continued)
      In February 2004, the Company filed a refund request of approximately $175,000 related to certain other state taxes previously paid to the State of Washington’s Department of Revenue. The finalization of this refund request is not expected until mid-2006. The Company may not be successful in its efforts to receive a tax refund.

10.	Commitments
      On February 14, 2006, the Company and The Regents of the University of California entered into a clinical study for the University of California at Los Angeles (“UCLA”) to carry out a booster vaccination immunotherapy program. During the study, patients will receive up to five boosters over a 12 month period. The Company will pay approximately $216,000, over the course of the study. Approximately $50,000 has been paid as of March 31, 2006. The Company will incur no other costs in connection with this study, unless prior approval by the parties is made in writing.

11.	Recent Accounting Pronouncements
      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment (Revised 2004).” This statement addresses the accounting for stock-based payment transactions in which a company receives employee services in exchange for the company’s equity instruments or liabilities that are based on the fair value of the company’s equity securities or may be settled by the issuance of these securities. SFAS 123(R) eliminates the ability to account for stock-based compensation using APB 25 and generally requires that such transactions be accounted for using a fair value method. The provisions of this statement are effective for financial statements issued for fiscal years beginning after June 15, 2005. We adopted SFAS 123(R) on January 1, 2006. The impact from our adoption of SFAS 123(R) is further described in Notes 2 and 3.
      In November 2005, the FASB issued final FASB Staff Position SFAS No. 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” The FSP provides an alternative method of calculating excess tax benefits (the APIC pool) from the method defined in SFAS 123(R) for stock-based payments. A one-time election to adopt the transition method in this FSP is available to those entities adopting SFAS 123(R) using either the modified retrospective or modified prospective method. This FSP did not have a material impact on our financial statements or results of operations.
      In February 2006, the FASB issued final FASB Staff Position SFAS No. 123(R)-4 “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event” was finalized. The FSP amends SFAS 123(R) for awards with contingent events that are not probable and outside the control of the employee that are settled in cash to classify such awards as an equity award. If the contingent event later becomes probable and the award had been reported as an equity award, the change in classification would be accounted for as a modification. This FSP did not have an impact on our financial statements or results of operations since we do not have such awards.
      In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections.” This statement replaces APB 20 cumulative effect accounting with retroactive restatement of comparative financial statements. It applies to all voluntary changes in accounting principle and defines “retrospective application” to differentiate it from restatements due to incorrect accounting. The provisions of this statement are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and became effective for the Company on January 1, 2006. The adoption of this accounting principle is not expected to have a significant impact on our financial position or results of operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Northwest Biotherapeutics, Inc.
Bothell, Washington
We have audited the accompanying balance sheets of Northwest Biotherapeutics, Inc. (a development stage company) as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2005 and 2004, and for the period from March 18, 1996 (date of inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The Company’s financial statements for the period from March 18, 1996 (date of inception) through December 31, 2003, were audited by other auditors whose report, dated March 12, 2004, except as to Notes 1 and 12, which were as of April 26, 2004, expressed an unqualified opinion on those statements and included an explanatory paragraph that referred to substantial doubt about the Company’s ability to continue as a going concern. The financial statements for the period from March 18, 1996 (date of inception) through December 31, 2003, reflect a net loss of $64,245 (in thousands) of the accumulated deficit as of December 31, 2005. The other auditors’ report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such prior periods, is based solely on the report of such other auditors.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Northwest Biotherapeutics, Inc. (a development stage company) as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, and for the period from March 18, 1996 (date of inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States.
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced recurring losses from operations since inception, has a working capital deficit, and has a deficit accumulated during the development stage. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ Peterson Sullivan PLLC
January 25, 2006, except with respect to the subsequent events referred to in Note 13, the date for which is March 30, 2006
Seattle, Washington

Report of Independent Registered Public Accounting Firm
The Board of Directors
Northwest Biotherapeutics, Inc.:
      We have audited the accompanying statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for the year ended December 31, 2003 and for the period from March 18, 1996 (inception) through December 31, 2003 (which period doesn’t appear herein) of Northwest Biotherapeutics, Inc. (a development stage company) (Company). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the results of Northwest Biotherapeutics, Inc.’s (a development stage company) operations and its cash flows for the year ended December 31, 2003 and the period from March 18, 1996 (inception) through December 31, 2003, in conformity with U.S. generally accepted accounting principles.
      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company has experienced recurring losses from operations, has a working capital deficit and has a deficit accumulated during the development stage which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ KPMG LLP
Seattle, Washington
March 12, 2004, except as to note 2, which is as of April 26, 2004

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)
BALANCE SHEETS

	December 31,	December 31,
	2004	2005

	(In thousands)
ASSETS
Current assets:
Cash	$248	$352
Accounts receivable	11	17
Accounts receivable, related party	—	58
Prepaid expenses and other current assets	151	117

Total current assets	410	544

Property and equipment:
Leasehold improvements	69	—
Laboratory equipment	139	100
Office furniture and other equipment	104	96

	312	196
Less accumulated depreciation and amortization	(194)	(143)

Property and equipment, net	118	53
Restricted cash	30	31
Deposit and other non-current assets	—	3

Total assets	$558	$631

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Note payable to related parties, net	$3,226	$6,683
Current portion of capital lease obligations	38	10
Accounts payable	469	443
Accounts payable, related party	984	3,353
Accrued expenses	201	117
Accrued expense, tax liability	494	336
Accrued expense, related party	316	500
Common stock warrant liability	—	604
Deferred grant revenue	35	—

Total current liabilities	5,763	12,046
Long-term liabilities:
Capital lease obligations, net of current portion	12	3

Total liabilities	5,775	12,049

Stockholders’ equity:
Preferred stock, $0.001 par value; 100,000,000 shares authorized and zero and 32,500,000 shares issued and outstanding at December 31, 2004 and 2005	—	33
Common stock, $0.001 par value; 300,000,000 shares authorized and 19,028,779 and 19,078,048 shares issued and outstanding at December 31, 2004 and 2005, respectively	19	19
Additional paid-in capital	67,524	71,220
Deferred compensation	(7)	—
Deficit accumulated during the development stage	(72,753)	(82,690)

Total stockholders’ equity	(5,217)	(11,418)

Total liabilities and stockholders’ equity	$558	$631

See accompanying notes to condensed financial statements.

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

				Period from
				March 18, 1996
	Years Ended December 31,			(Inception) to
				December 31,
	2003	2004	2005	2005

	(In thousands except per share
	data)
Revenues:
Research materials sales	$24	$52	$38	$450
Contract research and development from related parties	—	—	—	1,128
Research grants and other	505	338	86	1,061

Total revenues	529	390	124	2,639

Operating costs and expenses:
Cost of research material sales	79	40	12	382
Research and development	1,624	3,621	4,469	32,067
General and administrative	4,059	2,845	2,005	30,694
Depreciation and amortization	207	132	63	2,266
Loss on facility sublease	174	—	—	895
Asset impairment loss	904	130	—	2,066

Total operating costs and expenses	7,047	6,768	6,549	68,370

Loss from operations	(6,518)	(6,378)	(6,425)	(65,731)
Other income (expense):
Warrant valuation	—	(368)	—	(368)
Gain on sale of intellectual property to Medarex	816	—	—	3,656
Interest expense	(73)	(1,765)	(3,517)	(13,137)
Interest income	23	3	5	736

Net loss	(5,752)	(8,508)	(9,937)	(74,844)
Accretion of Series A preferred stock mandatory redemption obligation	—	—	—	(1,872)
Series A preferred stock redemption fee	—	—	—	(1,700)
Beneficial conversion feature of Series D preferred stock	—	—	—	(4,274)

Net loss applicable to common stockholders	$(5,752)	$(8,508)	$(9,937)	$(82,690)

Net loss per share applicable to common stockholders — basic and diluted	$(0.30)	$(0.45)	$(0.52)

Weighted average shares used in computing basic and diluted loss per share	18,908	19,028	19,068

See accompanying notes to financial statements.

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) AND COMPREHENSIVE LOSS

							Deficit
							Accumulated
	Common Stock		Preferred Stock		Additional		During the	Total
					Paid-In	Deferred	Development	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Equity (Deficit)

	(In thousands)
Balances at March 18, 1996	—	$—	—	—	$—	$—	$—	$—
Accretion of membership units mandatory redemption obligation	—	—	—	—	—	—	(106)	(106)
Comprehensive loss — net loss	—	—	—	—	—	—	(1,233)	(1,233)

Balances at December 31, 1996	—	—	—	—	—	—	(1,339)	(1,339)
Accretion of membership units mandatory redemption obligation	—	—	—	—	—	—	(275)	(275)
Comprehensive loss — net loss	—	—	—	—	—	—	(2,560)	(2,560)

Balances at December 31, 1997	—	—	—		—	—	(4,174)	(4,174)
Conversion of membership units to common stock	2,203	2	—	—	—	—	(2)	—
Accretion of Series A preferred stock mandatory redemption obligation	—	—	—	—	—	—	(329)	(329)
Comprehensive loss — net loss	—	—	—	—	—	—	(4,719)	(4,719)

Balances at December 31, 1998	2,203	2	—	—	—	—	(9,224)	(9,222)
Issuance of Series C preferred stock warrants for services related to sale of Series C preferred shares	—	—	—	—	394	—	—	394
Accretion of Series A preferred stock mandatory redemption obligation	—	—	—	—	—	—	(354)	(354)
Comprehensive loss — net loss	—	—	—	—	—	—	(5,609)	(5,609)

Balances at December 31, 1999	2,203	2	—	—	394	—	(15,187)	(14,791)
Issuance of Series C preferred stock warrants in connection with lease agreement	—	—	—	—	43	—	—	43
Exercise of stock options for cash	2	—	—	—	1	—	—	1
Issuance of common stock at $0.85 per share for license rights	5	—	—	—	4	—	—	4
Issuance of Series D preferred stock warrants in convertible promissory note offering	—	—	—	—	4,039	—	—	4,039
Beneficial conversion feature of convertible promissory notes	—	—	—	—	1,026	—	—	1,026
Issuance of Series D preferred stock warrants for services related to sale of Series D preferred shares	—	—	—	—	368	—	—	368
Issuance of common stock warrants in conjunction with issuance of promissory note	—	—	—	—	3	—	—	3
Cancellation of common stock	(275)	—	—	—	—	—	—	—

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) AND
COMPREHENSIVE LOSS — (Continued)

							Deficit
							Accumulated
	Common Stock		Preferred Stock		Additional		During the	Total
					Paid-In	Deferred	Development	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Equity (Deficit)

	(In thousands)
Accretion of Series A preferred stock mandatory redemption obligation	—	—	—	—	—	—	(430)	(430)
Comprehensive loss — net loss	—	—	—	—	—	—	(12,779)	(12,779)

Balances at December 31, 2000	1,935	2	—	—	5,878	—	(28,396)	(22,516)
Issuance of Series D preferred stock warrants in conjunction with refinancing of note payable to stockholder	—	—	—	—	225	—	—	225
Beneficial conversion feature of convertible promissory note	—	—	—	—	456	—	—	456
Beneficial conversion feature of Series D preferred stock	—	—	—	—	4,274	—	(4,274)	—
Issuance of Series D preferred stock warrants for services related to the sale of Series D preferred shares	—	—	—	—	2,287	—	—	2,287
Exercises of stock options and warrants for cash	1,158	1	—	—	407	—	—	408
Issuance of common stock in initial public offering for cash, net of offering costs of $2,845	4,000	4	—	—	17,151	—	—	17,155
Conversion of preferred stock into common stock	9,776	10	—	—	31,569	—	—	31,579
Series A preferred stock redemption fee	—	—	—	—	—	—	(1,700)	(1,700)
Issuance of stock options to nonemployees for services	—	—	—	—	45	—	—	45
Deferred compensation related to employee stock options	—	—	—	—	1,330	(1,330)	—	—
Amortization of deferred compensation	—	—	—	—	—	314	—	314
Accretion of Series A preferred stock mandatory redemption obligation	—	—	—	—	—	—	(379)	(379)
Comprehensive loss — net loss	—	—	—	—	—	—	(10,940)	(10,940)

Balances at December 31, 2001	16,869	17	—	—	63,622	(1,016)	(45,689)	16,934
Issuance of unregistered common stock	1,000	1	—	—	199	—	—	200
Issuance of common stock, Employee Stock Purchase Plan	9	—	—	—	6	—	—	6
Issuance of common stock warrants to Medarex	—	—	—	—	80	—	—	80
Issuance of restricted stock to nonemployees	8	—	—	—	34	—	—	34

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) AND
COMPREHENSIVE LOSS — (Continued)

							Deficit
							Accumulated
	Common Stock		Preferred Stock		Additional		During the	Total
					Paid-In	Deferred	Development	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Equity (Deficit)

	(In thousands)
Issuance of stock options to nonemployees for service	—	—	—	—	57	—	—	57
Issuance of stock options to employees	—	—	—	—	22	(22)	—	—
Cancellation of employee stock options	—	—	—	—	(301)	301	—	—
Exercise of stock options and warrants for cash	32	—	—	—	18	—	—	18
Deferred compensation related to employee restricted stock option	99	—	—	—	449	(449)		—
Cancellation of employee restricted stock grants	(87)	—	—	—	(392)	392	—	—
Amortization of deferred compensation, net	—	—	—	—	—	350	—	350
Comprehensive loss — net loss	—	—	—	—	—	—	(12,804)	(12,804)

Balances at December 31, 2002	17,930	18	—	—	63,794	(444)	(58,493)	4,875
Issuance of unregistered common stock to Medarex	1,000	1	—	—	199	—	—	200
Issuance of unregistered common stock to Nexus	90	—	—	—	35	—	—	35
Issuance of common stock warrants to Medarex	—	—	—	—	80	—	—	80
Issuance of warrants with convertible promissory note	—	—	—	—	221	—	—	221
Beneficial conversion feature of convertible promissory note	—	—	—	—	114	—	—	114
Issuance of common stock, Employee Stock Purchase Plan	4	—	—	—	—	—	—	—
Exercise of stock options and warrants for cash	8	—	—	—	—	—	—	—
Cancellation of employee restricted stock grants	(4)	—	—	—	(20)	20	—	—
Cancellation of employee stock options	—	—	—	—	(131)	131	—	—
Amortization of deferred compensation, net	—	—	—	—	—	240	—	240
Non-employee stock compensation	—	—	—	—	2	—	—	2
Comprehensive loss — net loss	—	—	—	—	—	—	(5,752)	(5,752)

Balances at December 31, 2003	19,028	$19	—	—	$64,294	$(53)	$(64,245)	$15
Issuance of warrants with convertible promissory note	—	—	—	—	1,711	—	—	1,711
Beneficial conversion feature of convertible promissory note	—	—	—	—	1,156	—	—	1,156
Issuance of common stock, Employee Stock Purchase Plan	1	—	—	—	—	—	—	—

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) AND
COMPREHENSIVE LOSS — (Continued)

							Deficit
							Accumulated
	Common Stock		Preferred Stock		Additional		During the	Total
					Paid-In	Deferred	Development	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Equity (Deficit)

	(In thousands)
Cancellation of employee stock options	—	—	—	—	(5)	5	—	—
Amortization of deferred compensation, net	—	—	—	—	—	41	—	41
Warrant valuation		—	—		368	—	—	368
Comprehensive loss — net loss	—	—	—	—	—	—	(8,508)	(8,508)

Balances at December 31, 2004	19,029	$19	—	—	$67,524	$(7)	$(72,753)	$(5,217)
Issuance of unregistered common stock and preferred stock to Toucan Capital	—	—	32,500	33	1,243	—	—	1,276
Issuance of stock options to nonemployees for services	—	—	—	—	3	—	—	3
Issuance of warrants with convertible promissory note	—	—	—	—	1,878	—	—	1,878
Exercise of stock options and warrants for cash	49	—	—	—	4	—	—	4
Amortization of deferred compensation, net	—	—	—	—	—	7	—	7
Beneficial conversion feature of convertible promissory note	—	—	—	—	1,172	—	—	1,172
Common Stock warrant liability	—	—	—	—	(604)	—	—	(604)
Comprehensive loss — net loss	—	—	—	—	—	—	(9,937)	(9,937)

Balances at December 31, 2005	19,078	$19	32,500	$33	$71,220	$—	$(82,690)	$(11,418)

See accompanying notes to condensed financial statements.

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) AND
COMPREHENSIVE LOSS — (Continued)
NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

				Period from
				March 18, 1996
	Years Ended December 31,			(Inception) to
				December 31,
	2003	2004	2005	2005

	(In thousands)
Cash Flows from Operating Activities:
Net Loss	$(5,752)	$(8,508)	$(9,937)	$(74,844)
Reconciliation of net loss to net cash used in operating activities:
Depreciation and amortization	207	132	63	2,266
Amortization of deferred financing costs	—	—	—	320
Amortization of debt discount	42	1,559	2,908	10,258
Accrued interest converted to preferred stock	—	—	—	260
Accreted interest on convertible promissory note	2	192	603	797
Stock-based compensation costs	242	41	10	1,093
Loss (gain) on sale and disposal of equipment	—	(7)	41	516
Gain on sale of intellectual property and royalty rights	(816)	—	—	(3,656)
Gain on sale of property and equipment	(95)	(41)	(97)	(233)
Warrant valuation	—	368	—	368
Asset impairment loss	904	130	—	2,066
Loss on facility sublease	174	—	—	895
Increase (decrease) in cash resulting from changes in assets and liabilities:
Accounts receivable	(5)	(3)	(64)	(75)
Prepaid expenses and other current assets	660	(66)	34	349
Accounts payable and accrued expenses	(84)	1,809	2,289	5,153
Accrued loss on sublease	(266)	—	1	(265)
Deferred grant revenue	—	35	(35)	—
Deferred rent	110	(66)	—	410

Net Cash used in Operating Activities	(4,677)	(4,425)	(4,184)	(54,322)

Cash Flows from Investing Activities:
Purchase of property and equipment, net	(149)	—	(43)	(4,580)
Proceeds from sale of property and equipment	95	41	97	233
Proceeds from sale of intellectual property	816	—	—	1,816
Proceeds from sale of marketable securities	1,828	—	—	2,000
Refund of security deposit	(45)	45	(3)	(3)
Transfer of restricted cash	—	75	(1)	(1,035)

Net Cash (used in) provided by Investing Activities	2,545	161	50	(1,569)

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS — (Continued)

				Period from
				March 18, 1996
	Years Ended December 31,			(Inception) to
				December 31,
	2003	2004	2005	2005

	(In thousands)
Cash Flows from Financing Activities:
Proceeds from issuance of note payable to stockholder	—	—	—	1,650
Repayment of note payable to stockholder	—	—	—	(1,650)
Proceeds from issuance of convertible promissory note and warrants, net of issuance costs	335	4,350	3,050	12,799
Repayment of convertible promissory note	—	(52)	(54)	(106)
Borrowing under line of credit, Northwest Hospital	—	—	—	2,834
Repayment of line of credit to Northwest Hospital	—	—	—	(2,834)
Payment on capital lease obligations	(67)	(41)	(38)	(311)
Payment on note payable	(420)			(420)
Proceeds from issuance of preferred stock, net	—	—	1,276	28,708
Proceeds from exercise of stock options and warrants	—	—	—	220
Proceeds from issuance of common stock, net	—	—	4	17,373
Series A preferred stock redemption fee	—	—	—	(1,700)
Deferred financing costs	—	—	—	(320)

Net Cash provided by (used in) Financing Activities	(152)	4,257	4,238	56,243

Net increase (decrease) in cash	(2,284)	(7)	104	352
Cash at beginning of period	2,539	255	248	—

Cash at end of period	$255	$248	$352	$352

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$29	$12	$7	$1,396

Supplemental schedule of non-cash financing activities Equipment acquired through capital leases	$—	$—	$—	$285
Common stock warrant liability	—	4,714	604	5,318
Accretion of Series A preferred stock mandatory redemption obligation	—	—	—	1,872
Beneficial conversion feature of convertible promissory notes	—	2,766	3,050	6,842
Conversion of convertible promissory notes and accrued interest to Series D preferred stock	—	—	—	5,324
Issuance of Series C preferred stock warrants in connection with lease agreement	—	—	—	43
Issuance of common stock for license rights	—	—	—	4
Liability for and issuance of common stock and warrants to Medarex	280	—	—	840
Issuance of common stock to landlord	—	—	—	35
Deferred compensation on issuance of stock options and restricted stock grants	240	41	7	759
Cancellation of options and restricted stock grant	151	5	—	849
Financing of prepaid insurance through note payable	—	—	71	491
Stock subscription receivable	—	—	—	480

See accompanying notes to financial statements.

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2003, 2004 and 2005

(1)	Organization and Description of Business
      Northwest Biotherapeutics, Inc. (the “Company”) was organized to discover and develop innovative diagnostics and immunotherapies for prostate cancer. During 1998, the Company incorporated as a Delaware corporation. Prior to 1998, the Company was a limited liability company, which was formed on March 18, 1996. The Company is a development stage company, has yet to generate significant revenues from its intended business purpose and has no assurance of future revenues. While in the development stage, the Company’s principal activities have included defining and conducting research programs, conducting clinical trials, raising capital and recruiting scientific and management personnel.

(2)	Operations and Financing
      The Company has experienced recurring losses from operations, has a working capital deficit of $11.5 million and has a deficit accumulated during the development stage of $82.7 million at December 31, 2005.
      On November 13, 2003, the Company borrowed an aggregate of $335,000 from certain members of its management which enabled the Company to continue operating into the first quarter of 2004. Net of repayments, the aggregate loan principal liability remaining at December 31, 2005 is $235,000, as more fully described in the following table:

Lender	Title	Principal

Alton L. Boynton, Ph.D.	Director, President, Chief Scientific Officer, Chief Operating Officer and Secretary	$183,000
Marnix Bosch, Ph.D.	Vice President of Vaccine Research and Development	41,000
Larry L. Richards	Former Controller	11,000

	Total	$235,000

      The notes initially had a 12-month term, accrued interest at an annual rate equal to the prime rate plus 2% and were secured by substantially all of the Company’s assets not otherwise collateralized. The aggregate principal amount of the original notes was $335,000 of which $50,000, including interest of $1,674, was repaid on June 1, 2004 and $50,000, including interest of $4,479, was repaid on February 24, 2005. In connection with the April 26, 2004 recapitalization agreement with Toucan Capital (the “Recapitalization Agreement”), holders of notes representing 70% of the outstanding principal amount of the notes agreed to amend their notes to set the conversion price at $0.10 per share and change the maturity date to November 12, 2004 in the event the Company raised at least $15 million in a financing prior to that time or May 12, 2005 if the Company had not completed a $15 million financing by May 12, 2005. The maturity date of two of the notes has been further extended to June 15, 2006 pursuant to amendments entered into on March 9, 2006. The note, plus accrued interest, in the aggregate amount of approximately $13,000 due to the former Controller was repaid in full on March 24, 2006.
      As part of the November 13, 2003 loan, the lenders were issued warrants initially exercisable to acquire an aggregate of 3.7 million shares of the Company’s common stock, expiring November 2008 subject to certain anti-dilution adjustments, at an exercise price to be determined as follows: (i) in the event that the Company completed an offering of its common stock generating gross proceeds of at least $1 million, then the price per share paid by investors in that offering; or (ii) if the Company did not complete such an offering, then $0.18, which was the closing price of its common stock on the date of the financing. In connection with the Recapitalization Agreement, the warrants were amended. The purpose of the amendment was to remove the anti-dilution provisions and set the warrant exercise price at the lesser of (i) $0.10 per share or (ii) a 35% discount to the average closing price during the twenty trading days prior to the first closing of the sale by the Company of convertible preferred stock as contemplated by the Recapitalization Agreement, but in any event not less than $0.04 per share.
      Proceeds from the offering were allocated between the notes and warrants on a relative fair value basis. The value allocated to the warrants on the date of the grant was approximately $221,000. The fair value of the warrants was determined using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%, risk-free interest rate of 3.36%, volatility of 194%, and a contractual life of 5 years. The value of the warrants was recorded as a deferred debt discount against the $335,000 proceeds of the notes. In addition, a beneficial conversion feature related to the Notes was determined to be approximately $221,000 but is capped at the remaining value originally allocated to the notes of approximately $114,000. As a result, the total discount on the notes equaled the face value of $335,000 which was fully amortized by December 31, 2004.

Toucan Capital Loans
      During 2004 and 2005, the Company entered into multiple agreements with Toucan Capital Fund II, L.P. (“Toucan Capital”) and its affiliate, Toucan Partners, LLC, (“Toucan Partners”), all of which relate to the recapitalization agreement originally entered into on April 26, 2004 with Toucan Capital, which contemplates the possible recapitalization of the Company. At Toucan Capital’s option, and if successfully implemented, the recapitalization could provide the Company with up to $40 million through the issuance of new securities to Toucan Capital and a syndicate of other investors to be determined. If the recapitalization is successful, Toucan Capital, Toucan Partners and the investor syndicate would potentially own, on a combined basis, over 95% of the outstanding capital stock of the Company. The proposed recapitalization would occur in two stages, a loan period, followed by a potential equity financing.
      The Company and Toucan Capital amended the Recapitalization Agreement on July 30, 2004, October 22, 2004, November 10, 2004, December 27, 2004, January 26, 2005, April 12, 2005, May 13, 2005, June 16, 2005, July 26, 2005, September 7, 2005 and November 14, 2005. The amendments (i) updated certain representations and warranties of the parties made in the Recapitalization Agreement, and (ii) made certain technical changes in the Recapitalization Agreement in order to facilitate the bridge loans described therein.
      The sixth amendment to the amended and restated binding term sheet, dated July 26, 2005, extended subsequent closings of the convertible preferred stock to December 31, 2006, or such later date as is mutually agreed by the Company and Toucan Capital.

      As part of the Company’s recapitalization, the Company borrowed an aggregate of $6.75 million from Toucan Capital, from February 2, 2004 through September 7, 2005, comprised of the following loan transactions and balances as of December 31, 2005:

				Accrued	Conversion	Warrant
Loan Date	Principal(1)	Due Date		Interest(2)	Shares(2)	Shares(3)(4)

	(In thousands)			(In thousands)	(In thousands)	(In thousands)
02/02/04	$50	06/01/06	(5)	$10	1,500	3,000	(6)
03/01/04	50	06/01/06	(5)	10	1,490	3,000	(6)
04/26/04	500	06/01/06	(5)	87	14,688	30,000	(6)
06/11/04	500	06/01/06	(5)	81	14,515	30,000	(6)
07/30/04	2,000	06/01/06	(5)	293	57,319	20,000	(7)
10/22/04	500	06/01/06	(5)	61	14,014	5,000	(7)
11/10/04	500	06/01/06	(5)	58	13,942	5,000	(7)
12/27/04	250	06/01/06	(5)	25	6,882	2,500	(7)
04/12/05	450	06/01/06	(5)	32	11,965	4,500	(7)
05/13/05	450	06/01/06	(5)	29	11,932	4,500	(7)
06/16/05	500	06/16/06		27	13,041	5,000	(7)
07/26/05	500	07/26/06		21	12,893	5,000	(7)
09/07/05	500	09/07/06		16	12,629	5,000	(7)

Total	$6,750			$750	186,810	122,500

(1)	The notes are secured by a first priority senior security interest in all of the Company’s assets.

(2)	Interest accrues at 10% per annum, based on a 365-day basis compounded annually from the respective original issuance dates of the notes.

(3)	The notes are convertible into, and the warrants are exercisable for, shares of convertible preferred stock if the convertible preferred stock is approved and authorized and other investors have purchased in cash a minimum of $15 million of such convertible preferred stock, on the terms and conditions set forth in the Recapitalization Agreement. However, if, for any reason, such convertible preferred stock is not approved or authorized and/or if other investors have not purchased in cash a minimum of $15 million of such convertible preferred stock, on the terms and conditions set forth in the Recapitalization Agreement, these notes shall be convertible into, and these warrants shall be exercisable for any equity security and/or debt security and/or any combination thereof.

(4)	Exercise period is 7 years from the issuance date of the convertible note except for the February 2, 2004 and March 1, 2004 warrants, which have an April 26, 2011 expiration date.

(5)	As of March 9, 2006, the maturity dates were extended to June 1, 2006.

(6)	Per share exercise price is $0.01.

(7)	Per share exercise price is $0.04.

Toucan Capital Loans and Related Beneficial Conversions, Warrant Valuations, and Amortization
      The loan funding period commenced on February 2, 2004 when the Company issued Toucan Capital an unsecured convertible promissory note in the amount of $50,000. On March 1, 2004, the Company issued Toucan Capital a secured convertible promissory note in the amount of $50,000. The notes were convertible at prices below the current price of the Company’s common stock at the date of issuance resulting in a beneficial conversion cost of approximately $100,000, which was amortized over the 12-month term of the notes. Amortization of deferred debt discount on both notes totaling approximately $88,000 and $12,000 was recorded for years ended December 31, 2004 and 2005, respectively. The related interest accretion on the notes totaling approximately $9,000 and $11,000 was recorded for the years ended December 31, 2004 and 2005, respectively.

      The Recapitalization Agreement stipulated that the February and March 2004 notes for $50,000 each were to be cancelled and reissued effective April 26, 2004 as two separate notes for $50,000 each and conforming to the conditions of the note signed for the April 26, 2004 bridge loan for $500,000. As a result, the notes issued in February and March 2004, respectively, (i) accrue interest at 10% per annum on a 365 day basis compounded annually from their respective original issuance dates, (ii) are secured by a first priority senior security interest in all of the Company’s assets, and (iii) have warrants with coverage equal to three hundred percent (300%) of the amount due under the bridge notes.
      Proceeds from the issuance of $4,250,000 and $2,400,000 senior convertible promissory notes and warrants during the years ended December 31, 2004 and 2005, respectively, were allocated between the notes and warrants on a relative fair value basis. The total value allocated to the warrants based on the date of each grant was approximately $1,611,000 and $1,527,000 for the years ended December 31, 2004 and 2005, respectively. The fair value of the warrants was determined using the Black-Scholes option pricing model based on the following assumptions:

	2004	2005

Risk-free interest rates	1.61% - 3.87%	2.86% - 4.03%
Contractual life	7 years	7 years
Expected volatility	218% - 239%	416% - 440%
Dividend yield	0%	0%
      The value of the warrants was recorded as a deferred debt discount against the $4,250,000 and $2,400,000 proceeds of the notes in each of the years ended December 31, 2004 and 2005, respectively. In addition, beneficial conversion features related to the notes were determined to be approximately $1,155,000 and $873,000. As a result, the total discount on the notes equalled the $2,766,000 and $2,400,000 during the years ended December 31, 2004 and 2005, respectively and is being amortized over the twelve-month terms of each of the notes. Amortization of deferred debt discount of approximately $1,178,000 and $2,643,000 was recorded for the years ended December 31, 2004 and 2005, respectively. Interest accretion on the notes of approximately $164,082 and $566,000 was recorded for the years ended December 31, 2004 and 2005, respectively.
      Based on the average closing price per share of the Company’s common stock for the twenty trading days prior to the January 26, 2005 sale of the series A stock, the warrant exercise price was fixed, pursuant to the terms thereof, at $0.04 per share on January 26, 2005. In connection with the first closing of the Equity Financing on January 26, 2005, the Company and Toucan Capital amended the October 22, November 10 and December 27, 2004 warrants to clarify that the exercise price of each of these warrants is $0.04 per share (subject to certain adjustments).

Toucan Partners Loans, Beneficial Conversion, Warrant Valuation, and Amortization
      The Company borrowed $650,000 from Toucan Partners, an affiliate of Toucan Capital, from November 14, 2005 to December 30, 2005, comprised of the following loan transactions:

			Interest	Conversion	Warrant
Loan Date	Principal(1)	Due Date	Rate(2)	Shares(3)	Shares(3)

	(In thousands)			(In thousands)	(In thousands)
11/14/05	$400	11/14/06	10%	10,150	4,000	(4)
12/30/05	250	12/30/06	10%	6,253	2,500	(5)

Total	$650			16,403	6,500

(1)	The notes are secured by a first priority senior security interest in all of the Company’s assets.

(2)	Interest accrues at 10% per annum, based on a 365-day basis compounded annually from the respective original issuance dates of the notes.

(3)	The notes are convertible into, and the warrants are exercisable for, shares of convertible preferred stock if the convertible preferred stock is approved and authorized and other investors have purchased in cash a minimum of $15 million of such convertible preferred stock, on the terms and conditions set forth in the Recapitalization Agreement. However, if, for any reason, such convertible preferred stock is not approved or authorized and/or if other investors have not purchased in cash a minimum of $15 million of such convertible preferred stock, on the terms and conditions set forth in the Recapitalization Agreement, these notes shall be convertible into, and the warrants shall be exercisable for, any equity security and/or debt security and/or any combination thereof.

(4)	Exercise period is 7 years from the issuance date of the note.

(5)	Exercise period is 7 years from April 17, 2006 (the issuance date of the warrant).
      Proceeds from the issuance of $400,000 senior convertible promissory notes and warrants on November 14, 2005 were allocated between the notes and warrants on a relative fair value basis. The value allocated to the warrants on the date of the grant was approximately $226,000. The fair value of the warrants was determined using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%, risk-free interest rate of 4.10%, volatility of 408%, and a contractual life of 7 years. The value of the warrants was recorded as a deferred debt discount against the $400,000 proceeds of the notes. In addition, a beneficial conversion feature related to the notes was determined to be approximately $174,000. As a result, the total discount on the note equalled $400,000 which is being amortized over the twelve-month term of the notes. Amortization of deferred debt discount of approximately $52,000 was recorded for the year ended December 31, 2005. Interest accretion on the note of approximately $5,100 was recorded for the year ended December 31, 2005.
      On December 30, 2005 the Company issued Toucan Partners a secured promissory note in the amount of $250,000. Interest accretion of approximately $68 was recognized during the year ended December 31, 2005.
      Subsequently, this note was amended and warrants were issued to Toucan Partners in respect of the non-convertible note and the non-convertible notes were amended and restated in order to make it convertible on the same terms and conditions as the convertible notes previously issued to Toucan Capital and Toucan Partners and to provide for the issuance of warrants on the same terms and conditions as the convertible note previously issued to Toucan Capital and Toucan Partners. Accordingly, the proceeds from the issuance of the note and warrants were allocated between the notes and warrants on a relative fair value basis. The value allocated to the warrants was $125,000. The fair value of the warrants was determined using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%, risk-free interest rate of 4.36%, volatility of 402% and a contractual life of 7 years. The value of the warrants was recorded as a deferred debt discount against the $250,000 proceeds of the note. In addition, a beneficial conversion feature related to the notes was determined to be approximately $125,000. As a result, the total discount on the note equalled $250,000 and is being amortized over the twelve-month term of the note.

Toucan Capital Series A Cumulative Convertible Preferred Stock
      On January 26, 2005, the Company entered into a securities purchase agreement with Toucan Capital pursuant to which they purchased 32.5 million shares of our newly designated Series A Preferred Stock at a purchase price of $0.04 per share, for an aggregate purchase price of $1.3 million. The Series A Preferred Stock:

(i) is entitled to cumulative dividends at the rate of 10% per year;

(ii) is entitled to a liquidation preference in the amount of its initial purchase price plus all accrued and unpaid dividends (to the extent of legally available funds);

(iii) has a preference over the common stock, and is pari passu with the Series A-1 Preferred Stock, with respect to dividends and distributions;

(iv) is entitled to participate on an as-converted basis with the common stock on any distributions after the payment of any preferential amounts to the Series A Preferred Stock and the Series A-1 Preferred Stock;

(v) votes on an as converted basis with the common stock and the Series A-1 Preferred Stock on matters submitted to the common stockholders for approval and as a separate class on certain other material matters; and

(vi) is convertible into common stock on a one-for-one basis (subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, recapitalizations, etc.).
      The number of shares of common stock issuable upon conversion of each share of series A stock is also subject to increase in the event of certain dilutive issuances in which we sell or are deemed to have sold shares below the then applicable conversion price (currently $0.04 per share). The consent of the holders of a majority of the Series A Preferred Stock is required in the event that we elect to undertake certain significant business actions.
      In the event that the Company sells at least $15 million of convertible preferred stock for cash to investors other than Toucan Capital on the terms and conditions set forth in the Restated Recapitalization Agreement and the Term Sheet (a “Qualified Preferred Stock Financing”), the warrants will be exercisable only for shares of Convertible Preferred Stock. Unless and until the Company completes a Qualified Preferred Stock Financing, the warrants will be exercisable for any debt or equity security authorized for issuance by the Company (which currently consists of common stock, Series A Preferred Stock and Series A-1 Preferred Stock). The number of shares issuable pursuant to the warrants and the exercise prices thereof are subject to adjustment in the event of stock splits, reverse stock splits, stock dividends, and the like. The exercise price is also subject to downward adjustment in the event of certain dilutive issuances in which the Company sells or is deemed to have sold shares below the then applicable exercise price.

Liability For Potentially Dilutive Securities in Excess of Authorized Number of Common Shares
      In accordance with EITF 00-19, the Company accounts for potential shares that can be converted to common stock, that are in excess of authorized shares, as a liability that is recorded at fair value. Total potential outstanding common stock exceeded the Company’s authorized shares on December 30, 2005 when an additional $250,000 loan was received from Toucan Partners. This non-convertible note was amended and restated in order to make it convertible on the same terms and conditions as the convertible notes previously issued to Toucan Capital and Toucan Partners. The fair value of the warrants in excess of the authorized shares at December 31, 2005 was approximately $604,000 and was recognized as a liability on December 30, 2005. This liability is required to be evaluated at each reporting date with any change in value included in other income/(expense) until such time as enough shares are authorized to cover all potentially convertible instruments.
      Similarly, total potential outstanding common stock exceeded the Company’s authorized shares on July 30, 2004 when an additional $2.0 million loan, convertible into common stock, was received from Toucan Capital and additional warrants were issued. The fair value of the warrants in excess of the authorized shares was approximately $2.8 million and was recognized as a liability on July 30, 2004. During the fourth quarter of 2004, the Company received three additional loans from Toucan Capital, convertible into common stock totaling $1.25 million and additional warrants were issued. The total fair value of the warrants in excess of the authorized shares was approximately $1.5 million and was recognized as a liability at the dates of issuance of the convertible debt and warrants. This liability was evaluated at each reporting date and any changes in value were included in other income/(expense) until enough shares were authorized to cover all potentially convertible instruments. Effective December 29, 2004, the number of authorized common shares was increased to 300 million. The liability for potential shares in excess of total authorized shares was revalued at that date. This valuation resulted in a fourth quarter loss of approximately $1.0 million, due to net increases in the net fair value of related warrants at that date. This loss was offset against the September 30, 2004 gain of approximately $717,000 for a net loss as of December 31, 2004 of approximately $368,000, included in the 2004 statement of operations as a warrant valuation.

Liquidity
      The Company’s actual cash needs will depend on many unpredictable factors, including the timing of research and development activities, the timeframe for successful development of an effective product, and the commercialization of such product, all of which includes the regulatory approval process. The regulatory approval process is uncertain, includes extensive pre-clinical testing and clinical trials of each product in order to establish its safety and effectiveness, can take many years and requires the expenditure of substantial resources. Also, the Company is appealing an assessed tax liability as discussed in note 8(c). As a result of these factors, the Company cannot accurately predict the amount or timing of future cash needs.
      Any additional financing with Toucan Capital or any other third party is likely to be dilutive to stockholders, and any debt financing, if available, may include additional restrictive covenants. If the Company is unable to obtain significant additional capital in the near-term, the Company may cease operations at anytime. The Company does not believe that its assets would be sufficient to satisfy the claims of all of its creditors and the liquidation preferences of its preferred stockholders in full. Therefore, if the Company were to pursue a liquidation it is highly unlikely that any proceeds would be received by the Company’s common stockholders.
      There can be no assurance that the recapitalization plan or any other alternatives will be successful. If the recapitalization is unsuccessful, the Company’s inability to obtain additional cash as needed could have a material adverse effect on its financial position, results of operations and its ability to continue its existence. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(3)	Summary of Significant Accounting Policies

(a)	Use of Estimates in Preparation of Financial Statements
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b)	Cash
      Cash consists of checking and money market accounts. While cash held by financial institutions may at times exceed federally insured limits, management believes that no material credit or market risk exposure exists due to the high quality of the institutions. The Company has not experienced any losses on such accounts.

(c)	Fair Value of Financial Instruments and Concentrations of Risk
      Financial instruments, consisting of cash, accounts receivable, restricted cash, accounts payable, accrued expenses, and capital lease obligations, are recorded at cost, which approximates fair value based on the short term maturities of these instruments.
      Credit is extended based on an evaluation of a customer’s financial condition and collateral is generally not required. Accounts receivable are generally derived from revenue earned from entities located in the United States. The Company records an allowance for potential credit losses based upon the expected collectibility of the accounts receivable. To date, the Company has not experienced any material credit losses.

      In January 2003, research materials sales were made to multiple customers, primarily in the United  States of America, with whom there were no other contractual relationships. Effective December 31, 2005, the Company no longer sells research materials.

(d)	Property and Equipment
      During 2003 and 2004, the Company determined that the carrying value of a significant part of its fixed assets was not recoverable, and recorded an impairment charge to reduce the carrying value of its long-lived assets to their estimated fair values. Property and equipment are stated at cost, as adjusted for any prior impairments. Property and equipment are depreciated or amortized over the following estimated useful lives using the straight-line method:

Leasehold improvements	Shorter of life of the lease or useful life
Laboratory equipment	5-7 years
Office furniture and other equipment	3-5 years
      Expenditures for maintenance and repairs are expensed as incurred. Gains and losses from disposal representing the difference between any proceeds received from the sale of property and equipment and the recorded values of the asset disposed are recorded in total operating costs and expenses.

(e)	Impairment of long-lived assets
      In accordance with the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ((SFAS 144), long-lived assets including property and equipment are reviewed for possible impairment whenever significant events or changes in circumstances, including changes in our business strategy and plans, indicate that an impairment may have occurred. An impairment is indicated when the sum of the expected future undiscounted net cash flows identifiable to that asset or asset group is less than its carrying value. Long-lived assets to be held and used, including assets to be disposed of other than by sale, for which the carrying amount is not recoverable are adjusted to their estimated fair value at the date an impairment is indicated, which establishes a new basis for the assets for depreciation purposes. Long-lived assets to be disposed of by sale are reported at the lower of carrying amount or fair value less cost to sell. Impairment losses are determined from actual or estimated fair values, which are based on market values, net realizable values or projections of discounted net cash flows, as appropriate.

(f)	Restricted Cash
      Restricted cash of $31,000 and $30,000 as of December 31, 2005 and 2004, respectively represents a deposit to secure the Company’s credit limit on its corporate credit cards.

(g)	Operating Leases
      The Company recognizes lease expense on a straight-line basis over the initial lease term. The Company has operating leases on real property and equipment expiring at various dates through 2007. For leases that contain rent holidays or escalation clauses, the Company recognizes rent expense on a straight-line basis and record the difference between the rent expense and rental amount payable as deferred rent. As of December 31, 2005 and 2004, we did not have any deferred rent.

(h)	Revenue Recognition
      The Company earns revenues through sale of research materials, providing research services to third parties and through research grants. Revenues from sale of research materials are to multiple customers with whom there is no other contractual relationship and are recognized when shipped to the customer and title has passed.

      Research contracts and grants require the Company to perform research activities as specified in each respective contract or grant on a best efforts basis, and the Company is paid based on the fees stipulated in the respective contracts and grants which approximate the costs incurred by the Company in performing such activities. The Company recognizes revenue under the research contracts and grants based on completion of performance under the respective contracts and grants where no ongoing obligation on the part of the Company exists. Direct costs related to these contracts and grants are reported as research and development expenses.

(i)	Research and Development Expenses
      Research and development costs are expensed as incurred. These costs include, but are not limited to, personnel costs, lab supplies, depreciation, amortization and other indirect costs directly related to the Company’s research and development activities.

(j)	Income Taxes
      Deferred income taxes are provided utilizing the liability method whereby the estimated future tax effects of carry forwards and temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those carry forwards and temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. A valuation allowance is recorded on deferred tax assets if it is more likely than not that such deferred tax assets will not be realized. Prior to 1998, the Company was an LLC and the Company’s tax losses and credits generally flowed directly to the members.

(k)	Stock-Based Compensation
      The Company accounts for its stock option plans for employees in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense related to employee stock options is recorded if, on the date of grant, the fair value of the underlying stock exceeds the exercise price. The Company applies the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees, and to provide pro-forma results of operations disclosures for employee stock option grants as if the fair-value-based method of accounting in SFAS No. 123 had been applied to those transactions.
      As required under SFAS No. 123, the pro forma effects of stock-based compensation on net loss are estimated at the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models do not, in management’s opinion, necessarily provide a reliable single measure of the fair value of the Company’s employee stock options.
      Stock compensation costs related to fixed employee awards with pro rata vesting are recognized on a straight-line basis over the period of benefit, generally the vesting period of the options. For options and warrants issued to non-employees, the Company recognizes stock compensation costs utilizing the fair value methodology prescribed in SFAS No. 123 over the related period of benefit.
      Had the Company recognized the compensation cost of employee stock options based on the fair value of the options on the date of grant as prescribed by SFAS No. 123, the pro-forma net loss applicable to common stockholders and related loss per share would have been adjusted to the pro-forma amounts indicated below:

	Year Ended December 31,

	2003	2004	2005

Net loss applicable to common stockholders (in thousands)
As reported	$(5,752)	$(8,508)	$(9,937)
Add: Stock-based employee compensation expense included in reported net loss, net	240	41	7
Deduct: Stock-based employee compensation determined under fair value based method for all awards	(590)	(47)	(13)

Pro-forma net loss	$(6,102)	$(8,514)	$(9,943)

Net loss per share — basic and diluted:
As reported	$(0.30)	$(0.45)	$(0.52)

Pro-forma	$(0.32)	$(0.45)	$(0.52)

      The per share weighted average fair value of stock options granted during the year ended December 31, 2003 was $0.10. There were no stock options granted for the year ended December 31, 2004. The per share weighted average fair value of stock options granted during the year ended December 31, 2005 was $0.21 on the date of grant using the minimum-value method for grants prior to August 13, 2001 and an option valuation method that considers expected volatility for grants thereafter with the following assumptions:

	2003	2005

Risk-free interest rate	2.97%	3.53%
Expected life	5 years	5 years
Expected volatility	200%	403%
Dividend yield	0%	0%

(l)	Loss Per Share
      Basic loss per share is computed on the basis of the weighted average number of shares outstanding for the reporting period excluding 2,000 unvested restricted shares as of December 31, 2004. Diluted loss per share is computed on the basis of the weighted average number of common shares plus dilutive potential common shares outstanding using the treasury stock method. Any potentially dilutive securities are antidilutive due to the Company’s net losses. For the periods presented, there is no difference between the basic and diluted net loss per share.

(m)	Operating Segments
      The Company is principally engaged in the discovery and development of innovative immunotherapies for cancer and has a single operating segment as management reviews all financial information together for the purposes of making decisions and assessing the financial performance of the company.

Operating costs:
      Operating costs and expenses consist primarily of research and development expenses, including clinical trial expenses which rise when we are actively participating in clinical trials, and general and administrative expenses.

Research and development:
      Discovery and preclinical research and development expenses include scientific personnel related salary and benefit expenses, costs of laboratory supplies used in our internal research and development projects, travel, regulatory compliance, and expenditures for preclinical and clinical trial operation and management when we are actively engaged in clinical trials.
      Because the Company is a development stage company it does not allocate research and development costs on a project basis. The Company adopted this policy, in part, due to the unreasonable cost burden associated with accounting at such a level of detail and its limited number of financial and personnel resources. The Company’s business judgment continues to be that there is little value associated with evaluating expenditures at the project level since the Company is focusing primarily on its lead clinical trial programs as most of the Company’s expenditures relate to those programs.
      For the year ended December 31, 2005, of the Company’s net loss of approximately $9.9 million, approximately 45% of its expended resources were apportioned to the re-activation of its two DCVax® clinical trial programs. From its inception through December 31, 2005, the Company incurred costs of approximately $32.1 million associated with its research and development activities. Because its technologies are novel and unproven, the Company is unable to estimate with any certainty the costs it will incur in the continued development of its product candidates for commercialization.

General and administrative:
      General and administrative expenses include administrative personnel related salary and benefit expenses, cost of facilities, insurance, travel, legal support, property and equipment depreciation, amortization of stock options and warrants, and amortization of debt discounts and beneficial conversion costs associated with the Company’s debt financing.

(n)	Recent Accounting Pronouncements
      In December 2004, the FASB issued SFAS 123R, Share-Based Payment (Revised 2004). SFAS 123R establishes standards for the accounting for transactions in which an entity receives employee services in exchange for the entity’s equity instruments or liabilities that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R eliminates the ability to account for share-based compensation using APB 25 and generally requires that such transactions be accounted for using a fair value method. The provisions of this statement are effective for financial statements issued for fiscal years beginning after June 15, 2005 and will become effective for the Company beginning with the first quarter of 2006. We will adopt SFAS 123R using the modified prospective method with no restatement and will record the related stock compensation expense commencing January 1, 2006 with respect to the stock options outstanding December 31, 2005. The impact that the adoption of this statement will have on the Company’s financial position and results of operations will be determined by share-based payments granted in future periods, as well as the fair value model and assumptions the Company will choose, which have not been finalized yet.
      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets — an Amendment of APB Opinion No. 29.” This statement amends APB 29 to eliminate an exception to the fair value measurement principle for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005 and were effective for the Company beginning in the third quarter of fiscal 2005. The adoption of this accounting principle did not have a significant impact on our financial position or results of operations.
      In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections.” This statement replaces APB 20 cumulative effect accounting with retroactive restatement of comparative financial statements. It applies to all voluntary changes in accounting principle and defines “retrospective application” to differentiate it from restatements due to incorrect accounting. The provisions of this statement are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and will become effective for the Company in 2006. The adoption of this accounting principle is not expected to have a significant impact on our financial position or results of operations.
      In June 2005, the FASB issued final FASB Staff Position FAS No. 143-1, “Accounting for Electronic Equipment Waste Obligations.” The statement addresses obligations associated with the European Union’s Directive on Waste Electrical and Electronic Equipment (the “Directive”). The Directive requires EU-member countries to adopt legislation to regulate the collection, treatment, recovery and environmentally sound disposal of electrical and electronic waste equipment. It distinguishes between products put on the market after August 15, 2005 (new waste) and products put on the market before that date (historical waste). The FSP addresses historical waste and directs companies to apply the provisions of SFAS 143, “Accounting for Asset Retirement Obligations,” to the obligation associated with historical waste. The FSP is effective for the first reporting period ending after June 8, 2005, or the date of adoption of the law by the applicable EU-member country, and became effective for the Company in the second quarter of 2005. This accounting principle did not have a significant impact on our financial position or results of operations. New waste will also be accounted for under SFAS 143, and the accounting for new waste is not expected to have a significant impact on our financial position or results of operations.
      In November 2005, the FASB issued final FASB Staff Position FAS No. 123R-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” The FSP provides an alternative method of calculating excess tax benefits (the APIC pool) from the method defined in FAS 123R for share-based payments. A one-time election to adopt the transition method in this FSP is available to those entities adopting FAS 123R using either the modified retrospective or modified prospective method. Up to one year from the initial adoption of FAS 123R or effective date of the FSP is provided to make this one-time election. However, until an entity makes its election, it must follow the guidance in SFAS 123R. FSP 123R-3 is effective upon initial adoption of FAS 123R and will become effective for the Company in the first quarter of 2006. We are currently evaluating the potential impact of calculating the APIC pool with this alternative method and have not determined which method we will adopt, nor the expected impact on our financial position or results of operations.
      In September 2005, the EITF reached consensus on Issue No. 05-08, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature.” EITF 05-08 is effective for financial statements beginning in the first quarter of 2006. The adoption of EITF 05-08 is not expected to have a significant impact on the Company’s financial position or results of operations.
      In September 2005, the EITF reached consensus on Issue No. 05-07, “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues.” EITF 05-07 is effective for future modifications of debt instruments beginning in the first quarter of 2006. The adoption of EITF 05-07 is not expected to have a significant impact on the Company’s financial position or results of operations.

(4)	Stockholders’ Equity (Deficit)

(a)	Issuance of Unregistered Common Stock
      On June 30, 2003, the Company entered into a Settlement Agreement with Nexus Canyon Park, its prior landlord. Under this Settlement Agreement, Nexus Canyon Park agreed to permit premature termination of its prior lease and excuse the Company from future performance of lease obligations in exchange for 90,000 shares of its unregistered common stock with a fair value of $35,000 and Nexus’ retention of the Company’s $1.0 million lease security deposit. The Settlement Agreement resulted in an additional loss on facility sublease and lease termination of $174,000, net of deferred rent of $202,000.

(b)	Issuance of Unregistered Preferred Stock
      On January 26, 2005, we entered into a securities purchase agreement with Toucan Capital pursuant to which they purchased 32.5 million shares of our newly designated series A preferred stock at a purchase price of $0.04 per share, for an aggregate purchase price of approximately $1.3 million. The series A preferred stock:

(i) is entitled to cumulative dividends at the rate of 10% per year;

(ii) is entitled to a liquidation preference in the amount of its initial purchase price plus all accrued and unpaid dividends (to the extent of legally available funds);

(iii) has a preference over the common stock, and is pari passu with the Series A-1 Preferred Stock, with respect to dividends and distributions;

(iv) is entitled to participate on an as-converted basis with the common stock and the Series A-1 Preferred Stock on any distributions after the payment of any preferential amounts to the Series A Preferred Stock;

(v) votes on an as converted basis with the common stock and the Series A-1 Preferred Stock on matters submitted to the common stockholders for approval and as a separate class on certain other material matters; and

(vi) is convertible into common stock on a one-for-one basis (subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, recapitalizations, etc.).
      The number of shares of common stock issuable upon conversion of each share of Series A Preferred Stock is also subject to increase in the event of certain dilutive issuances in which we sell or are deemed to have sold shares below the then applicable conversion price (currently $0.04 per share). The consent of the holders of a majority of the Series A Preferred Stock is required in the event that we elect to undertake certain significant business actions.

(c)	Stock Purchase Warrants
     Medarex
      On December 9, 2002, the Company entered into an assignment and license agreement with Medarex wherein the Company sold certain intellectual property to Medarex in exchange for certain of their intellectual property and received $3.0 million, consisting of $1.0 million in cash and two payments of $1.0 million each payable in common stock. The Company realized a total of $3.0 million in cash as all of the foregoing shares were sold within 30 days of their issuance in 2003. Additionally, a $400,000 payable of ours to Medarex was forgiven by Medarex. Pursuant to this agreement, the Company issued to Medarex 2.0 million unregistered shares of its common stock. The 2.0 million shares of unregistered common stock were issued as follows: (i) 1.0 million shares were issued on December 26, 2002 (ii) 500,000 shares were issued on January 8, 2003; and (iii) 500,000 shares were issued on February 9, 2003. Also in conjunction with the December 9, 2002 agreement with Medarex, the Company issued warrants to purchase unregistered common stock as follows: (i) on December 26, 2002, issued a warrant to purchase 400,000 shares of its common stock at an exercise price of $0.216 per share; (ii) on January 8, 2003, issued a warrant to purchase 200,000 shares of its common stock at an exercise price of $0.177 per share; and (iii) on February 9, 2003 issued the final warrant to purchase 200,000 shares of its common stock at an exercise price of $0.102 per share. The warrants may be exercised at any time after six-months following their issue date and prior to the tenth anniversary of the issue date.
      The fair value of the 800,000 warrant shares was $159,678 on the date of grant, which was determined using the Black-Scholes option pricing model with the following assumptions: expected dividend yield 0%, risk-free interest rate of 4.17%, volatility of 191%, and an expected life of 10-years. As of December 31, 2002, one-half of the warrant value, $79,839, was recognized as an increase to additional paid in capital and $79,839 was recognized as a long-term liability, for the 400,000 warrant shares to be issued in 2003.
      The net gain recognized on this sale of intellectual property was $2.8 million, made up of the receipt of $3.0 million of cash and stock from Medarex and forgiveness of the $400,000 payable to Medarex, offset by the issuance of 2.0 million shares of unregistered common stock and warrants to purchase 800,000 shares of common stock valued at approximately $560,000.

Management Loan Warrants
      On November 13, 2003, the Company borrowed an aggregate of $335,000 from certain members of its current and former management. The lenders were issued warrants initially exercisable to acquire an aggregate of 3.7 million shares of the Company’s common stock, expiring November 2008 subject to certain anti-dilution adjustments, at an exercise price to be determined as follows: (i) in the event that the Company completed an offering of its common stock generating gross proceeds of at least $1 million, then the price per share paid by investors in that offering; or (ii) if the Company did not complete such an offering, then $0.18, which was the closing price of its common stock on the date of the financing. In connection with the Recapitalization Agreement, the warrants were amended. The purpose of the amendment was to remove the anti-dilution provisions and set the warrant exercise price at the lesser of (i) $0.10 per share or (ii) a 35% discount to the average closing price during the twenty trading days prior to the first closing of the sale by the Company of convertible preferred stock as contemplated by the Recapitalization Agreement, but not less than $0.04 per share. See further discussion of these loans and warrants in note (2) Operations and Financing.

Toucan Capital and Toucan Partners Warrants
      From February 1, 2004 through December 31, 2005, the Company has issued eleven warrants for 122.5 million shares of Company capital stock to Toucan Capital pursuant to which Toucan Capital has loaned the Company an aggregate of $6.75 million in loan financing, as more fully described in note (2) Operations and Financing.
      On January 26, 2005, we issued Toucan Capital a warrant, with a contractual life of 7 years, to purchase 13.0 million shares of series A preferred stock in connection with a securities purchase agreement pursuant to which Toucan Capital purchased 32.5 million shares of our newly designated series A preferred stock at a purchase price of $0.04 per share, for an aggregate purchase price of $1.3 million. The number of shares issuable pursuant to the exercise of the warrant and the exercise price thereof is subject to adjustment in the event of stock splits, reverse stock splits, stock dividends and the like, as more fully described in note (2) Operations and Financing.
      From November 14 through December 31, 2005, the Company issued warrants for 6.5 million shares of Company capital stock to Toucan Partners pursuant to which Toucan Partners loaned the Company $650,000 in loan financing, as more fully described in note (2) Operations and Financing.

      A summary of stock purchase warrants outstanding at December 31, 2005 is as follows:

		Weighted-
	Number	Average
Type of Warrant	Outstanding	Exercise Price

	(In thousands)
Common stock warrant	810	$0.24
Series A preferred stock warrants	142,000	$0.03
Series C preferred stock warrants(1)	235	$2.50
Series D preferred stock warrants(1)	324	$5.00
Common stock warrants issued in connection with convertible promissory notes	3,722	$0.04

(1)	The exercise of Series C and Series D Preferred Stock warrants will result in the issuance of an equal number of shares of the Company’s common stock with no issuance of preferred stock.
      The exercise of Series A Preferred Stock warrants will result in the issuance of an equal number of shares of the Company’s Series A Preferred Stock.

(d)	Stock Option Plans
      The Company’s stock option plans are administered by the Board of Directors, which determines the terms and conditions of the options granted, including exercise price, number of options granted and vesting period of such options.
      Options granted under the plans are generally priced at or above the estimated fair market value of the Company’s common stock on the date of grant and generally vest over four years. Compensation expense, if any, is charged over the period of vesting. All options, if not previously exercised or canceled, expire ten years from the date of grant, or the expiration date specified in the individual option agreement, if earlier.
      During the year ended December 31, 2003, the Company granted options to purchase an aggregate of 895,000 shares of common stock to various employees with weighted average exercise prices of $0.10 which was equal to the fair value of the underlying common stock on the date of grant resulting in no deferred compensation recognition for the year ended December 31, 2003.
      During the year ended December 31, 2004, the Company did not grant any stock options.
      During the year ended December 31, 2005, the Company granted non-qualified options to purchase an aggregate of 25,000 shares of common stock to a non-employee consultant with a weighted average exercise price of $0.21. The fair value of the underlying common stock is evaluated monthly for specific performance compliance with $510 of compensation expense recognized for the year ended December 31, 2005.

(i)	1998 Stock Option Plan (1998 Plan)

The Company’s 1998 Stock Option Plan (1998 Plan) has reserved 413,026 shares of common stock for stock option grants to employees, directors and consultants of the Company. As of December 31, 2005, net of forfeitures, a total of 337,146 shares remain available for granting under this plan.

(ii)	1999 Executive Stock Option Plan (1999 Plan)

The Company’s 1999 Executive Stock Option Plan (1999 Plan) has reserved 586,166 shares of common stock for issuance. As of December 31, 2005, net of forfeiture, a total of 420,956 shares remain available for granting under this plan.

(iii)	2001 Stock Option Plan (2001 Plan)

Under the 2001 Stock Option Plan (2001 Plan), 1,800,000 shares of the Company’s common stock have been reserved for grant of stock options to employees and consultants. Additionally, on January 1 of each year, commencing January 1, 2002, the number of shares reserved for grant under the 2001 Plan will increase by the lesser of (i) 15% of the aggregate number of shares available for grant under the 2001 Plan or (ii) 300,000 shares. As of December 31, 2005, net of forfeitures, a total of 2,423,320 shares remain available under this plan.

(iv)	2001 Non-employee Director Stock Incentive Plan

Under the 2001 Non-employee Director Stock Incentive Plan (2001 Director Plan), 200,000 shares of the Company’s common stock have been reserved for grant of stock options to non-employee directors of the Company. As of December 31, 2005, net of forfeitures, a total of 147,500 shares remain available under this plan.
      A summary of stock option activity is as follows:

	Options Outstanding

		Weighted-
	Number	Average
	of Shares	Exercise Price

	(In thousands except
	weighted average)
Balance at December 31, 2002	1,208	1.24
Granted	895	0.10
Exercised	(8)	0.00
Forfeited	(301)	1.27

Balance at December 31, 2003	1,794	0.71
Granted	—	—
Exercised	—	—
Forfeited	(930)	0.78

Balance at December 31, 2004	864	$0.63
Granted	25	0.21
Exercised	(49)	0.08
Forfeited	(97)	0.99

Balance at December 31, 2005	743	$0.60

      Additional information regarding stock options outstanding and exercisable at December 31, 2005 is as follows, in thousands, except option price and weighted average exercise price.

	Options Outstanding

		Weighted-		Options Exercisable
		Average
		Remaining	Weighted-		Weighted-
	Number	Contractual	Average	Number	Average
Range of Exercise Prices	Outstanding	Life (Years)	Exercise Price	Exercisable	Exercise Price

	(In thousands except weighted average)
$0.00 - 0.50	430	7.6	$0.11	292	$0.11
0.51 - 1.01	188	4.0	0.85	188	0.85
1.02 - 2.02	102	5.3	1.25	102	1.25
2.03 - 5.05	23	6.0	4.93	23	4.94

$0.0000 - 5.05	743	6.3	$0.60	605	$0.71

      Options exercisable as of December 31, 2003, 2004 and 2005 totaled 1,078,000, 556,301 and 605,000, respectively.

(e) Common Stock Equivalents
      The following common stock equivalents on an as-converted basis were excluded from the calculation of diluted net loss per share, as the effect would be antidilutive.

	Years Ended December 31

	2003	2004	2005

	(In thousands)
Preferred stock	—	—	32,500
Common stock options	1,794	864	743
Common stock warrants	810	810	810
Convertible preferred stock warrants	559	559	13,599
Convertible promissory note	1,861	110,333	186,306
Convertible promissory note stock warrants	3,722	102,222	132,722

(f)	Employee Stock Purchase Plan
      In June 2001, the Company adopted an employee stock purchase plan which became effective upon consummation of the Company’s initial public offering and reserved 500,000 shares of common stock for issuance under this plan. Under this plan, employees may purchase up to 1,000 shares of the Company’s common stock during each six-month offering period commencing on April 1 and October 1 of each year. The purchase price of the common stock is equal to the lower of 85% of the market price on the first and last day of each offering period. As of December 31, 2005, a total of 14,374 shares have been issued under the plan.

(g)	Employee 401(k) Plan
      On August 19, 1999, the Company adopted a 401(k) Plan for certain eligible employees. Under the plan, an eligible employee may elect to contribute up to 60% of his or her pre-tax total compensation, not to exceed the annual limits established by the Internal Revenue Service. The Company will match their contribution at the rate of $0.50 for every employee contributed dollar with a maximum Company match of $3,000 annually. For the years ended December 31, 2003, 2004 and 2005, the Company contributed approximately $40,000; $17,000 and $15,000 of matching dollars, respectively.

(h)	Stockholder Rights Agreement
      On March 6, 2002, the Company adopted a Stockholder Rights Agreement, under which each common stockholder of record at the close of business on March 4, 2002 received a dividend of one right per share of common stock held. Each right entitles the holder to purchase one share of common stock from the Company at a price equal to $19.25 per share, subject to certain anti-dilution provisions. The rights become exercisable only in the event that a third party acquires beneficial ownership of, or announces a tender or exchange offer for, at least 15% of the then outstanding shares of the Company’s common stock and such acquisition or offer is determined by the Board of Directors to not be in the best interests of the stockholders. If the acquisition or offer were determined by the Board of Directors to be in the best interests of the stockholders, the rights may be redeemed by the Company for $0.0001 per right. The rights will expire on February 25, 2012, unless earlier redeemed, exchanged or terminated in accordance with the rights agreement.
      In connection with the Recapitalization Agreement, the Board of Directors and Mellon Investor Services LLC, its Rights Agent, on April 26, 2004, amended the Stockholder Rights Agreement. The definition of an “Acquiring Person” was amended to exclude Toucan Capital Fund II, L.P. and other investors selected by Toucan from the definition of “Acquiring Person” for those shares of the Company’s capital stock they acquire, or are deemed to beneficially own, in connection with the Recapitalization Agreement.

(5)	Related Party Transactions

(a)	Agreement with Medarex
      On June 20, 2003, under a First Amendment to Assignment and License Agreement with Medarex, the Company released Medarex from future royalty obligations in exchange for a cash payment of $816,000. The purchase price of $816,000 was negotiated based on the expected discounted net present value of a future 2% royalty obligation under that certain Assignment and License Agreement dated December 9, 2002. The Company received the cash payment on July 1, 2003. See further discussions regarding transactions with Medarex in Note 4.

(b)	Cognate Agreement
      The Company entered into a service agreement, dated July 30, 2004, with Cognate Therapeutics, Inc. Cognate is a contract manufacturing and services Organization (CRO), majority owned by Toucan Capital and two of the principals of Toucan Capital are board members of Cognate. The Company committed to utilizing Cognate’s services for a two year period related primarily to manufacturing its DCVax® product candidates, regulatory advice, research and development preclinical activities and managing clinical trials. Monthly expenditures ranged between approximately $250,000 and $487,000 during the years ending December 31, 2004 and 2005. The contract with Cognate includes a penalty of $2.0 million if cancelled after one year as well as payment for all services performed in winding down any ongoing activities. The Company entered into this contract after extensive consultations with an independent expert in the field of Good Manufacturing Practices (GMP), regulatory affairs, and clinical trial activities, as well as consultations with a former FDA Commissioner, and after considering the ability of other contract research and manufacturing organizations to comply with the Company’s requirement to rapidly commence technology transfers involving manufacturing, immune monitoring, and regulatory clinical advice and after obtaining approval of our Board of Directors. The Company did not find any other CRO who could meet its needs in order to rapidly restart its clinical programs. The Company believes entering into this agreement has given it an opportunity to restart its clinical and research programs much more efficiently and rapidly as opposed to rebuilding its infrastructure, internal GMP facilities, regulatory, clinical and research and development expertise. The Company recognized approximately $2.9 million and $3.5 million of costs relative to this agreement during the years ending December 31, 2004 and 2005, respectively. The costs are included in research and development expense.

(6)	Income Taxes
      There was no income tax benefit attributable to net losses for 2003, 2004 and 2005. The difference between taxes computed by applying the U.S. federal corporate rate of 34% and the actual income tax provisions in 2003, 2004 and 2005 is primarily the result of establishing a valuation allowance on the Company’s deferred tax assets arising primarily from tax loss carry forwards.

      The tax effects of temporary differences and tax loss and credit carry forwards that give rise to significant portions of deferred tax assets at December 31 are comprised of the following (in thousands):

	2003	2004	2005

Net operating loss carry forwards	$14,699	$17,126	$20,450
Research and development credit carry forwards	1,136	1,319	1,525
Depreciation and amortization	627	981	927
Other	355	313	325

Gross deferred tax assets	16,817	19,739	23,227
Less valuation allowance	(16,817)	(19,739)	(23,227)

Net deferred tax assets	$—	$—	$—

      The increase in the valuation allowance for deferred tax assets for 2003, 2004 and 2005 of $2.2 million, $2.9 million and $3.5 million, respectively, was due to the inability to utilize net operating losses and research and development credits.
      At December 31, 2005, the Company had net operating loss carry forwards for income tax purposes of approximately $60.1 million and unused research and development tax credits of approximately $1.5 million available to offset future taxable income and income taxes, respectively, expiring beginning 2018 through 2022. The Company’s ability to utilize net operating loss and credit carry forwards is limited pursuant to the Tax Reform Act of 1986, due to cumulative changes in stock ownership in excess of 50% such that some net operating losses may never be utilized.

(7)	Scientific Collaboration Arrangements
      The Company has also entered into certain collaborative arrangements under which it may be obligated to pay royalties or milestone payments if product development is successful. It is not anticipated that the aggregate amount of any royalty or milestone obligations under these other arrangements will be material to the Company’s operations.

(8)	Commitments and Contingencies

(a)	Lease Obligations
      The Company leases its facilities and certain equipment. Effective December 15, 2004, the Company entered into a sublease with MediQuest for approximately 5,047 square feet of administrative floor space. The Company, however, remains primarily liable until September 30, 2006, for the performance of the provisions and obligations under the original June 18, 2003 lease, with Benaroya Capital Company, LLC, for the base rent in the amounts scheduled below. Commitments for minimum rentals under non-cancelable leases in effect as of December 31, 2005 are as follows:

	Capital	Operating
	Leases	Leases

	(in thousands)
2006	$11	$324
2007	3

Total minimum lease payments	14	$324

Less amount representing interest	1

Present value of minimum lease payments	13
Less current portion	10

	$3

      At December 31, 2004 and 2005, included in property and equipment are assets under capital leases totaling approximately $170,000 and $110,000, respectively, and related net accumulated amortization totaling approximately $129,000 and $109,000, respectively. Rent expense was approximately $635,000, $256,000, and $96,000 in 2003, 2004, and 2005, respectively

(b)	Legal Matters
      The Company signed an engagement letter with Soma Partners, LLC (“Soma”), a New Jersey-based investment bank dated October 15, 2003 pursuant to which the Company engaged them to locate potential investors. Pursuant to the terms of the engagement letter, any disputes arising between the parties would be submitted to arbitration in the New York metropolitan area. A significant dispute arose between the parties. Soma filed an arbitration claim against the Company with the American Arbitration Association in New York, NY claiming unpaid commission fees of $186,000 and seeking declaratory relief regarding potential fees for future transactions that may be undertaken by us with Toucan Capital. The Company vigorously disputed Soma’s claims on multiple grounds, contending the Company only owed Soma approximately $6,000.
      Soma subsequently filed an amended arbitration claim, claiming unpaid commission fees of $339,000 and warrants to purchase 6% of the aggregate securities issued to date, and seeking declaratory relief regarding potential fees for future financing transactions which may be undertaken by the Company with Toucan Capital and others, which could potentially be in excess of $4 million. Soma also requested the arbitrator award its attorneys’ fees and costs related to the proceedings. The Company strongly disputed Soma’s claims and defended itself.
      The arbitration proceedings occurred from March 8-10, 2005 and on May 24, 2005, the arbitrator ruled in favor of the Company and denied all claims of Soma. In particular, the arbitrator decided that the Company did not owe Soma the large fees and warrants sought by Soma, that the Company would not owe Soma fees in connection with future financings, if any, and that the Company had no obligation to pay any of Soma’s attorneys’ fees or expenses. The arbitrator agreed with the Company that the only amount owed Soma was $6,702.87, which payment was made on May 27, 2005.
      On August 29, 2005, Soma filed a notice of petition to vacate the May 24, 2005 arbitration award issued by the Supreme Court of the State of New York.
      On December 30, 2005, the Supreme Court of the State of New York dismissed Soma’s petition, denying Soma’s August 29, 2005 motion to vacate the May 24, 2005 award in the Company’s favor.
      On February 3, 2006, Soma filed another notice of appeal with the Supreme Court of the State of New York. As of the date of the filing of this report, the Supreme Court of the State of New York has yet to act on this matter. The Company believes that this latest appeal is without merit and intends to vigorously defend the appeal.
      The Company has no other legal proceeding pending at this time.

(c)	Sales Tax Assessment
      The Company received a pro-rata tax assessment of $492,000 on October 21, 2003 related to the abandonment of tenant improvements at a prior facility on which use tax payments to the State of Washington had been deferred, including the disposal and impairment of previously qualified tax deferred equipment. The Company appealed this assessment and was granted a partial reduction in the assessment on July 8, 2005. The Company filed an addendum to its appeal petition on December 2, 2005. The net assessment, through December 31, 2005, of approximately $336,000, inclusive of accrued interest, is being carried as an estimated liability on the Company’s balance sheet and is included in general and administrative expense. Final review of the addendum to the petition is expected to take several additional months. The Company may not be successful in further reducing this assessment and the assessment is subject to payment on demand.

      In February 2004, the Company filed a refund request of approximately $175,000 related to certain other state taxes previously paid to the State of Washington’s Department of Revenue. The finalization of this refund request is not expected until mid-2006. The Company may not be successful in its efforts to receive a tax refund.

(9)	Notes Payable

(a)	Notes Payable to Related Parties.

Management Loans
      On November 13, 2003, the Company borrowed an aggregate of $335,000 from members of its current and former management, as more fully described in note (2) Operations and Financing.

Toucan Capital Loans
      From February 1, 2004 through September 7, 2005, the Company issued thirteen promissory notes to Toucan Capital pursuant to which Toucan Capital loaned the Company an aggregate of $6.75 million in bridge loan financing as more fully described in note (2) Operations and Financing.

Toucan Partners Loans
      From November 14, 2005 through December 30, 2005, the Company issued two promissory notes to Toucan Partners pursuant to which Toucan Partners loaned the Company an aggregate of $650,000 in loan financing, as more fully described in note (2) Operations and Financing.

(10)	Unaudited Quarterly Financial Information (in thousands, except loss per share data)
      The following table contains selected unaudited statement of operations information for each of the quarters in 2004 and 2005. The Company believes that the following information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	2004	2004	2004	2004

Total revenues	$127	$116	$91	$56
Net loss applicable to common stockholders	$(828)	$(1,019)	$(2,266)	$(4,395)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	2004	2004	2004	2004

Net loss per share applicable to common stockholders — basic and diluted	$(0.04)	$(0.05)	$(0.12)	$(0.24)
Weighted average shares used in computing basic and diluted loss per share	19,025	19,026	19,026	19,026

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	2005	2005	2005	2005

Total revenues	$87	$8	$15	$14
Net loss applicable to common stockholders	$(2,526)	$(2,638)	$(2,782)	$(1,987)
Net loss per share applicable to common stockholders — basic and diluted	$(0.13)	$(0.14)	$(0.15)	$(0.10)
Weighted average shares used in computing basic and diluted loss per share	19,035	19,078	19,078	19,078

(11)	Loss on Sublease
      On June 30, 2003, the Company entered into a Settlement Agreement with Nexus Canyon Park, its landlord of a Bothell, Washington facility. Under this Settlement Agreement, Nexus Canyon Park agreed to permit premature termination of the lease and excuse the Company from future performance of lease obligations in exchange for 90,000 shares of its unregistered common stock with a fair value of $35,000 and Nexus’ retention of the Company’s $1.0 million lease security deposit. The Settlement Agreement resulted in an additional loss on facility sublease and lease termination of $174,000, net of deferred rent of $202,000.

(12)	Impairment and Disposal of Long-lived Assets
      Upon signing the June 30, 2003 lease cancellation with Nexus, its prior landlord with respect to the entire prior leased space, the Company on September 30, 2003 recorded an additional loss on disposal of assets of approximately $904,000 primarily related to leasehold improvements and equipment that were not utilized in its new facility of 14,000 square feet.
      The Company subsequently vacated its 14,000 square foot laboratory and administrative space on December 15, 2004 and entered a sublease at the same facility for approximately 5,047 square feet of strictly administrative space. The Company sold, disposed, or impaired $337,000 of fixed assets, in the third and fourth quarters of 2004, recognizing a loss on retirement of fixed assets of approximately $83,000, net of depreciation, and cash received of approximately $41,000, the net of which is included in general and administrative expenses as of December 31, 2004.
      The Company vacated the 5,045 square foot facility when signing a new sublease on November 4, 2005, and moving to a smaller administrative only facility of 2,325 square feet on December 31, 2005. The Company sold, disposed, or impaired $159,000 of fixed assets and leasehold improvements, in the third and fourth quarters of 2005, recognizing a loss on retirement of fixed assets of approximately $41,000, net of depreciation, and cash received of approximately $97,000, the net of which is included in general and administrative expenses as of December 31, 2005.

(13)	Subsequent Events

Loan Agreement
      On March 9, 2006, the Company issued Toucan Partners a secured promissory note in the principal amount of $300,000 with repayment due upon written demand on or after the first anniversary of the note. Interest accrues at the rate of 10% per annum, compounded annually, on a 365-day year basis.
      Subsequently, the non-convertible note was amended and restated in order to make it convertible on the same terms and conditions as the convertible notes previously issued to Toucan Capital and Toucan Partners, and warrants were issued to Toucan Partners on the same terms and conditions as warrants were previously issued to Toucan Capital and Toucan Partners.

Private Placement
      On March 30, 2006, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with a group of accredited investors pursuant to which the Company agreed to sell an aggregate of 39,467,891 shares of its common stock, at a price of $0.14 per share, and to issue, for no additional consideration, warrants to purchase up to an aggregate of approximately 19.7 million shares of Company common stock. The Company received gross proceeds of $5,525,505, before offering expenses.
      The Warrants expire five years after issuance, and are initially exercisable at a price of $0.14 per share, subject to adjustments under certain circumstances.
      Under the Purchase Agreement, the Company has agreed to register for resale under the Securities Act both the Shares and the Warrant Shares. Under the terms of the Purchase Agreement, the Company is required to file a registration statement with the SEC within 45 days of the transaction closing date. The

Company also agreed to other customary obligations regarding registration, including matters relating to indemnification, maintenance of the registration statement, payment of expenses, and compliance with state “blue sky” laws. The Company may be liable for liquidated damages to holders of the Shares and Warrant Shares (a) if the registration statement is not filed on or prior to May 19, 2006; (b) if the registration statement is not declared effective by the SEC on or prior to July 3, 2006 (subject to potential extension under certain circumstances); or (c) if the registration statement (after being declared effective) ceases to be effective in a manner, and for a period of time, that violates the Company’s obligations under the Purchase Agreement. The amount of the liquidated damages payable to the PIPE investors is, in aggregate, one percent (1%) of the aggregate purchase price of the shares per month, subject to a cap of ten percent (10%) of the aggregate purchase price of the shares.

Exercise of Management Warrants
      In conjunction with the private placement, Alton Boynton, the Company’s President and Marnix Bosch, the Company’s Vice President, Vaccine Research and Development, exercised their warrants, on a net exercise basis, for 1,895,479 and 424,669 shares respectively.

58,969,641 Shares
Common Stock
Northwest Biotherapeutics, Inc.

PROSPECTUS

                    , 2006

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the amounts set forth below are estimates.

Amount

SEC Registration Fee	$2,430
Printing Expenses	$30,000
Accounting Fees and Expenses	$30,000
Legal Fees and Expenses	$100,000
Blue Sky Fees and Expenses	$3,000
Miscellaneous	$—

Total	$165,430

Item 14.	Indemnification of Directors and Officers.
      Section 145(a) of the DGCL provides in relevant part that “[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor .... [by reason of the person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”
      Our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law.
      Our Bylaws provide that the Company is required to indemnify and hold harmless its directors and officers and may indemnify and hold harmless its employees and agents, in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including counsel fees), judgments, fines and amounts paid or owed in settlement actually and reasonably incurred by such person or rendered or levied against such person in connection with such action, suit or proceeding, if the party being indemnified acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such party’s conduct was unlawful. In proceedings by or in the right of the Company, a party seeking to be indemnified may be indemnified if the above standards of conduct are met and to the extent as set forth above, however, if a court judges a party seeking to be indemnified liable to the corporation, no indemnification shall be provided except to the extent that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise, including without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such party shall be indemnified against all costs, charges and expenses (including counsel fees) actually and reasonably incurred in connection therewith.
      We maintain insurance on behalf of our officers and directors, insuring them against liabilities that they may incur in such capacities or arising out of this status.
      The above discussion of our Certificate of Incorporation and Bylaws and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is respectively qualified in its entirety by such Certificate of Incorporation, Bylaws and statute.
      See also the undertakings set out in response to Item 17.

Item 15.	Recent Sales of Unregistered Securities.
      The Company sold the securities described below during past three years from the date hereof without being registered under the Securities Act:

1. The Company sold an aggregate of 135,100 shares of common stock to employees, directors and consultants for cash consideration in the aggregate amount of $11,100 upon the exercise of stock options and stock awards.

2. The Company granted stock options and stock awards to employees, directors and consultants under its 1998 Stock Option Plan, 1999 Executive Stock Option Plan, 2001 Stock Option Plan, 2001 Nonemployee Director Stock Incentive Plan and Employee Stock Purchase Plan covering an aggregate of 385,000 shares of common stock, with exercise prices ranging from $0.12 to $0.21 per share. Of these, options covering an aggregate of 185,002 were cancelled without being exercised.

3. On November 13, 2003, the Company borrowed an aggregate of $335,000 from members of its management, pursuant to a series of convertible promissory notes which accrue interest at a rate of prime plus 2% (and associated warrants to purchase an aggregate of approximately 3.7 million shares of our stock at $0.04 per share). In connection with the financing with Toucan Capital Fund II, L.P. (“Toucan Capital”) described below, the remaining $285,000 principal amount of notes were amended to, among other things, reduce the conversion prices to $0.10 per share. The notes that remained outstanding were amended on a number of occasions to extend their respective maturity dates.

4. Beginning in 2004, the Company raised an aggregate of approximately $9 million in gross proceeds from issuances of debt and equity through a series of private placements. These financings included:

•	the sale of 32,500,000 shares of Series A Preferred Stock to Toucan Capital at a price of $0.04 per share, or an aggregate purchase price of $1.3 million (and an associated warrant to purchase an aggregate of 13 million shares of Series A Preferred Stock at an exercise price of $0.04 per share) on January 26, 2005;

•	the issuance of a series of 10% convertible promissory notes to Toucan Capital in aggregate principal amount of approximately $6.75 million (and warrants to purchase an aggregate of

135.5 million shares at exercise prices ranging from $0.01 to $0.04 per share) from February 2004 through September 2005;

•	the issuance of a 10% convertible promissory note to Toucan Partners, LLC (“Toucan Partners”) in principal amount of $400,000 (and an associated warrant to purchase 4 million shares at an exercise price of $0.04 per share) in November 2005; and

•	the issuance of two 10% non-convertible promissory notes to Toucan Partners in an aggregate principal amount of approximately $550,000 from December 2005 through March 2006.

5. In April 2006, the Company sold 39,467,891 shares of common stock (and accompanying warrants to purchase an aggregate of 19,733,945 million shares of common stock at an exercise price of $0.14 per share) to certain accredited investors (the “PIPE Financing”) for aggregate proceeds of approximately $5.5 million.

6. On April 7, 2006, the Company issued 482,091 shares of its common stock to an accredited investor as a result of the net exercise of the warrant to purchase 714,286 shares of common stock at $0.14 per share acquired by such investor pursuant to the Company’s private placement of common stock and warrants which closed on April 4, 2006.

7. On April 17, 2006, in exchange for agreeing to consent to the PIPE Financing, the non-convertible notes held by Toucan Partners were amended and restated in order to make them convertible on the same terms and conditions as the convertible note held by Toucan Partners and warrants to purchase an aggregate of 5.5 million shares at an exercise price of $0.04 per share were issued to Toucan Partners.

8. On April 17, 2006, Toucan Capital converted all of its promissory notes, including all accrued interest thereon, into an aggregate of 4,816,863 shares of a newly designated series of preferred stock, Series A-1 Preferred Stock, in accordance with the terms of the notes at a conversion price of $1.60 per share.

9. From March 2006 through May 2006, the warrants referred to in paragraph (3) above were exercised on a net exercise basis for an aggregate of 3,459,705 shares. Additionally, in March 2006, the promissory notes referred to in paragraph (3) above, including all accrued interest thereon, were converted in accordance with their terms into an aggregate of 2,687,719 shares of common stock.
      The Company claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs (1) and (2) above under Section 4(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.
      The Company claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described in paragraphs (3) (4) and (6) by virtue of Section 4(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which the registrant relied on Section 4(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. The registrant claimed such exemption on the basis that (i) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (ii) appropriate legends were affixed to the stock certificates or warrants issued in such transactions.
      The Company claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described in paragraphs (3), (5) and (7) through (10) pursuant to Section 3(a)(9) of the Securities Act as an exchange of securities where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange.

Item 16.	Exhibits and Financial Statement Schedules
      The following documents are filed as exhibits to this registration statement:
EXHIBIT INDEX

Exhibit
Number		Description

3.1		Sixth Amended and Restated Certificate of Incorporation, as amended.(3.1)(18)
3.2		Second Amended and Restated Bylaws of the Company.(3.2)(1)
3.3		First Amendment to Second Amended and Restated Bylaws of the Company.(3.1)(19)
3.4		Certificate of Designations, Preferences and Rights of Series A Cumulative Convertible Preferred Stock, as amended.(3.3)(18)
3.5		Certificate of Designations, Preferences and Rights of Series A-1 Cumulative Convertible Preferred Stock.(3.4)(18)
4.1		Form of common stock certificate.(4.1)(2)
4.2		Northwest Biotherapeutics, Inc. Stockholders Rights Plan dated February 26, 2002 between the Company and Mellon Investors Services, LLC.(4.2)(3)
4.3		Form of Rights Certificate.(4.1)(3)
4.4		Rights Agreement Amendment dated April 26, 2004.(4.1)(4)
5	.1*	Opinion of Johnston Law Firm as to the legality of the securities being registered.
10.1		Loan Agreement, Security Agreement and 10% Convertible, Secured Promissory Note dated November 14, 2005 in the principal amount of $400,000 between the Company and Toucan Partners, LLC.(10.27)(5)
10.2		Amended and Restated Loan Agreement, Security Agreement and 10% Secured Promissory Note originally dated December 30, 2005, and amended and restated on April 17, 2006 in the principal amount of $250,000 between the Company and Toucan Partners, LLC.(10.2)(18)
10.3		Amended and Restated Loan Agreement, Security Agreement and 10% Secured Promissory Note originally dated March 9, 2006, and amended and restated on April 17, 2006 in the principal amount of $300,000 between the Company and Toucan Partners, LLC.(10.3)(18)
10.4		Amended and Restated Investor Rights Agreement dated April 17, 2006.(10.4)(18)
10.5		Securities Purchase Agreement, dated March 30, 2006 by and among the Company and the Investors identified therein.(10.1)(6)
10.6		Form of Warrant.(10.2)(6)
10.7		Warrant to purchase securities of the Company dated April 26, 2004 issued to Toucan Capital Fund II, L.P.(10.9)(7)
10.8		Warrant to purchase securities of the Company dated June 11, 2004 issued to Toucan Capital Fund II, L.P.(10.8)(7)
10.9		Warrant to purchase securities of the Company dated July 30, 2004 issued to Toucan Capital Fund II, L.P.(10.7)(7)
10.10		Warrant to purchase securities of the Company dated October 22, 2004 issued to Toucan Capital Fund II, L.P.(10.3)(8)
10.11		Warrant to purchase securities of the Company dated November 10, 2004 issued to Toucan Capital Fund II, L.P.(10.3)(9)
10.12		Warrant to purchase securities of the Company dated December 27, 2005 issued to Toucan Capital Fund II, L.P.(10.3)(10)
10.13		First Amendment to Warrants between Northwest Biotherapeutics, Inc. and Toucan Capital Fund II, L.P. dated January 26, 2005.(10.5)(1)
10.14		Warrant to purchase Series A Preferred Stock dated January 26, 2005 issued to Toucan Capital Fund II, L.P.(10.2)(1)
10.15		Warrant to purchase securities of the Company dated April 12, 2005 issued to Toucan Capital Fund II, L.P.(10.39)(11)

Exhibit
Number		Description

10.16		Warrant to purchase securities of the Company dated May 13, 2005 issued to Toucan Capital Fund II, L.P.(10.3)(12)
10.17		Warrant to purchase securities of the Company dated June 16, 2005 issued to Toucan Capital Fund II, L.P.(10.3)(13)
10.18		Warrant to purchase securities of the Company dated July 26, 2005 issued to Toucan Capital Fund II, L.P.(10.3)(14)
10.19		Warrant to purchase securities of the Company dated September 7, 2005 issued to Toucan Capital Fund II, L.P.(10.3)(15)
10.20		Warrant to purchase securities of the Company dated November 14, 2005 issued to Toucan Partners, LLC.(10.17)(5)
10.21		Warrant to purchase securities of the Company dated April 17, 2006 issued to Toucan Partners, LLC.(10.21)(18)
10.22		Warrant to purchase securities of the Company dated April 17, 2006 issued to Toucan Partners, LLC.(10.22)(18)
10.23		Amended and Restated Recapitalization Agreement by and between the Company and Toucan Capital Fund II, L.P., as amended.(10.23)(18)
10.24		Amended and Restated Binding Term sheet, as amended.(10.24)(18)
10.25		Amended and Restated Employment Agreement with Dr. Alton L. Boynton(10.1)(16)
10.26		Employment Agreement with Paul Zeltzer.(99.1)(17)
10.27		Form of Warrant to purchase common stock of the Company dated November 13, 2003, as amended.(10.27)(18)
10.28		Services Proposal between the Company and Cognate Therapeutics, Inc. dated July 30, 2004.(10.35)(7)
10.29		1998 Stock Option Plan.(10.15)(2)
10.30		1999 Executive Stock Option Plan.(10.16)(2)
10.31		2001 Stock Option Plan.(10.17)(2)
10.32		2001 Nonemployee Director Stock Incentive Plan.(10.18)(2)
10.33		Employee Stock Purchase Plan.(10.19)(2)
10.34		Lease Agreement.(10.34)(18)
10.35		Clinical Study Agreement between the Company and the Regents of the University of California dated February 14, 2006.(10.35)(18)
11.1		Computation of net loss per share (included in notes to financial statements).
23	.1*	Consent of KPMG LLP, Independent Registered Accounting Firm.
23	.2*	Consent of Peterson Sullivan, PLLC, Independent Registered Accounting Firm.
23	.3*	Consent of Johnston Law Firm, included in the opinion filed as Exhibit 5.1.

(1)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K, February 1, 2005.

(2)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Form S-1 (Registration No. 333-67350).

(3)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Form 8-A on July 8, 2002.

(4)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Form 10-K on May 14, 2004.

(5)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Quarterly Report on Form 10-Q on November 14, 2005.

(6)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K on March 31, 2006.

(7)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Quarterly Report on Form 10-Q on November 15, 2004.

(8)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K on October 22, 2004.

(9)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K on November 10, 2004.

(10)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K on December 27, 2004.

(11)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Annual Report on Form 10-K on April 15, 2005.

(12)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K on May 18, 2005.

(13)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K on June 21, 2005.

(14)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K on August 1, 2005.

(15)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K on September 9, 2005.

(16)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Quarterly Report on Form 10-Q on November 11, 2003.

(17)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K on August 5, 2005.

(18)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Form 10-K on April 18, 2006.

(19)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K on April 26, 2006.

*	Filed herewith
Item 17. Undertakings.
      (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended; and

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering as such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (c) The undersigned registrant hereby further undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on May 19, 2006.

NORTHWEST BIOTHERAPEUTICS, INC.

By:	/s/ ALTON L. BOYNTON

Alton L. Boynton
Its: President, Chief Operating and Scientific Officer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALTON L. BOYNTON, PH.D. Alton L. Boynton, Ph.D.	Director, Principal Executive Officer and Principal Accounting Officer	May 19, 2006

EXHIBIT INDEX

Exhibit
Number		Description

3.1		Sixth Amended and Restated Certificate of Incorporation, as amended.(3.1)(18)
3.2		Second Amended and Restated Bylaws of the Company.(3.2)(1)
3.3		First Amendment to Second Amended and Restated Bylaws of the Company.(3.1)(19)
3.4		Certificate of Designations, Preferences and Rights of Series A Cumulative Convertible Preferred Stock, as amended.(3.3)(18)
3.5		Certificate of Designations, Preferences and Rights of Series A-1 Cumulative Convertible Preferred Stock.(3.4)(18)
4.1		Form of common stock certificate.(4.1)(2)
4.2		Northwest Biotherapeutics, Inc. Stockholders Rights Plan dated February 26, 2002 between the Company and Mellon Investors Services, LLC.(4.2)(3)
4.3		Form of Rights Certificate.(4.1)(3)
4.4		Rights Agreement Amendment dated April 26, 2004.(4.1)(4)
5	.1*	Opinion of Johnston Law Firm as to the legality of the securities being registered.
10.1		Loan Agreement, Security Agreement and 10% Convertible, Secured Promissory Note dated November 14, 2005 in the principal amount of $400,000 between the Company and Toucan Partners, LLC.(10.27)(5)
10.2		Amended and Restated Loan Agreement, Security Agreement and 10% Secured Promissory Note originally dated December 30, 2005, and amended and restated on April 17, 2006 in the principal amount of $250,000 between the Company and Toucan Partners, LLC.(10.2)(18)
10.3		Amended and Restated Loan Agreement, Security Agreement and 10% Secured Promissory Note originally dated March 9, 2006, and amended and restated on April 17, 2006 in the principal amount of $300,000 between the Company and Toucan Partners, LLC.(10.3)(18)
10.4		Amended and Restated Investor Rights Agreement dated April 17, 2006.(10.4)(18)
10.5		Securities Purchase Agreement, dated March 30, 2006 by and among the Company and the Investors identified therein.(10.1)(6)
10.6		Form of Warrant.(10.2)(6)
10.7		Warrant to purchase securities of the Company dated April 26, 2004 issued to Toucan Capital Fund II, L.P.(10.9)(7)
10.8		Warrant to purchase securities of the Company dated June 11, 2004 issued to Toucan Capital Fund II, L.P.(10.8)(7)
10.9		Warrant to purchase securities of the Company dated July 30, 2004 issued to Toucan Capital Fund II, L.P.(10.7)(7)
10.10		Warrant to purchase securities of the Company dated October 22, 2004 issued to Toucan Capital Fund II, L.P.(10.3)(8)
10.11		Warrant to purchase securities of the Company dated November 10, 2004 issued to Toucan Capital Fund II, L.P.(10.3)(9)
10.12		Warrant to purchase securities of the Company dated December 27, 2005 issued to Toucan Capital Fund II, L.P.(10.3)(10)
10.13		First Amendment to Warrants between Northwest Biotherapeutics, Inc. and Toucan Capital Fund II, L.P. dated January 26, 2005.(10.5)(1)
10.14		Warrant to purchase Series A Preferred Stock dated January 26, 2005 issued to Toucan Capital Fund II, L.P.(10.2)(1)
10.15		Warrant to purchase securities of the Company dated April 12, 2005 issued to Toucan Capital Fund II, L.P.(10.39)(11)
10.16		Warrant to purchase securities of the Company dated May 13, 2005 issued to Toucan Capital Fund II, L.P.(10.3)(12)
10.17		Warrant to purchase securities of the Company dated June 16, 2005 issued to Toucan Capital Fund II, L.P.(10.3)(13)
10.18		Warrant to purchase securities of the Company dated July 26, 2005 issued to Toucan Capital Fund II, L.P.(10.3)(14)

Exhibit
Number		Description

10.19		Warrant to purchase securities of the Company dated September 7, 2005 issued to Toucan Capital Fund II, L.P.(10.3)(15)
10.20		Warrant to purchase securities of the Company dated November 14, 2005 issued to Toucan Partners, LLC.(10.17)(5)
10.21		Warrant to purchase securities of the Company dated April 17, 2006 issued to Toucan Partners, LLC.(10.21)(18)
10.22		Warrant to purchase securities of the Company dated April 17, 2006 issued to Toucan Partners, LLC.(10.22)(18)
10.23		Amended and Restated Recapitalization Agreement by and between the Company and Toucan Capital Fund II, L.P., as amended.(10.23)(18)
10.24		Amended and Restated Binding Term sheet, as amended.(10.24)(18)
10.25		Amended and Restated Employment Agreement with Dr. Alton L. Boynton(10.1)(16)
10.26		Employment Agreement with Paul Zeltzer.(99.1)(17)
10.27		Form of Warrant to purchase common stock of the Company dated November 13, 2003, as amended.(10.27)(18)
10.28		Services Proposal between the Company and Cognate Therapeutics, Inc. dated July 30, 2004.(10.35)(7)
10.29		1998 Stock Option Plan.(10.15)(2)
10.30		1999 Executive Stock Option Plan.(10.16)(2)
10.31		2001 Stock Option Plan.(10.17)(2)
10.32		2001 Nonemployee Director Stock Incentive Plan.(10.18)(2)
10.33		Employee Stock Purchase Plan.(10.19)(2)
10.34		Lease Agreement.(10.34)(18)
10.35		Clinical Study Agreement between the Company and the Regents of the University of California dated February 14, 2006.(10.35)(18)
11.1		Computation of net loss per share (included in notes to financial statements).
23	.1*	Consent of KPMG LLP, Independent Registered Accounting Firm.
23	.2*	Consent of Peterson Sullivan, PLLC, Independent Registered Accounting Firm.
23	.3*	Consent of Johnston Law Firm, included in the opinion filed as Exhibit 5.1.

(1)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K, February 1, 2005.

(2)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Form S-1 (Registration No. 333-67350).

(3)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Form 8-A on July 8, 2002.

(4)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Form 10-K on May 14, 2004.

(5)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Quarterly Report on Form 10-Q on November 14, 2005.

(6)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K on March 31, 2006.

(7)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Quarterly Report on Form 10-Q on November 15, 2004.

(8)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K on October 22, 2004.

(9)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K on November 10, 2004.

(10)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K on December 27, 2004.

(11)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Annual Report on Form 10-K on April 15, 2005.

(12)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K on May 18, 2005.

(13)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K on June 21, 2005.

(14)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K on August 1, 2005.

(15)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K on September 9, 2005.

(16)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Quarterly Report on Form 10-Q on November 11, 2003.

(17)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K on August 5, 2005.

(18)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Form 10-K on April 18, 2006.

(19)	Incorporated by reference to the exhibit shown in the preceding parentheses filed with the Registrant’s Current Report on Form 8-K on April 26, 2006.

*	Filed herewith